AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 1998

                             REGISTRATION NO. 333-
                    ---------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                            -----------------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          --------------------------

                                CLIMACHEM, INC.
             (Exact name of registrant as specified in its charter)

            OKLAHOMA                         6749                  73-1528549
---------------------------------            ----                  ----------
(State or other jurisdiction of    (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)     Classification Code Number)   Identification No.)

                             16 SOUTH PENNSYLVANIA
                         OKLAHOMA CITY, OKLAHOMA 73107
                           TELEPHONE: (405) 235-4546
    --------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

JACK E. GOLSEN                                       COPY TO:
   CHIEF EXECUTIVE OFFICER                                  IRWIN H. STEINHORN, ESQ.
             ClimaChem, Inc.                               Conner & Winters
    16 South Pennsylvania                            211 North Robinson, Suite 1700
 Oklahoma City, Oklahoma 73107                           Oklahoma City, Oklahoma 73102
    Telephone: (405) 235-4546                             Telephone: (405) 272-5711
---------------------------------------------------
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

                                                                Primary
                                                               Standard
                                            Jurisdiction      Industrial     I.R.S. Employer
                                                of          Classification   Identification
  Exact Name of Additional Registrants*    Incorporation        Number           Number
----------------------------------------- ---------------   ---------------  ---------------
APR Corporation                               Oklahoma                 3585       73-1415062
CHP Corporation                               Oklahoma                 3585       73-1094496
Climate Master, Inc.                          Delaware                 3585       93-0857025
Climate Mate Inc.                              Canada                  3585        N/A
DSN Corporation                               Oklahoma                 2819       73-1456545
El Dorado Chemical Company                    Oklahoma                 2873       73-1183488
International Environmental Corporation       Oklahoma                 3585       73-0754306
KOAX Corp.                                    Oklahoma                 3585       73-1284158
LSB Chemical Corp.                            Oklahoma                 7392       73-1207958
Northwest Financial Corporation               Oklahoma                 6749       73-1131584
Slurry Explosive Corporation                  Oklahoma                 2892       73-1330903
The Environmental Group, Inc.                 Oklahoma                 3585       73-1431586
The Environmental Group International          England                 3585        N/A
   Limited
Total Energy Systems Limited (1)              Australia                2892        N/A
T.E.S. Mining Services Pty. Ltd. (1)          Australia                2892        N/A
Total Energy Systems (NZ) Limited (1)        New Zealand               2892        N/A
Universal Tech Corporation                    Oklahoma                 8731       73-1364261
--------------------------------------------------------------------------------------------

*Address and telephone number of principal executive offices are the same as those of ClimaChem, Inc., except as indicated below.

(1) The address and telephone number of the principal executive offices of Total Energy Systems Limited and its subsidiaries, T.E.S. Mining Services Pty. Ltd. and Total Energy Systems (NZ), Ltd., are Irvieta House, Level 9, 172 Edwards Street, Brisbane, Queensland, Australia 4000; 617-3-221-4406.

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as
                                                                 ----------
practicable after this Registration Statement becomes effective.
---------------------------------------------------------------

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED
                                                    PROPOSED        MAXIMUM
 TITLE OF EACH CLASS                                MAXIMUM        AGGREGATE       AMOUNT OF
  OF SECURITIES TO                 AMOUNT TO    OFFERING PRICE      OFFERING     REGISTRATION
   BE REGISTERED                 BE REGISTERED    PER UNIT(1)       PRICE(1)         FEE
--------------------             -------------  --------------    -----------    -------------
 10 3/4% Series B Senior Notes
 due 2007......................   $105,000,000              100%  $105,000,000      $31,818.18

Guarantees of 10 3/4 Series B
 Senior Notes due 2007.........   $105,000,000              (2)        (2)              None
________________________________

(1) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee.

(2)  No further fee is payable pursuant to Rule 457(n).

          THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                                CLIMACHEM, INC.

                       CROSS REFERENCE SHEET PURSUANT TO
                         ITEM 501(B) OF REGULATION S-K


                    FORM S-4 ITEM                                    LOCATION IN PROS
                    -------------                                    ----------------
A.   INFORMATION ABOUT THE TRANSACTION

1.   Forepart of the Registration Statement and Outside              Outside Front Cover Pages
     Back Cover Pages of Prospectus..........................

2.   Inside Front and Outside Back Cover Pages of                    Inside Front cover Page; Outside Back Cover
     Prospectus..............................................        Page

3.   Risk Factors, Ratio of Earnings to Fixed Charges and            Summary; Risk Factors; Selected Financial
     Other Information.......................................        Data

4.   Terms of the Transaction................................        Summary; The Exchange Offer; Description
                                                                     of Notes; Certain Federal Income Tax
                                                                     Considerations; Plan of Distribution

5.   Pro Forma Financial Information.........................        Summary; Selected Consolidated Financial
                                                                     Data

6.   Material Contracts with the Company Being Acquired.             Not Applicable

7.   Additional Information Required for Reoffering by               Not Applicable
     Persons and Parties Deemed to be Underwriters...........

8.   Interests of Named Experts..............................        Not Applicable

9.   Disclosure of Commission Position on Indemni-                   Not Applicable
     fication for Securities Act Liabilities.................

 B   INFORMATION ABOUT THE REGISTRANT

10.  Information with Respect to S-3 Registrants.............        Not Applicable

11.  Incorporation of Certain Information by Reference.......        Not Applicable

12.  Information with Respect to S-2 or S-3 Registrants......        Not Applicable

13.  Incorporation of Certain Information by Reference.......        Not Applicable

14.  Information with Respect to Registrants other than S-2          Summary; The Company; Capitalization;
     or S-3 Registrants......................................        Selected Consolidated Financial Data;
                                                                     Management's Discussion and Analysis of
                                                                     Financial Condition and Results of Operations;
                                                                     Business

C.   INFORMATION ABOUT THE COMPANY BEING
     ACQUIRED

15.  Information with Respect to S-3 Companies...............        Not Applicable

16.  Information with Respect to S-2 or S-3 Companies...........      Not Applicable.

17.  Information with Respect to Companies Other Than S-2             Not Applicable.
     S-3 Companies..............................................

D.   VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies, Consents or Authorizations are           Not Applicable
     to be Solicited............................................

19.  Information if Proxies, Consents or Authorizations are           Management; Certain Relationships and Related
     not to be Solicited, or in an Exchange Offer...............      Transactions; Security Ownership of Management

                 SUBJECT TO COMPLETION, DATED JANUARY 26, 1998
PROSPECTUS
FEBRUARY __, 1998
                                CLIMACHEM, INC.

        OFFER TO EXCHANGE ITS 10 3/4% SERIES B SENIOR NOTES DUE 2007 FOR
                               ANY AND ALL OF ITS
                   OUTSTANDING 10 3/4% SENIOR NOTES DUE 2007

      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                       __________, 1998, UNLESS EXTENDED

          ClimaChem, Inc., an Oklahoma corporation (the "Company"), a wholly owned subsidiary of LSB Industries, Inc., a Delaware corporation ("LSB"), is engaged, through its subsidiaries, in the manufacture and sale of (i) chemical products for the explosives, agricultural and industrial acids markets and (ii) a broad range of hydronic fan coils and water source heat pumps as well as other products in commercial and residential heating, ventilation and air conditioning ("HVAC Systems"). See "The Company." The Company hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 10 3/4% Series B Senior Notes due 2007 (the "New Notes") registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 10 3/4% Senior Notes due 2007 (the "Old Notes"), of which $105 million principal amount is outstanding. The Old Notes were sold by the Company on November 26, 1997, to Wasserstein Perella Securities, Inc., who subsequently resold the Old Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act ("Initial Offering"). See "Initial Offering." The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace), except the New Notes will bear a Series B designation and will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions relating to liquidated damages which were included in the terms of the Old Notes in certain circumstances relating to the timing of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of an Indenture, dated November 26, 1997 (the "Indenture"), between the Company , the Guarantors (as defined) and Bank One, NA, as trustee (the "Trustee") governing the Old Notes and the New Notes. The Old Notes and the New Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of Securities-Notes."

                   (COVER PAGE CONTINUED ON FOLLOWING PAGES)

SEE "RISK FACTORS," BEGINNING ON PAGE 17, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOME EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

(COVER PAGE CONTINUED)

          The Notes bear interest at a rate of 10 3/4% per annum, payable semiannually on June 1 and December 1 of each year, commencing June 1, 1998.
The Notes will mature on December 1, 2007, and will not be subject to a sinking fund requirement. The Notes will be redeemable by the Company, in whole or in part, at any time on and after December 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the redemption date. Notwithstanding the foregoing, at any time on or before December 1, 2000, the Company, at its option, may redeem in the aggregate up to $35 million aggregate principal amount of the Notes at 110.750% of the aggregate principal amount so redeemed plus accrued and unpaid interest and Liquidated Damages (as defined), if any, to the redemption date with the net proceeds of one or more Public Equity Offerings (as defined), provided not less than $65 million aggregate original principal amount of the Notes are outstanding immediately after the occurrence of any such redemption. See "Description of Notes-Optional Redemption."

          The New Notes will be, as the Old Notes (which they replace) are, senior unsecured obligations of Company, and will, as the Old Notes (which they replace), rank pari passu in right of payment to all existing and future senior unsecured indebtedness of Company. The New Notes will be, as the Old Notes (which they replace) are, fully and unconditionally guaranteed (the "Guarantees"), on an unsecured senior basis by substantially all of the existing and future subsidiaries of the Company (the "Guarantors"). El Dorado Nitrogen Company ("EDNC"), a current subsidiary of the Company, is not a Guarantor. The Notes and the Guarantees will be effectively subordinated to all existing and future secured indebtedness of Company and its subsidiaries, and to all existing and future secured and unsecured indebtedness of the subsidiaries of the Company which are not Guarantors. The lender under the Revolving Credit Facility (as defined) has a security interest in the accounts receivable, inventory, proprietary rights, books and records, and proceeds thereof, of certain subsidiaries of the Company that are borrowers and guarantors under the Revolving Credit Facility. The Company has guaranteed the obligations of those subsidiaries of the Company that are borrowers under the Revolving Credit Facility. In addition, certain other assets of certain subsidiaries of the Company are subject to liens and security interests granted in connection with certain other existing lending and leasing arrangements. See "Description of Other Indebtedness." After giving effect to the application of the net proceeds received by the Company from the Initial Offering, as of November 30, 1997, the aggregate principal amount of secured indebtedness of the Company was approximately $23.3 million. In addition, after giving effect to the application of the net proceeds received by the Company from the Initial Offering, the Company had $43.5 million of additional borrowing availability under the Revolving Credit Facility as of November 30, 1997, and US$2.5 million of additional borrowing availability under the TES Revolving Facility (as defined) as of November 30, 1997. See "Description of Other Indebtedness." The Indenture permits the Company and the Guarantors to incur additional indebtedness, subject to certain limitations, and contains no limitation on the ability of the Company's parent, LSB, to incur additional indebtedness. See "Capitalization" and "Description of Notes."

          In the event of a Change of Control (as defined), holders of the Notes will have the right to require the Company to purchase its Notes at 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the repurchase date. See "Risk Factors-Repurchase of Notes Upon Change of Control" and "Description of Notes." In addition, the Company is obligated in certain instances to make offers to repurchase the Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid proceeds of certain asset sales. See "Description of Notes-Certain Covenants."

          The Company will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on ___________, 1998, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Old Notes were sold by Company on November 26, 1997, to the Initial Purchaser (as defined) in a transaction (the "Initial Offering") not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchaser subsequently placed

(COVER PAGE CONTINUED)


the Old Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold, or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy the obligations of Company under the Registration Rights Agreement (as defined) entered into between the Company, the Guarantors, and the Initial Purchaser in connection with the Initial Offering. See "The Exchange Offer."

          Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. See "The Exchange Offer-Resale of the New Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with the resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market making activities or other trading activities. The Company has agreed that, for a period of 180 days after the consummation of the Exchange Offer, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

          Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Company will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

          There has not been previously any public market for the Old Notes or the New Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. The Old Notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. However, there can be no assurance that an active market for the New Notes will develop. See "Risk Factors-Absence of a Public Market Could Adversely Affect the Value of the Notes." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

          The New Notes will be available initially in book-entry from, and the Company expects that the New Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Note, which will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note will be shown on, and transfer thereof will be effected through, records maintained by the Depository and its participants. After the initial issuance of the Global Note, New Notes in certificated form will be issued in exchange for the Global Note on the terms set forth in the Indenture. See "Description of Notes-Book-Entry, Delivery and Form."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, STATEMENTS CONTAINING THE WORDS "BELIEVES,"' "ANTICIPATES,"' "INTENDS," "EXPECTS" AND WORDS OF SIMILAR IMPORT CONSTITUTE "FORWARD-LOOKING STATEMENTS." SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE ACHIEVEMENTS OF THE COMPANY OR INDUSTRY RESULTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, THE FACTORS DISCUSSED UNDER "RISK FACTORS." SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: GENERAL ECONOMIC AND BUSINESS CONDITIONS, BOTH DOMESTIC AND FOREIGN; INDUSTRY CAPACITY; DEMOGRAPHIC CHANGES; EXISTING GOVERNMENT REGULATIONS AND CHANGES IN, OR THE FAILURE TO COMPLY WITH, GOVERNMENT REGULATIONS; LEGISLATIVE PROPOSALS OR CHANGES CONCERNING POLLUTION, PROTECTION OF THE ENVIRONMENT AND THE RELEASE OR DISPOSAL OF REGULATED MATERIAL; THE EFFECT OF ADDITIONAL PRODUCTION CAPACITY OF ANHYDROUS AMMONIA IN THE WESTERN HEMISPHERE; COMPETITION; THE LOSS OF ANY SIGNIFICANT CUSTOMERS; MATERIAL REDUCTION IN REVENUES; CHANGES IN OPERATING STRATEGY OR DEVELOPMENT PLANS; INABILITY TO COLLECT A MATERIAL AMOUNT OF RECEIVABLES; INABILITY TO IMPLEMENT ON A PERMANENT BASIS THE CORRECTIVE ACTIONS NECESSARY FOR THE DSN PLANT (AS DEFINED) TO OPERATE AT ITS STATED CAPACITY OR ACHIEVE COST SAVINGS FROM THE CORRECTIVE ACTIONS AT THE DSN PLANT; INABILITY TO FUND THE EXPANSION OF THE COMPANY'S BUSINESS; ADVERSE RESULTS IN ANY OF COMPANY'S ENVIRONMENTAL LITIGATION AND ANTITRUST LITIGATION AND INVESTIGATION; AND OTHER FACTORS REFERENCED IN THIS PROSPECTUS WHICH INDIVIDUALLY OR IN THE AGGREGATE COULD IMPAIR THE COMPANY'S ABILITY TO ACHIEVE ITS GOALS OR TO MEET ITS OBLIGATIONS UNDER THE NOTES. CERTAIN OF THESE FACTORS ARE DISCUSSED IN MORE DETAIL ELSEWHERE IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, UNDER THE CAPTIONS "SUMMARY," "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," AND "BUSINESS." GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE ANY SUCH FACTORS OR TO PUBLICLY ANNOUNCE THE RESULT OF ANY REVISIONS TO ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.

                             AVAILABLE INFORMATION

          The Company and the Guarantors have filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, annexes and schedules thereto, the "Exchange Offer Registration Statement") pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the Commission at 7 World Trade Center, 13/th/ Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.
                            -------------------

          As the result of the filing of the Exchange Offer Registration Statement with the Commission, the Company and the Guarantors will become subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. The obligation of the Company and the Guarantors to file periodic reports and other information with the Commission will be suspended if the New Notes are held of record by fewer than 300 holders as of the beginning of any fiscal year of the Company other than the fiscal year in which the Exchange Offer Registration Statement is declared effective. The Company has agreed pursuant to the Indenture that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, the Company will furnish to the holders of the Notes on the date it is, or would have been (if it were subject to such reporting obligations), required to furnish such to the Commission, subject to any extension as allowed under the Exchange Act, and to each prospective holder who so requests, and file with the Commission (unless the Commission will not accept such a filing) all quarterly and annual financial information that would be required if the Company were subject to Sections 13 and 15(d) of the Exchange Act, including a management's discussion and analysis of financial condition and results of operations in each case, and, with respect to the annual information only, a report thereon by the Company's certified independent accountants. In addition, for so long as any of the Notes remain outstanding, the Company and each Guarantor, agree to make publicly available, upon request of any holder, the information necessary to permit sales pursuant to Rule 144 and Rule 144A.

                               __________________

          The principal executive offices of the Company are located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107, and its telephone number is
(405) 235-4546.

                                    SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THE COMPANY IS A WHOLLY OWNED SUBSIDIARY OF LSB. THE COMPANY OWNS, THROUGH ITS SUBSIDIARIES, SUBSTANTIALLY ALL OF THE OPERATIONS COMPRISING THE CHEMICAL BUSINESS AND CLIMATE CONTROL BUSINESS OWNED BY LSB PRIOR TO THE INITIAL OFFERING. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO THE "COMPANY" IN THIS PROSPECTUS REFERS TO CLIMACHEM, INC. AND ITS SUBSIDIARIES AND DOES NOT REFER TO LSB AND ITS OTHER SUBSIDIARIES. THIS SUMMARY IS ALSO QUALIFIED BY THE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

                                  THE COMPANY

          The Company, a wholly owned subsidiary of LSB, is engaged, through its subsidiaries, in the manufacture and sale of (i) chemical products for the explosives, agricultural and industrial acids markets (the "Chemical Business") and (ii) a broad range of hydronic fan coils and water source heat pumps as well as other products used in commercial and residential heating, ventilation and air conditioning ("HVAC") systems (the "Climate Control Business"). For the twelve months ended September 30, 1997, the Company had net sales of $260.2 million and EBITDA (as defined) of $21.4 million.

Chemical Business

          The Company's Chemical Business manufactures three principal product lines that are derived from anhydrous ammonia: (1) fertilizer grade ammonium nitrate for the agricultural industry, (2) explosive grade ammonium nitrate for the mining industry and (3) concentrated, blended and mixed nitric acid for industrial applications. In addition, the Company also produces sulfuric acid for commercial applications primarily in the paper industry. The Chemical Business' products are sold in niche markets where the Company believes it can establish a position as a market leader.

          Agricultural Products.   The Chemical Business is a major manufacturer
of fertilizer grade ammonium nitrate, which it markets primarily in Texas, Arkansas and the surrounding regions. This market, which is in close proximity to its El Dorado, Arkansas facility (the "El Dorado Facility"), includes a high concentration of pasture land and row crops which favor ammonium nitrate over other nitrogen-based fertilizers. The Company has developed the leading market position in Texas by emphasizing high quality products, customer service and technical advice. Using a proprietary prilling process, the Company produces a high performance ammonium nitrate fertilizer that, because of its uniform size, is easier to apply than many competing nitrogen-based fertilizer products. The Company believes that its "E-2" brand ammonium nitrate fertilizer is recognized as a premium product within its primary market. In addition, the Company has developed long term relationships with end users through its network of 21 owned and operated wholesale and retail distribution centers.

          Explosives.   The Chemical Business manufactures low density ammonium
nitrate-based explosives including bulk explosives used in surface mining. In addition, the Company manufactures and sells a branded line of packaged explosives used in construction, quarrying and other applications, particularly where controlled explosive charges are required. The Company's bulk explosives are marketed primarily through six Company-owned distribution centers, four of which are located in close proximity to the customers' surface mines in the coal producing states of Kentucky, West Virginia, Illinois, and Indiana. The Company, through its Australian subsidiary, also manufactures and distributes bulk and packaged explosives in Australia and New Zealand. The Company emphasizes value-added customer services and specialized product applications for its bulk explosives. Most of the sales of bulk explosives are to customers who work closely with the Company's technical representatives in meeting their specific product needs. In addition, the Company sells bulk explosives to independent wholesalers and to other explosives companies. Packaged explosives are used for applications requiring controlled explosive charges and typically command a premium price and produce higher margins. The Company believes its Slurry packaged explosive products are among the most widely recognized in the industry. Slurry packaged explosive products are sold nationally and internationally to other explosive companies and end-users.

          Industrial Acids.   The Chemical Business manufactures and sells
industrial acids, primarily to the food, paper, chemical and electronics industries. The Company is the leading supplier to third parties of concentrated nitric acid which is a special grade of nitric acid used in the manufacture of plastics, pharmaceuticals, herbicides, explosives and other chemical products. In addition, the Company produces and sells regular, blended and mixed nitric acid and a variety of grades of sulfuric acid. The Company competes on the basis of price and service, including on-time reliability and distribution capabilities. The Company operates the largest fleet of tankcars in the concentrated nitric acid industry which provides it with a significant competitive advantage in terms of distribution costs and capabilities. In addition, the Company provides inventory management as part of the value-added services it offers to its customers.

          The Company has identified concentrated nitric acid as a strategic product line for its Chemical Business due to attractive levels of profitability, increased diversity of end markets and the ability to compete on a value added service basis. To support further growth in its nitric acid business, the Company undertook the construction of a concentrated nitric acid plant (the "DSN Plant") located at the El Dorado Facility. The DSN Plant uses a newer and more efficient process to produce concentrated nitric acid directly from anhydrous ammonia, in contrast to the conventional process which requires the input of regular nitric acid, an intermediate step, to produce concentrated nitric acid.

          The DSN Plant.   Since January 1, 1994, the Chemical Business has
spent approximately $32.0 million to install the DSN Plant. The DSN Plant began limited operations in 1995, and such limited operations continued due to certain mechanical and design problems associated with the plant's construction and installation. As a result of such problems, production at the DSN Plant was limited to approximately 170 tons per day (60% of its stated capacity of 285 tons per day assuming 338 days of annual production) during the twelve months ended September 30, 1997. In October 1997, management completed certain corrective actions at the DSN Plant. As a result of these corrective actions, the DSN Plant has the capacity to operate at approximately 285 tons per day. However, due to customer specifications and inventory constraints, among other things, the DSN Plant has been operating at approximately 260 tons per day since the corrective actions were completed. Based on normalized production (assuming 338 days of annual production) at 260 tons per day, the Company believes it will be able to produce concentrated nitric acid at a cost per ton approximately $65 per ton lower than at the production levels of 170 tons per day in the prior period. While the Company will seek to market the additional capacity of concentrated nitric acid output to commercial markets, there can be no assurance that the Company will be able to sell all of the additional capacity in this market. However, to the extent that there is insufficient demand for the concentrated nitric acid, the Company believes it can profitably use concentrated nitric acid in the production of mixed and blended acids and ammonium nitrate based fertilizer and explosives (although at lower margins than if the production were sold as concentrated nitric acid). See "Risk Factors - DSN Plant Design Issues," "The Company - Chemical Business - DSN Plant" and "Special Note Regarding Forward-Looking Statements."

Climate Control Business

          The Company's Climate Control Business manufactures and sells a broad range of standard and custom designed hydronic fan coils and water source heat pumps as well as other products for use in commercial and residential HVAC systems. Demand for the Climate Control Business products is driven by the construction of commercial, institutional and residential buildings, the renovation of existing buildings and the replacement of existing systems. The Climate Control Business' commercial products are used in a wide variety of buildings, such as hotels, motels, office buildings, schools, universities, apartments, condominiums, hospitals, nursing homes, extended care facilities, supermarkets and superstores. Many of the Company's products are targeted to meet increasingly stringent indoor air quality and energy efficiency standards.

          Hydronic Fan Coils.   The Climate Control Business is the leading U.
S. provider of hydronic fan coils targeted to the commercial and institutional markets in the United States. Hydronic fan coils use heated or chilled water, provided by a centralized chiller and boiler, through a water pipe system to condition the air and allow individual room control. Hydronic fan coil systems are quieter and have longer lives and lower maintenance costs than comparable systems for individual room control applications. The Company believes that its product line of hydronic fan coils is the most extensive offered by any domestic producer. The breadth of this product line coupled with customization capability provided by a flexible manufacturing process are important components of the Company's strategy for competing in the commercial and institutional renovation and replacement markets.

          Water Source Heat Pumps.   The Company is a leading U.S. provider of
water source heat pumps to the commercial construction and renovation markets. These are highly efficient heating and cooling units which enable individual room climate control through the transfer of heat through a water pipe system which is connected to a centralized cooling tower or heat injector. Water source heat pumps enjoy a broad range of commercial applications, particularly in medium to large sized buildings with many small, individually controlled spaces. The Company believes the market for commercial water source heat pumps will continue to grow due to the higher efficiency, lower operating cost and long life of such systems as compared to other air conditioning and heating systems, as well as to the emergence of the replacement market for these systems.

          Geothermal Products.   The Climate Control Business is a pioneer in
the use of geothermal water source heat pumps in residential and commercial applications. Geothermal systems, which circulate water through an underground heat exchanger, are among the most energy efficient systems available. The Company believes that an aging installed base of residential HVAC systems, coupled with the longer life, lower cost to operate and relatively short payback periods of geothermal systems, will continue to increase demand for its geothermal products, particularly in the residential replacement market.

                                INITIAL OFFERING

Old Notes...................    The Old Notes were sold by the Company on
                                November 26,1997 (the "Issue Date"), to
                                Wasserstein Perella Securities, Inc. (the
                                "Initial Purchaser") pursuant to a Purchase
                                Agreement dated as of November 21, 1997 (the
                                "Purchase Agreement"), between the Company and the Initial Purchaser. The Initial Purchaser subsequently resold the Old Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Registration Rights Agreement.. Pursuant to the Purchase Agreement, the Company,
                                the Guarantors and the Initial Purchaser entered into a Registration Rights Agreement, dated as November 26, 1997 (the "Registration Rights Agreement"), which grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

Securities Offered............  $105 million aggregate principal amount of 10
                                3/4% Series B Notes due 2007 of the Company.

The Exchange Offer............  $1,000 principal amount of the New Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, $105 million aggregate principal amount of Old Notes are outstanding. The Company will issue the New Notes in exchange for the Old Notes to holders of the Old Notes on or promptly after the Expiration Date.

Transfer Restrictions........   Based on an interpretation by the staff of the
                                Commission set forth in no-action letters issued to third parties, the Company believes that New
                                Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities
                                Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes. Each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that, among other things, the New
                                Notes will be acquired by the holder in the ordinary course of business and the holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes.

                                Any Participating Broker-Dealer that acquired Old Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resale of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                                Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date...............  5:00 p.m., New York City time, on             ,
                                1998, unless the Exchange Offer is extended in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the New
Notes and the Old
Notes.........................  Each New Note will bear interest from its issuance date. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the New Notes. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

Conditions to the Exchange
Offer.........................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer-Conditions."

Procedures for Tendering
Old Notes.....................  Each holder of Old Notes wishing to accept the
                                Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof or transmit an Agent's Message (as defined) in connection with a book-entry transfer, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, such facsimile or such Agent's Message, together with the Old Notes and any other required documentation, to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal or Agent's Message, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person (i) has any arrangement or understanding with any person to participate in the distribution of such New Notes, (ii) is engaging or intends to engage in the distribution of such New Notes, or
                                (iii) is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer-Purpose and Effect of the Exchange Offer" and "-Procedures for Tendering."

Untendered Old Notes..........  Following the consummation of the Exchange
                                Offer, holders of Old Notes eligible to
                                participate but who do not tender their Old
                                Notes will not have any further exchange rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be affected adversely.

Consequences of Failure
Exchange......................  The Old Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer-Consequences of Failure to Exchange."

Shelf Registration Statement..  If applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or permit a Holder to participate in the Exchange Offer or, in the case of any Holder of Notes that participates in the Exchange Offer, such Holder does not receive freely tradable New Notes on the date of the exchange for tendered Notes, or if for any reason the Exchange Offer is not consummated within 180 days after the Issue Date, or, subject to certain conditions, upon the request of the Initial Purchaser or the Holders of a majority in aggregate principal amount of the Notes, the Company will, at its cost, file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Notes by the Holders thereof. The Company will use its best efforts to cause the applicable registration statement to be declared effective by the Commission as promptly as practicable after the date of filing. The Company has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of 24 months from a date which is 150 days following the Issue Date, or such shorter period ending when
                                (i) the securities covered by the Shelf
                                Registration Statement have been sold or (ii) a subsequent shelf registration statement covering such securities has been declared effective under the Securities Act.

Special Procedures for
Beneficial Owners.............  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact promptly such registered holder and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The Company will keep the Exchange Offer open for not less than 30 business days in order to provide for the transfer of registered ownership.

Guaranteed Delivery
Procedures....................  Holders of Old Notes who wish to tender their
                                Old Notes and whose Old Notes are not
                                immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer-Guaranteed Delivery Procedures."

Withdrawal Rights.............  Tenders may be withdrawn at any time prior to
                                5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes
and Delivery of New Notes.....  The Company will accept for exchange any and all
                                Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer-Terms of the Exchange Offer."

Use of Proceeds...............  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange
                                Offer. See "Use of Proceeds."

Exchange Agent................  Bank One, NA.

                                   NEW NOTES

Issuer........................  ClimaChem, Inc.

General.......................  The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the New Notes bear a Series B designation, (ii) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for liquidated damages in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer-Purpose and Effect of the Exchange Offer." The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of Notes." The Old Notes and the New Notes are sometimes referred to herein collectively as the "Notes."

Interest Rate; Payment Dates..  Interest on the New Notes will accrue at the rate of 10 3/4% per annum, payable semiannually in arrears on June 1 and December 1 of each year, commencing June 1, 1998.

Maturity Date.................  December 1, 2007

Guarantees....................  The New Notes will be, as the Old Notes (which they replace) are, fully and unconditionally guaranteed by substantially all of the existing and all of the future Subsidiaries of the Company.

Original Redemption...........  The New Notes are redeemable, in whole or in part, at the option of the Company at any time on or after December 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon, plus Liquidated Damages, if any, to the date of redemption. In addition, notwithstanding the foregoing, on or prior to December 1, 2000, the Company may redeem up to $35 million of the aggregate principal amount of the New Notes originally issued at a redemption price of 110.750% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon, plus Liquidated Damages, if any, to the date of redemption, with the net cash proceeds of a Public Equity Offering (as defined); provided, however, that at least $65 million in aggregate principal amount of the New Notes remain outstanding following such redemption. See "Description of Notes--Optional Redemption."

Change of Control.............  Upon a Change of Control of LSB or the Company,
                                holders of the New Notes will have the right to require that the Company repurchase the New Notes in whole or in part at a redemption price of 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon, plus Liquidated Damages, if any, to the date of repurchase. See "Description of Notes--Certain Covenants--Repurchase of New Notes at the Option of the Holder Upon a Change of Control."

Ranking.......................  The New Notes will be, as Old Notes (which they replace) are, senior unsecured obligations of the Company and will rank pari passu in right of payment to all future and existing senior unsecured indebtedness of the Company. The New Notes will be effectively subordinated to all existing and future senior secured indebtedness of the Company and its subsidiaries and to all existing and future secured and unsecured indebtedness of the subsidiaries of the Company which are not Guarantors. As of November 30, 1997, after giving effect to the Initial Offering and the application of the net proceeds therefrom, the Company had a credit under the Revolving Credit Facility (as defined) of $0.2 million, US$3.3 million of borrowings outstanding under the TES Revolving Facility (as defined), a maximum of $43.5 million of availability for borrowings under the Revolving Credit Facility, US$2.5 million of availability for borrowings under the TES Revolving Facility, and $20.2 million of other secured indebtedness, all of which is effectively senior to the New Notes. See "Description of Other Indebtedness."

Certain Covenants.............  The Indenture contains certain covenants, including limitations under certain conditions on the ability of the Company and its subsidiaries to: (i) incur additional Indebtedness; (ii) incur certain liens; (iii) engage in certain transactions with affiliates;
                                (iv) make certain restricted payments; (v) agree to payment restrictions affecting subsidiaries;
                                (vi) engage in unrelated lines of business; or
                                (vii) engage in mergers, consolidations or the transfer of all or substantially all of the assets of the Company to another person. In addition, in the event of certain Asset Sales (as defined), the Company will be required to use the proceeds to reinvest in the Company's business, to repay certain debt or to offer to purchase Notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon, plus Liquidated Damages, if any, to the date of purchase. See "Description of Notes--Certain Covenants."

Risk Factors..................  For a discussion of certain factors that should be considered in connection with an investment in the Notes, see "Risk Factors."

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The summary consolidated financial information presented below for the three years ended December 31, 1996 is derived from the audited consolidated financial statements of the Company for such years. The information presented for the years ended December 31, 1992, and 1993 and the twelve-month period ended September 30, 1997, is derived from unaudited financial statements of the Company. The information as of September 30, 1997, and for the nine-month periods ended September 30, 1996, and 1997, has been derived from the unaudited consolidated financial statements of the Company and reflects all adjustments, consisting of adjustments of normal recurring nature, which are, in the opinion of management, necessary for a fair presentation of the interim periods. The information in this table should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included elsewhere herein.

                                                                                                  NINE MONTHS
                                                     YEAR ENDED DECEMBER 31,                  ENDED SEPTEMBER 30,
                                      -----------------------------------------------------  ---------------------
                                        1992       1993       1994       1995       1996        1996       1997
                                      ---------  ---------  ---------  ---------  ---------  ----------  ---------
                                      (IN THOUSANDS, EXCEPT RATIO, TONS AND PER TON AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales  ........................   $160,843   $184,383   $201,486   $220,743   $255,285    $195,447   $200,369
Gross profit(1)  ..................     39,714     42,626     42,869     47,885     47,457      37,362     38,684
Operating profit(2)  ..............     18,640     19,165     15,124     17,541     14,335      13,108     10,680
Interest expense, net(3)  .........      6,582      6,078      6,150      7,185      6,247       4,532      6,587
Income before income taxes  .......     12,906     13,470      9,388     11,154      8,421       8,616      4,602
Net income  .......................      7,512      7,842      5,449      5,899      5,753       5,687      2,781

OTHER FINANCIAL DATA:
Depreciation and amortization  ....   $  5,434   $  5,580   $  6,137   $  6,695   $  7,426    $  5,344   $  6,038
Capital expenditures  .............      3,313      6,806     13,983     15,929     18,554       6,312      5,990
EBITDA(4)  ........................     25,266     25,510     23,079     25,790     23,469      19,677     17,637

SEGMENT INFORMATION:
Chemical Business
         Net sales  ...............   $106,031   $114,946   $131,572   $136,900   $166,164    $129,133   $122,853
         Gross profit(1)  .........     25,352     26,739     24,904     25,397     25,400      20,390     16,096
         Gross profit margin  .....       23.9%      23.3%      18.9%      18.6%      15.3%       15.8%      13.1%
         Average spot price of
          anhydrous ammonia per
          ton(5)  .................   $  93.84   $ 107.21   $ 189.74   $ 206.55   $ 188.48    $ 177.45   $ 193.50
         Tons of anhydrous ammonia
          consumed  ...............    204,321    206,030    196,365    188,452    217,650     174,426    170,080
         EBITDA(4)  ...............   $ 22,077   $ 21,935   $ 18,291   $ 18,848   $ 17,743    $ 14,948   $ 10,267
Climate Control Business
         Net sales  ...............   $ 54,812   $ 69,437   $ 69,914   $ 83,843   $ 89,121    $ 66,314   $ 77,516
         Gross profit(1)  .........     14,362     15,887     17,965     22,488     22,057      16,972     22,588
         Gross profit margin  .....       26.2%      22.9%      25.7%      26.8%      24.7%       25.6%      29.1%
         EBITDA(4)  ...............   $  3,189   $  3,575   $  4,788   $  6,942   $  5,726    $  4,729   $  7,370

                                                                                          TWELVE MONTHS
                                                                                     ENDED SEPTEMBER 30, 1997
                                                                                     ------------------------
Net sales  ......................................................................                    $260,207
EBITDA(4)  ......................................................................                    $ 21,429
Ratio of EBITDA to pro forma interest expense(3)(6)  ............................                         1.8x
Ratio of EBITDA to pro forma total interest, including capitalized interest(6)  .                         1.6x
Ratio of total debt, as adjusted, to EBITDA(6)  ................................                          6.1x

                                                 AS OF SEPTEMBER 30, 1997
                                           -----------------------------------
                                               ACTUAL           AS ADJUSTED(6)
                                           -------------------  --------------
BALANCE SHEET DATA:
Working capital.....................                  $ 40,700     $ 51,374
Property, plant and equipment, net..                    83,501       83,501
Total assets........................                   182,241      202,514
Total debt..........................                   106,853      129,853
Total stockholders' equity..........                    32,463       29,736

______________
  (1) Gross profit represents net sales less cost of sales.
  (2) Operating profit represents net sales less cost of sales and operating expenses before deducting interest expense and income taxes.
  (3) Interest expense is calculated in accordance with generally accepted accounting principles and excludes capitalized interest of $0.5 million, $1.4 million and $2.4 million for the years ended December 31, 1994, 1995 and 1996, and $1.8 million and $1.1 million for the nine months ended September 30, 1996, and 1997, respectively.
  (4) EBITDA, as defined, is earnings before deduction for interest expense, income taxes, depreciation and amortization and any other noncash charges of the Company reducing net income. EBITDA is presented here to provide additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements. EBITDA as presented herein may not be comparable to other similarly titled measures of other companies and differs from the definition of Consolidated Cash Flow. See "Description of Notes."
  (5) Average spot price of anhydrous ammonia represents F.O.B. New Orleans Barge Price, Industrial User derived from 52 week average price as published in Green Market.
  (6) As adjusted to give effect to the issuance of the Notes and application of the net proceeds therefrom. See "Capitalization."

      Investors in the Notes should carefully review and consider, among other things, the Risk Factors set forth below, as well as the other information included in this Prospectus before tendering the Old Notes in exchange for the New Notes.

                                 RISK FACTORS

     Prospective investors should carefully consider the factors set forth under "Risk Factors," as well as the other information set forth in this Prospectus before tendering the Old Notes in exchange for the New Notes.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

     The Company has a substantial amount of debt. At September 30, 1997, after giving effect to the Initial Offering of the Notes and the application of the net proceeds therefrom, the aggregate consolidated debt of the Company was approximately $129.9 million, resulting in total debt as a percentage of total capitalization of 81%. See "Capitalization."

     The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing in the future for refinancing indebtedness, acquisitions, working capital, capital expenditures or other purposes may be impaired; (ii) funds available to the Company for its operations and general corporate purposes or for capital expenditures will be reduced because a substantial portion of the Company's consolidated cash flow from operations will be dedicated to the payment of the principal and interest on its indebtedness; (iii) the Company may be more highly leveraged than certain of its competitors, which may place it at a competitive disadvantage; (iv) the agreements governing the Company's long-term indebtedness (including indebtedness under the Notes) and bank loans contain certain restrictive financial and operating covenants; (v) an event of default, which is not cured or waived, under financial and operating covenants contained in the Company's or its subsidiaries' debt instruments, including the Indenture, could occur and have a material adverse effect on the Company; (vi) the Company may be more vulnerable to a downturn in general economic conditions; and (vii) certain of the borrowings under debt agreements of the subsidiaries have floating rates of interest, which causes the Company and its subsidiaries to be vulnerable to increases in interest rates.

     The terms of the Indenture allow for the incurrence of additional Indebtedness (as defined). Except as set forth below, the incurrence of additional Indebtedness is limited by certain conditions, including compliance with a Consolidated Coverage Ratio (as defined). The Company and its subsidiaries may incur, issue or guarantee certain other additional Indebtedness without regard to compliance with the Consolidated Coverage Ratio or any other financial ratio or covenant in the Indenture. See "Description of Notes." If the Company or any of its subsidiaries incurs additional Indebtedness, whether for acquisitions, investment in its business or other general corporate purposes, the Company's leverage could increase, which in turn could make the Company more susceptible to the factors described above.

     The ability of the Company to make principal and interest payments, or to refinance indebtedness, including the Notes, will depend on the Company's and its subsidiaries' future operating performance and cash flow, which are subject to prevailing economic conditions and interest rate levels, in addition to financial, competitive, business and other factors affecting the Company and its subsidiaries, many of which are beyond the Company's control. See "Description of Other Indebtedness."

     Because the Company's business is conducted through its subsidiaries, the Company's ability to make scheduled payments of principal and interest on its indebtedness, including the Notes, will depend on the future operating performance and cash flows of its subsidiaries and on the ability of the Company's subsidiaries to pay dividends or make loans to the Company. See "Special Note Regarding Forward-Looking Statements."

RANKING OF NOTES

     The Notes and the Guarantees issued by the Guarantors are effectively subordinated to all existing and future secured indebtedness of the Company and the Guarantors, including, but not limited to, the loans outstanding under the Revolving Credit Facility, the DSN Loans, the TES Revolving Facility, TES Capitalized Leases, the IEC Capitalized Leases, the CM Loan, the CM Equipment Financing and the IEC Equipment Financing (each as defined). As of

November 30, 1997, and after giving effect to the application of the net proceeds received from the Initial Offering, the Company had approximately $23.3 million of secured indebtedness. See "Description of Other Indebtedness."

FRAUDULENT CONVEYANCE CONSIDERATIONS

     Holders of the Notes have a direct claim on the assets of the Guarantors pursuant to the Guarantees. However, each Guarantor's guarantee of the obligations of the Company under the Notes may be subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by, or on behalf of, unpaid creditors of such Guarantors. If a court were to find under relevant fraudulent conveyance statutes that, at the time the Notes were issued,
(a) a Guarantor guaranteed the Notes with the intent of hindering, delaying or defrauding current or future creditors or (b)(i) a Guarantor received less than reasonably equivalent value or fair consideration for guaranteeing the Notes and
(ii)(A) was insolvent or was rendered insolvent by reason of such Guarantee, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, (C) intended to incur, or believed that it would incur, obligations beyond its ability to pay as such obligations matured (as all of the foregoing terms are defined in, or interpreted under, such fraudulent conveyance statutes) or (D) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment is unsatisfied), such court could avoid or subordinate such guarantee of the Notes to presently existing and future indebtedness of such Guarantor and take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating such guarantee of the Notes.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the federal or state law that is being applied in any such proceeding. Generally, however, a Guarantor would be considered insolvent if either (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay the probable liability on its total existing indebtedness and liabilities (including contingent liabilities) as they become absolute and mature or (ii) it is incurring obligations beyond its ability to pay as such obligations mature or become due.

RESTRICTIVE COVENANTS

     The Indenture contains numerous restrictive covenants which limit the discretion of management of the Company with respect to certain business matters. However, the Indenture does not prohibit the incurrence of additional Indebtedness by the Company, subject to certain conditions. In addition, the Revolving Credit Facility contains financial covenants that require the Company to meet certain financial ratios and tests and provides that a change of control (as defined in the Revolving Credit Facility) constitutes an event of default. Should the Company be unable to comply with the financial or other restrictive covenants under the Revolving Credit Facility at any time in the future, there can be no assurance that the lender would agree to any necessary amendments or waivers. The ability of the Company to comply with such provisions of the Revolving Credit Facility may be affected by events beyond its control. A failure to comply with the obligations contained in the Revolving Credit Facility, if not cured or waived, could have a material adverse effect upon the Company and the ability to meet its obligations, including obligations with respect to the Notes, and could permit acceleration of the related indebtedness and acceleration of indebtedness of other instruments, including the Notes, that contain cross-default provisions. See "Description of Other Indebtedness" and "Special Note Regarding Forward-Looking Statements."

REPURCHASE OF NOTES AND ACCELERATION OF INDEBTEDNESS UPON CHANGE OF CONTROL

     Upon the occurrence of a Change of Control of LSB or the Company, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, plus Liquidated Damages, if any, to the date of repurchase. Certain events involving a Change of Control could result in acceleration of the Revolving Credit Facility and other indebtedness of the Company or its subsidiaries that may be incurred in the future. There can be no assurance that the Company will have sufficient resources to repurchase the Notes in the event it becomes obligated to do so, particularly in the event of acceleration of, or the need to comply with repurchase obligations with respect to, other indebtedness. The failure to repurchase all of the tendered Notes in the event of a Change of Control constitutes an event of default under the Indenture which may result in the acceleration of the maturity of the Notes. See "Description of Notes-- Certain Covenants--Repurchase of Notes at the Option of the Holder Upon a Change of Control," "--Events of Default and Remedies," "Security Ownership of Certain Beneficial Owners and Management" and "Special Note Regarding Forward-Looking Statements."

SENSITIVITY TO ECONOMIC CYCLES; AVAILABILITY AND PRICING OF RAW MATERIALS

     A significant percentage of the Company's sales is affected by such cyclical factors as interest rates, inflation, and the costs of certain raw materials. Anhydrous ammonia, which is purchased from unrelated third parties, represents the primary component in the production of most of the products of the Chemical Business. The primary material utilized in anhydrous ammonia production is natural gas, and fluctuations in the price of natural gas have a significant effect on the cost of anhydrous ammonia. The Company's Chemical Business has contracts with two suppliers of anhydrous ammonia to provide the Chemical Business with all of its anhydrous ammonia requirements. If for any reason the Chemical Business is unable to purchase anhydrous ammonia in sufficient quantities to produce its product requirements, the lack of availability would have a material effect on the Company. During 1994, 1995, 1996, and 1997, there were substantial increases in the price for anhydrous ammonia. During each of these periods, the Company's Chemical Business was unable to increase its sales prices to cover all of the higher anhydrous ammonia costs incurred by the Company, and in the future the Company may not be able to pass along to its customers the full amount of increases in anhydrous ammonia costs. Accordingly, the Company's results of operations and financial condition have in the past been, and may in the future be, adversely affected by cost increases of raw materials, including anhydrous ammonia. The Company is not able to predict, as of the date of this Prospectus, what impact, if any, will result to the Company and the Company's earnings if the price of anhydrous ammonia continues at or near current levels, which are high on a historical basis, or if the price of anhydrous ammonia continues to increase further. See "Business-- Chemical Business--Seasonality" and "--Raw Materials," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Special Note Regarding Forward-Looking Statements."

DSN PLANT DESIGN ISSUES

     The Company's concentrated nitric acid plant, the DSN Plant, located at the El Dorado Facility, encountered certain mechanical and design problems associated with the plant's construction and installation. As a result of such problems, production at the DSN Plant was limited to 170 tons per day (60% of its stated capacity of 285 tons per day assuming 338 days of annual production) during the twelve months ended September 30, 1997. Management implemented certain corrective actions. Since completing the corrective actions during October 1997, the DSN Plant is currently operating at approximately 260 tons per day. Although the Company believes that it has corrected the mechanical and design problems at the DSN Plant, there are no assurances that the DSN Plant can sustain production at current levels. See "Summary-The Company-The DSN Plant," "Business--Chemical Business--DSN Plant" and "Special Note Regarding Forward-Looking Statements."

COMPETITION

     Substantially all of the markets in which the Company participates are highly competitive with respect to product quality, price, design innovations, distribution, service, warranties, reliability and efficiency. Certain of the Company's competitors have greater financial, marketing and other resources and brand awareness than the Company. Competitive factors could require price reductions or increased spending on product development, marketing and sales that would adversely affect the Company's operating results. See "Business-- Competition" and "Special Note Regarding Forward-Looking Statements."

CONTROLLING INTERESTS

     Jack E. Golsen, Chairman of the Board and President of LSB and the Company, members of his immediate family (spouse and children), entities owned by them and trusts for which they possess voting or dispositive power as trustee (the "Golsen Group") owned as of November 30, 1997, an aggregate of 3,048,725 shares of LSB's common stock and 20,000 shares of LSB's voting preferred stock, which together represent approximately 24% of the issued and outstanding voting securities of LSB as of such date. The Golsen Group has options, exercisable within 60 days, rights and other convertible preferred stock which allow its members to acquire an additional 866,843 shares of LSB's common stock. If the Golsen Group were to acquire the additional 866,843 shares of common stock, the Golsen Group would, in the aggregate, own 3,915,568 shares of LSB common stock, or approximately 28.7% of the issued and outstanding shares of voting securities of LSB. Thus, the Golsen Group may be considered to effectively control LSB. Because LSB owns all of the issued and outstanding voting securities of the Company, the Golsen Group may be considered to effectively control the Company. See "Security Ownership of Certain Beneficial Owners and Management." A corporation controlled by Jack E. Golsen has an outstanding proposal to acquire a new series of convertible preferred stock of LSB. If this transaction were to occur as proposed, the Golsen Group's percentage of voting securities of LSB would increase substantially.

CONTROL BY AND POSSIBLE CONFLICTS OF INTEREST WITH LSB

     The Company is a wholly owned subsidiary of LSB, and the Board of Directors and executive officers of the Company are comprised of various executive officers and directors of LSB. As a result, LSB possesses the power to direct, or cause the direction of, the management and policies of the Company.

     LSB and other companies affiliated with LSB may, directly or indirectly, compete with the Company. The potential for conflicts of interest exist between the Company and affiliated parties for future business opportunities that may not be presented to the Company. See "Certain Relationships and Related Transactions."

DEPENDENCE ON KEY PERSONNEL

     The Company relies heavily on Jack E. Golsen, Chairman of the Board and President of the Company. Although the Company believes it has an experienced and capable management team, the loss of Mr. Golsen's services may have a material adverse impact on the Company. LSB, the parent of the Company, has an employment agreement and severance agreement with Mr. Golsen and certain other executive officers of the Company. See "Management--Employment Contracts; Termination of Employment and Change in Control Agreements."

ENVIRONMENTAL MATTERS

     The Company is subject to extensive federal, state and local environmental laws, rules, regulations and risks relating to pollution, the protection of the environment or the release or disposal of hazardous or toxic materials ("Environmental Laws"). In particular, the manufacture and distribution of chemical products are activities which entail environmental risks and impose obligations under the Environmental Laws, many of which provide for substantial fines and criminal sanctions for violations, and there can be no assurance that material costs or liabilities will not be incurred by the Company in complying with such laws or in paying fines or penalties for violation of such laws. The Environmental Laws and enforcement policies thereunder relating to the Chemical Business have in the past resulted, and could in the future result, in penalties, cleanup costs, or other liabilities relating to the handling, manufacture, use, emission, discharge or disposal of pollutants or other substances at or from the Company's facilities or the use or disposal of certain of its chemical products. Potentially significant expenditures could be required in order to comply with the Environmental Laws, including for additional site or operational modifications at the El Dorado Facility. In addition, the Chemical Business currently is subject to certain civil lawsuits and administrative consent orders relating to various environmental matters which could result in substantial liability for the Company. There can be no assurance that such matters will not have a material adverse effect on the Company's operations or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Chemical Business," "Business-- Chemical Business," "--Environmental Matters" and "--Legal Proceedings."

ANTITRUST ISSUES

     The Company's Chemical Business is a defendant in certain pending civil antitrust lawsuits. See "Business--Legal Proceedings." Discovery has only recently begun in the pending lawsuits, and, as a result, it is impossible to access the likelihood of the Chemical Business' success in these lawsuits. For several years, certain members of the explosives industry have been the focus of grand jury investigations being conducted by the U.S. Department of Justice (the "DOJ") in connection with antitrust allegations involving price fixing. Certain explosives companies, other than the Company, including all the Company's major competitors, and individuals employed by certain of those competitors, were indicted and have pled guilty to criminal antitrust violations. The guilty pleas have resulted in a total of nearly $40 million in criminal fines. In connection with the grand jury investigation, the Company's Chemical Business received and has complied with two document subpoenas, certain of the Company's Chemical Business employees have been interviewed by the DOJ under grants of immunity from prosecution, and certain of the Company's Chemical Business employees have testified under subpoena before a grand jury under grants of immunity in connection with the investigation. The Company believes that it has cooperated fully with the government's investigation. Recently, the Company was informed by an official of the DOJ that it was not currently a target of the above investigation or of any grand jury investigating criminal antitrust activity in the explosives or ammonium nitrate industries.

     The Company intends to vigorously defend itself in the lawsuits. There are no assurances that the lawsuits or the investigation will not have a material adverse effect on the Company.

ABSENCE OF A PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF THE NOTES

     The Old Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. Prior to the Exchange Offer, there has not been a public market for the Old Notes. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for New Notes by holders who are entitled to participate in this Exchange Offer. The holders of Old Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Old Notes. The New Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the New Notes on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchaser has advised the Company that it currently intends to make a market in the New Notes, but the Initial Purchaser is not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of any Shelf Registration Statement. Accordingly, there can be no assurance that an active public or other market will develop for the New Notes or as to the liquidity of the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time.

     If a public trading market develops for the New Notes, future trading prices of such securities will depend on many factors including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the New Notes may trade at a discount from their principal amount.

FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS

     Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal or Agent's Message (as defined) and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continues to be subject to the existing restrictions upon transfer thereof, and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."


                                USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain Company obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes contemplated in this Prospectus, the Company will receive Old Notes in like principal amount, the form and terms of which are the same as the form and terms of the New Notes (which replace the Old Notes), except as described herein.

     The proceeds from the Initial Offering were approximately $105 million before deducting commissions, Initial Purchaser's discounts, and estimated expenses thereof. After deducting discounts and commissions to the Initial Purchaser, but before deducting other expenses, the net proceeds to the Company from the Initial Offering were $101.85 million. The net proceeds from the Initial Offering were used to (i) repay approximately $53.2 million of borrowings, interest and prepayment fees to retire the loans to the Company's Chemical Business from John Hancock Mutual Life Insurance Company and others (the "John Hancock Loan"); (ii) reduce by approximately $38.6 million amounts outstanding under the revolving credit facilities with respect to the Chemical Business and the Climate Control Business; and (iii) fund a loan to the Company's parent, LSB, of $10 million. See "Description of Notes - Certain Covenants - LSB Note."

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company at September 30, 1997, and as adjusted to give effect to the Initial Offering and application of the net proceeds therefrom. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements of the Company included elsewhere herein.

                                                                            AS OF SEPTEMBER 30, 1997
                                                                           --------------------------
                                                                             ACTUAL      AS ADJUSTED
                                                                           -----------  -------------
                                                                           (IN THOUSANDS)

Long-term debt, including current portion:
 Revolving credit facilities  ...........................................    $ 36,310       $  3,477
 Secured term loans:
 John Hancock Loan  .....................................................      49,167             --
 DSN Loan  ..............................................................      12,335         12,335
 Other...................................................................       9,041          9,041
 The Old Notes  .........................................................          --        105,000
                                                                             --------       --------
 Total long-term debt  ..................................................     106,853        129,853
Stockholders' equity:
 Common stock, $.10 par value; 500,000 shares authorized; 10,000 shares
 issued and outstanding  ................................................           1              1
 Capital in excess of par  ..............................................      12,652         12,652
 Cumulative translation adjustment  .....................................        (582)          (582)
 Retained earnings(1)  ..................................................      20,392         17,665
                                                                             --------       --------
 Total stockholders' equity  ............................................      32,463         29,736
                                                                             --------       --------
Total capitalization  ...................................................    $139,316       $159,589
                                                                             ========       ========

-------------
(1) As adjusted to give effect to the early redemption of the John Hancock Loan which resulted in the incurrence of a prepayment fee of approximately $4.1 million and write-off of John Hancock Loan deferred loan origination costs of $0.4 million ($2.7 million, net of income taxes).

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below for the three years ended December 31, 1996, is derived from the audited consolidated financial statements of the Company for such years. The information presented as of December 31, 1992, 1993 and 1994, and for the years ended December 31, 1992, and 1993, is derived from unaudited financial statements of the Company. The information as of September 30, 1997, and for the nine-month periods ended September 30, 1996, and 1997, has been derived from the unaudited consolidated financial statements of the Company and reflects all adjustments, consisting of adjustments of normal recurring nature, which are, in the opinion of management, necessary for a fair presentation of the interim periods. The information in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included elsewhere herein.

                                                                                                           NINE MONTHS
                                                              YEAR ENDED DECEMBER 31,                  ENDED SEPTEMBER 30,
                                               -----------------------------------------------------  --------------------
                                                 1992       1993       1994       1995       1996        1996       1997
                                               ---------  ---------  ---------  ---------  ---------  ----------  --------
                                                                  (IN THOUSANDS, EXCEPT RATIO, TONS AND PER TON AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
Net sales  ..................................  $160,843   $184,383   $201,486   $220,743   $255,285    $195,447   $200,369
Other income  ...............................       848        383        414        798        333          40        509
                                               --------   --------   --------   --------   --------    --------   --------
                                                161,691    184,766    201,900    221,541    255,618     195,487    200,878
Costs and Expenses:
Cost of sales  ..............................   121,129    141,757    158,617    172,858    207,828     158,085    161,685
Selling, general and administrative  ........    21,074     23,461     27,745     30,344     33,122      24,254     28,004

Interest expense, net (1)  ..................     6,582      6,078      6,150      7,185      6,247       4,532      6,587
                                               --------   --------   --------   --------   --------    --------   --------
                                                148,785    171,296    192,512    210,387    247,197     186,871    196,276
                                               --------   --------   --------   --------   --------    --------   --------
Income before income taxes  .................    12,906     13,470      9,388     11,154      8,421       8,616      4,602
Provision for income taxes  .................     5,394      5,628      3,939      5,255      2,668       2,929      1,821
                                               --------   --------   --------   --------   --------    --------   --------
Net income  .................................  $  7,512   $  7,842   $  5,449   $  5,899   $  5,753    $  5,687   $  2,781
                                               ========   ========   ========   ========   ========    ========   ========
OTHER FINANCIAL DATA:
Depreciation and amortization  ..............  $  5,434   $  5,580   $  6,137   $  6,695   $  7,426    $  5,344   $  6,038
Capital expenditures  .......................     3,313      6,806     13,983     15,929     18,554       6,312      5,990
EBITDA(2)  ..................................    25,266     25,510     23,079     25,790     23,469      19,677     17,637
Ratio of earnings to fixed
            charges(3)  .....................      2.7x       3.0x       2.2x       2.0x       1.6x       1.9x        1.4x

SEGMENT INFORMATION:
Chemical Business
            Net sales  ......................  $106,031   $114,946   $131,572   $136,900   $166,164    $129,133   $122,853
            Gross profit(4)  ................    25,352     26,739     24,904     25,397     25,400      20,390     16,096
            Gross profit margin  ............      23.9%      23.3%      18.9%      18.6%      15.3%       15.8%      13.1%
            Average spot price of anhydrous
            ammonia per ton(5)  .............    $93.84    $107.21    $189.74    $206.55    $188.48     $177.45    $193.50

            Tons of anhydrous ammonia
            consumed  .......................   204,321    206,030    196,365    188,452    217,650     174,426    170,080
            EBITDA(2)  ......................  $ 22,077   $ 21,935   $ 18,291   $ 18,848   $ 17,743    $ 14,948   $ 10,267
Climate Control Business
            Net sales  ......................  $ 54,812   $ 69,437   $ 69,914   $ 83,843   $ 89,121    $ 66,314   $ 77,516
            Gross profit(4)  ................    14,362     15,887     17,965     22,488     22,057      16,972     22,588
            Gross profit margin  ............      26.2%      22.9%      25.7%      26.8%      24.7%       25.6%      29.1%
            EBITDA(2)  ......................  $  3,189   $  3,575   $  4,788   $  6,942   $  5,726    $  4,729   $  7,370

                                             YEARS ENDED DECEMBER 31,              AS OF SEPTEMBER 30, 1997
                                 ------------------------------------------------  -------------------------
                                   1992      1993      1994      1995      1996     ACTUAL   AS ADJUSTED (6)
                                 --------  --------  --------  --------  --------  --------  ---------------
BALANCE SHEET DATA:
Working capital  ...............  $26,320  $ 29,871  $ 29,738  $ 29,926  $ 32,150  $ 40,700        $ 51,374
Property, plant and
      equipment, net  ..........   36,799    42,503    55,792    68,681    82,676    83,501          83,501
Total assets  ..................   95,333   109,612   129,444   146,719   173,754   182,241         202,514
Total debt   ...................   62,583    46,514    69,140    78,959    82,588   106,853         129,853
Total stockholders' equity  ....    8,703    21,241    24,204    28,675    32,843    32,463          29,736

_____________
(1) Interest expense is calculated in accordance with generally accepted accounting principles and excludes capitalized interest of $0.5 million, $1.4 million and $2.4 million for the years ended December 31, 1994, 1995, and 1996, and $1.8 million and $1.1 million for the nine months ended September 30, 1996, and 1997, respectively.
(2) EBITDA, as defined, is earnings before deduction for interest expense, income taxes, depreciation and amortization and any other noncash charges of the Company reducing net income. EBITDA is presented here to provide additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements. EBITDA as presented herein may not be comparable to other similarly titled measures of other companies and differs from the definition of Consolidated Cash Flow. See "Description of Notes."
(3) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represents net income before income taxes plus fixed charges, less capitalized interest, plus amortization of interest capitalized in prior periods. "Fixed charges" consists of interest expense, including amortization of debt issuance costs, capitalized interest and the portion of rental expense which the Company believes is representative of the interest component of rental expense.
(4) Gross profit represents net sales less cost of sales
(5) Average spot price of anhydrous ammonia represents F.O.B. New Orleans Barge Price, Industrial User, derived from 52 week average price as published in Green Market.
(6) As adjusted to give effect to the issuance of the Notes and application of the net proceeds therefrom. See "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Company's consolidated financial statements included elsewhere herein.

OVERVIEW

     The following table contains selected historical financial information about the Company's operating segments for each of the three years in the period ended December 31, 1996, and for each of the nine month periods ended September 30, 1996, and 1997. The information for the nine month periods ended September 30, 1996 and 1997 is unaudited. The information for each of the three years in the period ended December 31, 1996, was derived from the consolidated financial statements of the Company included elsewhere herein and were audited by Ernst & Young LLP independent auditors whose report with respect thereto appears elsewhere herein.

                                                       NINE MONTHS ENDED
                           YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                         ----------------------------  ------------------
                           1994      1995      1996      1996      1997
                         --------  --------  --------  --------  --------
                                                       (UNAUDITED)
NET SALES
Chemical ............... $131,572  $136,900  $166,164  $129,133  $122,853
Climate Control ........   69,914    83,843    89,121    66,314    77,516
                         --------  --------  --------  --------  --------
Total .................. $201,486  $220,743  $255,285  $195,447  $200,369
GROSS PROFIT(1)
Chemical ............... $ 24,904  $ 25,397  $ 25,400  $ 20,390  $ 16,096
Climate Control.........   17,965    22,488    22,057    16,972    22,588
                         --------  --------  --------  --------  --------
Total................... $ 42,869  $ 47,885  $ 47,457  $ 37,362  $ 38,684
OPERATING PROFIT(2)
Chemical................ $ 12,393  $ 12,684  $  9,954  $  9,208  $  3,976
Climate Control.........    2,731     4,857     4,381     3,900     6,704
                         --------  --------  --------  --------  --------
Total................... $ 15,124  $ 17,541  $ 14,335  $ 13,108  $ 10,680
IDENTIFIABLE ASSETS
Chemical................ $ 95,004  $114,374  $133,794  $118,939  $134,587
Climate Control.........   34,440    32,345    39,960    40,618    47,654
                         --------  --------  --------  --------  --------
Total................... $129,444  $146,719  $173,754  $159,557  $182,241

_____________
(1) Gross profit by industry segment represents net sales less cost of sales.
(2) Operating profit by industry segment represents gross profit less operating expenses before deducting interest expense and income taxes.

CHEMICAL BUSINESS

     The Company has grown the Chemical Business through the expansion of its El Dorado Facility and the acquisition of new agricultural distribution centers in key geographical markets that are freight logical to the El Dorado Facility. During the period from December 31, 1993, through September 30, 1997, the net investment in assets of the Chemical Business was increased from $76.9 million to $134.6 million primarily due to the construction of additional capacity to benefit future periods.

     Beginning in 1994, the results of operations of the Chemical Business have been adversely impacted by the high cost of anhydrous ammonia. From its most recent cyclical low in 1986 through 1993, the average Gulf Coast price (the "Spot Price") of anhydrous ammonia was approximately $100 per ton. During 1994 and in each of the years since, a tightness in supply developed which resulted in an increase in the Spot Price of anhydrous ammonia to an average of approximately $195 per ton. The Company believes that the tightness in supply of anhydrous ammonia that emerged in 1994 was a result of increased industrial usage as the U.S. economy grew, a net consolidation of the domestic capacity and a disruption in supply coming from the former Soviet Union. Although prices for anhydrous ammonia vary considerably from month to month, the annual average price has remained high for each of the last three years. The Company currently purchases approximately 220,000 tons of anhydrous ammonia per year under two contracts, both effective as of January 1, 1997. The Company's purchase price of anhydrous ammonia under these contracts can be higher or lower than the Spot Price of anhydrous ammonia. The higher prices have been partially passed on to customers; however, the entire cost increase could not be offset resulting in lower gross profit margins during each of the periods since the increase. The Company believes there is approximately 2 million tons of additional capacity being constructed in the western hemisphere scheduled for completion in 1998 and 1999. The Company believes this additional capacity may contribute to a decline in the market price of anhydrous ammonia. See "Special Note Regarding Forward-Looking Statements."

     During 1994, the Company undertook construction of the DSN Plant. The DSN Plant began operations in 1995, but due to certain mechanical and design problems, production of concentrated nitric acid during the twelve months ended September 30, 1997, was limited to an average of 170 tons per day, assuming 338 days of annual production, or 60% of the stated capacity of 285 tons per day. The limitations on production resulted in significant fixed costs being expended as period costs during the second half of 1996, and the first half of 1997, rather than being absorbed as cost of product being produced and sold. In addition, significant amounts were expended for engineering, consulting, and other costs to bring the DSN Plant up to the stated capacity. During the annual maintenance turnaround in September 1997, management implemented corrective actions which it believes will now allow the DSN Plant to operate at its stated capacity, depending upon customer specifications, and to fully absorb the costs and produce a quality product. See "Special Note Regarding Forward-Looking Statements." In early October 1997, the DSN Plant was restarted and is currently operating at approximately 260 tons per day due to customer specifications. See "Summary-The Company-The DSN Plant."

     After the initial start up of the DSN Plant, certain residents of El Dorado, Arkansas, and the ADPC&E (as defined) alleged that the El Dorado Facility's air emissions were in violation of its existing permit requirements. As a result, the Chemical Business entered into certain agreements with the ADPC&E, including, in 1995, an administrative order which has since been amended, and which imposed certain requirements on, and assessed penalties against, the Company. See "Business--Environmental Matters." In addition, certain lawsuits were filed by plaintiffs living in the El Dorado, Arkansas, community. See "Business--Legal Proceedings." In order to address the ADPC&E's concerns, and to defend itself in these lawsuits, significant expenditures were made for consultants, lawyers, and other related fees and expenses, as well as for significant capital improvements to the air emission control equipment at the El Dorado Facility. A substantial portion of the litigation-related costs are not expected to reoccur. Furthermore, although these expenses were absorbed by the Company as they were incurred, the Company's EIL Insurance (as defined) has reimbursed the Company $405,000 of its past legal fees and expenses relating to the pending litigation (after taking into account the amount of the retention under the EIL Insurance) and has agreed to pay such future fees and expenses which may be incurred, subject to a reservation of rights regarding one of the lawsuits. See "Business--Legal Proceedings."

     During July 1997, a subsidiary of the Company entered into an agreement with Bayer Corporation whereby the Company's subsidiaries would act as agent to construct a nitric acid plant located within Bayer's Baytown, Texas chemical plant complex. This plant, when constructed, will be operated by the Company's subsidiary and will supply nitric acid for Bayer's polyurethane units under a long-term supply contract. Management estimates that, after the initial startup phase of operations at the plant, at full production capacity based on terms of the Bayer Agreement and on current market conditions, the plant should generate approximately $50 million in annual revenues. Construction is scheduled to be completed by the end of 1998. See "Special Note Regarding Forward-Looking Statements."

     The Chemical Business' Australian subsidiary ("TES") results of operations have been adversely affected due to the recent economic developments in certain countries in Asia. These economic developments in Asia have had a negative impact on the mining industry in Australia which TES services. If these adverse economic conditions in Asia continue for an extended period of time, such could have an adverse effect on the Company's consolidated results of operations for 1998. See "Special Note Regarding Forward-Looking Statements."

CLIMATE CONTROL

     The Climate Control Business maintains two modern, flexible manufacturing and design facilities located in Oklahoma City, Oklahoma. The Climate Control Business' two principal product lines are manufactured and sold through two operating subsidiaries: International Environmental Corporation ("IEC"), which manufactures and markets hydronic fan coil units, and Climate Master, Inc. ("CM"), which manufactures and markets water source heat pumps, geothermal water source heat pumps, and packaged terminal air conditioners.

     The Climate Control Business has generated an operating profit in each year from 1992 through 1996. However, during that period, CM sustained consistent operating losses which were more than offset by profitability at IEC.

     CM's profitability was adversely affected by a sharp decline in the primary market for its products sold to the new office construction market, which was adversely affected by the passage of the Tax Reform Act of 1986. As a result, the total sales of water source heat pumps in the U.S. plunged from 150,000 units per year in 1986 to 71,000 units per year in 1992. CM's sales revenue decreased from a high of $47.8 million in 1986 to a low of $21.8 million in 1992.

     Due to significant changes in its primary market, CM implemented a strategy of diversification. Several new markets were targeted, and new products were introduced. CM entered the original equipment manufacturer ("OEM") business, introduced a new line of packaged terminal air conditioners and new rooftop water source heat pumps, entered the "shared energy savings" market (which primarily sells highly efficient water source heat pumps to retrofit large government installations), and emphasized and expanded the residential geothermal water source heat pump business. In addition, a new management team was recruited, and CM's operations were reorganized.

     These actions were implemented over the last two years and began to improve operating performance in 1997. As a result of these actions, CM's sales increased from $27.5 million to $37.5 million and its operating losses have narrowed from $3.0 million to $0.1 million for the nine months ended September 30, 1996, and September 30, 1997, respectively.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1997, COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

Net Sales

     Consolidated net sales for the nine months ended September 30, 1997, were $200.4 million, compared to $195.4 million for the first nine months of 1996, an increase of $5.0 million. This increase in sales resulted from increased sales in the Climate Control Business of $11.2 million, primarily due to increased sales of CM's heat pumps partially offset by decreased sales in the Chemical Business of $6.3 million primarily due to reduced sales of the Company's wholly-owned Australian subsidiary, Total Energy Systems Limited ("TES"), due to expiration of certain customer contracts.

Gross Profit

     Gross profit increased $1.3 million and was 19.3% of net sales for the first nine months of 1997, compared to 19.1% of net sales for the first nine months of 1996. The gross profit increase was primarily attributable to increased absorption of costs due to higher production volumes and focus on sales of more profitable product lines in the Climate Control Business. This improvement was offset by higher production costs in the Chemical Business due to (i) the higher cost of anhydrous ammonia which was only partially passed on in the form of higher selling prices, (ii) unabsorbed overhead costs caused by downtime related to modifications made to resolve problems associated with mechanical failures and (iii) environmental matters at the Chemical Business' primary manufacturing plant. These increased costs in 1997 were partially offset by a reduction in cost of sales of $2.1 million through recapture of manufacturing variances of the Chemical Business in the form of business interruption insurance settlements.

Selling, General and Administrative Expense

     Selling, general and administrative ("SG&A") expenses, as a percent of net sales, were 14.0% and 12.4% in the nine month periods ended September 30, 1997, and 1996, respectively. The increase, as a percent of sales, was approximately the same for the Chemical and Climate Control Businesses. The increase in the Chemical Business was the result of an increased provision for one uncollectible account receivable of approximately $350,000 and increased professional fees of approximately $200,000, primarily related to environmental matters, compounded by lower sales in this business. The increase in the Climate Control Business was due to increased administrative and selling expenses as a percent of sales in the heat pump product line associated with the implementation of a new marketing plan for CM.

Interest Expense

     Interest expense for the Company, before deducting capitalized interest, was approximately $7.7 million during the nine months ended September 30, 1997, compared to approximately $6.3 million during the nine months ended September 30, 1996. During the first nine months of 1997 and 1996, $1.1 million and $1.8 million, respectively, of interest expense was capitalized in connection with construction of the DSN Plant. The 1997 increase of $1.4 million before the effect of capitalization primarily resulted from increased borrowings needed to support capital expenditures, higher inventory balances and to meet the operational requirements of the Company.

Net Income

     The Company had net income of $2.8 million in the first nine months of 1997 compared to net income of $5.7 million in the nine months ended September 30, 1996. The decreased profitability of $2.9 million was primarily due to the factors discussed above.

YEAR ENDED DECEMBER 31, 1996, COMPARED TO YEAR ENDED DECEMBER 31, 1995

Net Sales

     Consolidated net sales for 1996 were $255.3 million, compared to $220.7 million for 1995, an increase of $34.6 million or 15.6%. This increase resulted principally from: (i) increased sales in the Climate Control Business of $5.3 million, primarily due to the implementation of CM's diversification strategy and the efforts of its new management, both as described above, and (ii) increased sales in the Chemical Business of $29.3 million. The Chemical Business had increases of approximately $7.0 million in sales of agricultural products and approximately $6.0 million in sales of industrial products. These sales increases involved both volume and price increases as higher raw material costs were passed through to customers to the extent possible. Additionally, TES, the Company's subsidiary located in Australia and New Zealand, had an increase in sales of $16.0 million due to an expanded customer base.

Gross Profit

     Gross profit decreased $0.4 million and was 18.6% of net sales for 1996, compared to 21.7% of net sales for 1995. The gross profit percentage declined in both the Chemical and Climate Control Businesses. The gross profit of the Chemical Business was adversely affected due to the continued high cost of anhydrous ammonia as discussed above and higher production costs due to unabsorbed overhead costs resulting from excessive downtime at the Chemical Business' El Dorado Facility related to modifications made to install air emissions abatement equipment and resolve problems associated with mechanical and design problems at the DSN Plant. See "Business--Environmental Matters." The Climate Control Business' gross profit decreased as a percentage of net sales due to decreased absorption of costs resulting from lower production volumes in certain product lines and a less favorable product mix.

Selling, General and Administrative Expense

     SG&A, as a percent of net sales, was 13.0% in 1996 and 13.7% in 1995. Climate Control Business SG&A expenses were approximately the same in 1996 as 1995, and net sales increased by 6.3% resulting in a lower percentage of SG&A to sales. SG&A of the Chemical Business, as a percent of sales, was consistent with sales increases, therefore generating no change as a percent of net sales. The Chemical Business also incurred approximately $450,000 in 1996 for legal and consulting fees for environmental and legal matters relating to the El Dorado Facility's air emissions. See "Business--Environmental Matters." Also in 1996, the Chemical Business expended approximately $1.0 million to increase its provision for one uncollectible account receivable.

Interest Expense

     Interest expense for the Company, before deducting capitalized interest, was $8.7 million during 1996, compared to $8.5 million during 1995. During 1996, $2.4 million of interest expense was capitalized in connection with construction of the DSN Plant, compared to $1.4 million in 1995.

Net Income

     The Company had net income of $5.8 million in 1996 compared to net income of $5.9 million in 1995. Although 1996 consolidated net sales increased, the consolidated gross profit declined and SG&A increased due to the factors discussed above.

YEAR ENDED DECEMBER 31, 1995, COMPARED TO YEAR ENDED DECEMBER 31, 1994

Net Sales

     Consolidated net sales for 1995 were $220.7 million, compared to $201.5 million for 1994, an increase of $19.2 million or 9.5%. This sales increase resulted principally from: (i) increased sales in the Climate Control Business of $13.9 million, primarily due to increased sales in the fan coil segment of the Climate Control Business and to increased sales in geothermal water source heat pumps related to certain governmental projects and (ii) increased sales in the Chemical Business of $5.3 million, which were primarily attributable to higher anhydrous ammonia costs being passed through to customers and increased sales of $2.5 million at TES due to the addition of new customers.

Gross Profit

     Gross profit increased $5.0 million and was 21.7% of net sales for 1995, compared to 21.3% of net sales for 1994. Although the Chemical Business' gross profit increased by $0.5 million, the gross margin was adversely affected due to the continued high cost of anhydrous ammonia as discussed above. The gross profit of the Climate Control Business increased approximately $4.5 million due to increased sales volume and improved absorption of fixed costs.

Selling, General and Administrative Expense

     SG&A expenses increased $2.6 million in 1995 compared to 1994. As a percent of net sales SG&A expenses were 13.7% in 1995 and 13.8% in 1994. SG&A, as a percentage of sales, remained consistent in both the Chemical and Climate Control Businesses.

Interest Expense

     Interest expense for the Company, before deducting capitalized interest, was $8.5 million during 1995, compared to $6.6 million during 1994. During 1995, $1.4 million interest expense was capitalized in connection with construction of the DSN Plant compared to $0.5 million in 1994. The increase in interest expense primarily resulted from increased borrowings. The increased borrowings were necessary to support capital expenditures, higher inventory levels, higher accounts receivable balances and to meet the operational requirements of the Company. See "-- Liquidity and Capital Resources."

Net Income

     The Company had net income of $5.9 million in 1995 compared to net income of $5.4 million in 1994. This improvement in 1995 was primarily attributable to increased sales volume with slightly higher profit margins offset by increased interest expense and SG&A as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company's primary cash needs have been for operating expenses, working capital and capital expenditures. The Company has financed its cash requirements primarily through internally generated cash flow and borrowings under its revolving credit facilities.

     Cash flows from operations before changes in working capital items were $9.6 million and $12.4 million for the nine months ended September 30, 1997, and 1996, respectively. During the nine months ended September 30, 1997, net cash flows used in operating activities were $2.0 million while the nine months ended September 30, 1996, provided net cash flows of $9.6 million. This reduction in cash flows provided from operations of $11.6 million resulted from lower earnings of $2.9 million and an increase in working capital of $8.8 million. The increase in working capital is due primarily to a net decrease in accounts payable partially due to reduced inventory purchases under a product exchange agreement and a net reduction in accounts receivable due to slower sales growth during the first nine months of 1997 compared with the comparable period in 1996.

     Cash flows from operations before changes in working capital items were $14.3 million and $13.6 million for the year ended December 31, 1996, and 1995, respectively. During the year ended December 31, 1996, and 1995, net cash provided by operations were $15.0 million and $10.2 million, respectively. This increase in cash flows provided from operations was due primarily to an increase in accounts payable and accrued liabilities of $15.5 million partially offset by a net increase in accounts receivable of $2.1 million and inventories of $7.7 million resulting from higher sales volume in both the Chemical and Climate Control Businesses.

     Cash flows from operations before changes in working capital items were $13.6 million and $13.9 million for the year ended December 31, 1995, and 1994, respectively. During the year ended December 31, 1995, and 1994, net cash flows from operations were $10.2 million and $10.1 million, respectively. Cash flows from operations were impacted by higher levels of accounts receivables due to greater sales levels in 1995 offset by a net decrease in inventories and accounts payable compared to 1994.

     The Company made capital expenditures of $18.6 million, $15.9 million and $14.0 million during the years ended December 31, 1996, 1995, and 1994, respectively, and $6.0 million for the nine months ended September 30, 1997. Approximately $6.5 million, $11.2 million, and $11.0 million of expenditures made during 1996, 1995, and 1994, and $1.3 million of the expenditures made during the first nine months of 1997 relate directly to the construction, start-up and subsequent modification of the DSN Plant. The Company expects to make capital expenditures totaling $6.0 million during 1997 and approximately $8.0 million in 1998. See "Special Note Regarding Forward-Looking Statements."

     The Company incurred substantial indebtedness in connection with the Initial Offering. After giving effect to the Initial Offering and application of the net proceeds therefrom, as of September 30, 1997, the Company's indebtedness increased from approximately $106.9 million to approximately $129.9 million, consisting of $105 million of the Notes and $24.9 million under other debt facilities, including capital leases.

     LSB, certain subsidiaries of LSB that are not subsidiaries of the Company, and certain subsidiaries of the Company are parties to $65 million revolving credit facility ("Revolving Credit Facility"). The Revolving Credit Facility is evidenced by one loan agreement for the Company's subsidiaries that are parties thereto and separate loan agreements for LSB and its other subsidiaries that are not subsidiaries of the Company.

     Under the terms of the Revolving Credit Facility, subsidiaries of the Company may borrow up to $65 million on a revolving basis subject to limitations based on (i) the amount of eligible receivables and inventory of such subsidiaries and (ii) the aggregate amount of borrowings under the Revolving Credit Facility by LSB and certain subsidiaries that are not subsidiaries of the Company. Under the Revolving Credit Facility, LSB and certain subsidiaries of LSB that are not subsidiaries of the Company have the right to borrow on a revolving basis up to $24 million. Any amounts so borrowed by LSB and its subsidiaries that are not subsidiaries of the Company will reduce the amount that the subsidiaries of the Company may borrow at any one time under the Revolving Credit Facility. The Revolving Credit Facility, as it relates to the subsidiaries of the Company, will be secured by the receivables, inventory, proprietary rights, general intangibles, books and records and proceeds thereof. LSB guarantees all of the obligations under the Revolving Credit Facility, including those of the Company's subsidiaries. The Company guarantees only the obligations of its subsidiaries under the Revolving Credit Facility, and neither the Company nor its subsidiaries that are parties to the Revolving Credit Facility guarantee the obligations of LSB and the other subsidiaries of LSB that are not subsidiaries of the Company under the Revolving Credit Facility. In addition, a default by LSB and the other subsidiaries of LSB that are not subsidiaries of the Company under the Revolving Credit Facility will not be considered a default of the Company's subsidiaries under the Revolving Credit Facility. The Revolving Credit Facility will terminate on December 31, 2000, subject to the automatic renewal for terms of 13 months each thereafter, unless terminated by either party.

     Borrowings under the Revolving Credit Facility bear an annual rate of interest at a floating rate based on the lender's prime rate plus 1.5% per annum or, at LSB's option, on the lender's LIBOR rate plus 3.875% per annum (which rates are subject to increase or reduction upon achieving specified availability and adjusted tangible net worth, as defined).

     The Company used a portion of the net proceeds from the Initial Offering to repay a substantial portion of the unpaid principal due by certain of its subsidiaries under their current revolving credit facilities. See "Use of Proceeds." The Company intends to continue to borrow, from time to time, under its existing revolving credit facilities as the Company may deem appropriate to finance the working capital requirements of the Company and its subsidiaries. As of November 30, 1997, and after giving effect to the application of the net proceeds from the Initial Offering, the Company had availability under the Revolving Credit Facility of approximately $43.5 million. In addition, as of November 30, 1997, and after giving effect to the application of the net proceeds from the Initial Offering, the Company's Australian subsidiary had availability of approximately US$2.5 million under its revolving credit facility. See "--Foreign Subsidiary Financing."

     In addition to the Agreements discussed above, as of September 30, 1997, the Company's wholly-owned subsidiary, DSN Corporation ("DSN"), is a party to several loan agreements with a financial company (the "Financing Company") for three projects. At September 30, 1997, DSN had outstanding borrowings of $14.1 million under these loans. The loans have repayment schedules of 84 consecutive monthly installments of principal and interest. The interest rate on each of the loans is fixed and range from 8.2% to 8.9%. Annual interest, for the three notes as a whole, at September 30, 1997, at the agreed to interest rates would approximate $1.2 million. The loans are secured by the various DSN property and equipment. The loan agreements require the Company to maintain certain financial ratios, including tangible net worth requirements.

FOREIGN SUBSIDIARY FINANCING

     The Company's wholly-owned Australian subsidiary, TES, has a revolving credit working capital facility (the "TES Revolving Facility") with Bank of New Zealand, Australia, of approximately AUS$8.5 million (approximately

US$6.4 million). The TES Revolving Facility allows for borrowings based on specific percentages of qualified eligible assets. Based on the effective exchange rate at September 30, 1997, approximately US $5.6 million (AUS $7.7 million approximately) was borrowed at September 30, 1997. Such debt is secured by substantially all the assets of TES, plus an unlimited guarantee and indemnity from LSB and certain subsidiaries of TES. The interest rate on this debt is dependent upon the borrowing option elected by TES and had a weighted average rate of 7.8% at September 30, 1997. TES is in technical noncompliance with a certain financial covenant contained in the loan agreement involving the TES Revolving Facility. However, this covenant was not met at the time of closing of this loan and the Bank of New Zealand, Australia has continued to extend credit under the Facility. The outstanding borrowing under the TES Revolving Facility at September 30, 1997, has been classified as due within one year in the accompanying consolidated financial statements.

     The Company is in negotiations with Bank of New Zealand to amend the TES Revolving Facility to allow for borrowings up to an aggregate of AUS$11 million (approximately US$7.9 million). This AUS$11 million will be broken down into three parts: (i) AUS$6 million revolving working capital facility; (ii) AUS$4.5 million long-term debt facility; and (iii) AUS$0.5 million leasing facility. There are no assurances that such increase will be implemented.

     Management believes that following the Initial Offering cash flows from operations, availability under the Company's revolving credit facilities, and other sources will be adequate to meet its presently anticipated capital expenditure, working capital, and debt service requirements. There can be no assurance that the Company's business will generate sufficient cash flow from operations, or that future financings will be available in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to make necessary capital expenditures, or that any refinancing would be available on commercially reasonable terms, if at all. See "Special Note Regarding Forward-Looking Statements."

                                   BUSINESS

GENERAL

     The Company, a wholly owned subsidiary of LSB, is engaged, through its subsidiaries, in the manufacture and sale of (i) chemical products for the explosives, agricultural and industrial acids markets and (ii) a broad range of hydronic fan coils and water source heat pumps as well as other products used in commercial and residential HVAC systems. For the twelve months ended September 30, 1997, the Company had net sales of $260.2 million and EBITDA of $21.4 million.

BUSINESS STRATEGY

     The Company is pursuing a strategy of concentrating on businesses and product lines in niche markets where it can establish a position as a market leader. The Company believes that it can maximize its long-term profitability by offering specialized products and value-added services to its customers. See "Special Note Regarding Forward-Looking Statements."

     The Chemical Business seeks to maximize profitability by (i) being a low cost producer, (ii) focusing on a specific geographic area where it can develop a freight and distribution advantage and establish a leading regional presence,
(iii) offering value added services as a means of building customer loyalty and
(iv) continuing to alter the product mix towards higher margin products. The Company has developed a geographic advantage in the Texas, Oklahoma, Missouri and Tennessee agricultural markets by establishing an extensive network of wholesale and retail distribution centers for nitrogen-based fertilizer tailored toward regional farming practices and by providing value added services. In its continued focus toward reducing production costs, the Company undertook construction of the DSN Plant in 1994. The Company believes that the DSN Plant's more efficient and improved production of concentrated nitric acid will provide for a greater volume of third party sales of concentrated nitric acid, a relatively high margin product. The

Company has also developed a proprietary line of explosives through a nationally recognized branded product. Given the nature of the product, the Company believes its branding strategy, emphasizing quality, safety and reliability, gives it a competitive advantage over less recognized explosive products. See "Special Note Regarding Forward-Looking Statements."

     The Climate Control Business seeks to establish leadership positions in niche markets by offering extensive product lines, custom tailored products and proprietary new technologies. Under this focused strategy, the Company has developed the most extensive line of hydronic fan coils and water source heat pumps in the U. S. The Company has developed flexible production to allow it to custom design units for the growing retrofit and replacement markets. The Company believes that the Climate Control Business is one of the leaders in commercializing new technology to satisfy increasingly stringent indoor air quality standards. Products recently developed by the Company include heat pipe technology for dehumidification, specialty filters for the removal of airborne particles and gases, ultraviolet light units for bacteria removal and highly energy efficient dual path heat pump products. The Climate Control Business is a pioneer in the use of geothermal water source heat pumps in residential applications. The Company believes that an aging installed base of residential HVAC systems, coupled with relatively short payback periods of geothermal systems, will continue to increase demand for its geothermal products in the residential replacement market. See "Special Note Regarding Forward-Looking Statements."

CHEMICAL BUSINESS

General

     The Company's Chemical Business manufactures three principal product lines that are derived from anhydrous ammonia: (1) fertilizer grade ammonium nitrate for the agricultural industry, (2) explosive grade ammonium nitrate for the mining industry and (3) concentrated, blended and mixed nitric acid for industrial applications. In addition, the Company also produces sulfuric acid for commercial applications primarily in the paper industry. The Chemical Business' products are sold in niche markets where the Company believes it can establish a position as a market leader. See "Special Note Regarding Forward-Looking Statements."


                               [INSERT DIAGRAM]


The diagram is intended to illustrate the sequence of events through which anhydrous ammonia is processed into the Chemical Business' three principal product lines. The diagram reveals the following sequence: (1) anhydrous ammonia is delivered to regular nitric acid plants and concentrated nitric acid plants;
(2) the regular nitric acid plants utilize a conventional process for the manufacture of (a) fertilizer grade ammonium nitrate which is used by ranchers and farmers and (b) industrial grade ammonium nitrate for explosive products which are used for surface mining, quarries, general construction and highway construction; and (3) the concentrated nitric acid plants utilize the DSN Process to manufacture concentrated nitric acid and mixes which are used for herbicides, plastics, explosives, and pharmaceuticals.

Agricultural Products

     The Chemical Business produces ammonium nitrate, a nitrogen-based fertilizer, at the El Dorado Facility. In 1996, the Company sold over 190,000 tons of ammonium nitrate fertilizer to farmers, fertilizer dealers and distributors located primarily in the south central United States.

     Ammonium nitrate is one of several forms of nitrogen-based fertilizers which include anhydrous ammonia and urea. Although, to some extent, the various forms of nitrogen-based fertilizers are interchangeable, each has its own characteristics which produce agronomic preferences among end users. Farmers decide which type of nitrogen-based fertilizer to apply based on the crop planted, soil and weather conditions, regional farming practices and relative nitrogen fertilizer prices.

     The Chemical Business is a major manufacturer of fertilizer grade ammonium nitrate, which it markets primarily in Texas, Arkansas and the surrounding regions. This market, which is in close proximity to its El Dorado

Facility, includes a high concentration of pasture land and row crops which favor ammonium nitrate over other nitrogen-based fertilizers. The Company has developed the leading market position in Texas by emphasizing high quality products, customer service and technical advice. Using a proprietary prilling process, the Company produces a high performance ammonium nitrate fertilizer that, because of its uniform size, is easier to apply than many competing nitrogen-based fertilizer products. The Company believes that its "E-2" brand ammonium nitrate fertilizer is recognized as a premium product within its primary market. In addition, the Company has developed long term relationships with end users through its network of 21 owned and operated wholesale and retail distribution centers.

Explosives

     The Chemical Business manufactures low density ammonium nitrate-based explosives, including bulk explosives used in surface mining. In addition, the Company manufactures and sells a branded line of packaged explosives, used in construction, quarrying and other applications, particularly where controlled explosive charges are required. The Company's bulk explosives are marketed primarily through six Company-owned distribution centers, four of which are located in close proximity to the customers' surface mines in the coal producing states of Kentucky, West Virginia, Illinois, and Indiana. Additionally, the Company, through its Australian subsidiary, manufactures and distributes bulk and packaged explosives in Australia and New Zealand. The Company emphasizes value-added customer services and specialized product applications for its bulk explosives. Most of the sales of bulk explosives are to customers who work closely with the Company's technical representatives in meeting their specific product needs. In addition, the Company sells bulk explosives to independent wholesalers and to other explosives companies. Packaged explosives are used for applications requiring controlled explosive charges and typically command a premium price and produce higher margins. The Company believes its Slurry packaged explosive products are among the most widely recognized in the industry. Slurry packaged explosive products are sold nationally and internationally to other explosive companies and end-users.

Industrial Acids

     The Chemical Business manufactures and sells industrial acids, primarily to the food, paper, chemical and electronics industries. The Company is the leading supplier to third parties of concentrated nitric acid which is a special grade of nitric acid used in the manufacture of plastics, pharmaceuticals, herbicides, explosives, and other chemical products. In addition, the Company produces and sells regular, blended and mixed nitric acid and a variety of grades of sulfuric acid. The Company competes on the basis of price and service, including on-time reliability and distribution capabilities. The Company operates the largest fleet of tankcars in the concentrated nitric acid industry which provides it with a significant competitive advantage in terms of distribution costs and capabilities. In addition, the Company provides inventory management as part of the value-added services it offers to its customers.

     The Company has identified concentrated nitric acid as a strategic product line for its Chemical Business due to attractive levels of profitability, increased diversity of end markets and the ability to compete on a value added service basis. To support further growth in its nitric acid business, the Company undertook the construction of the DSN Plant located at the El Dorado Facility. The DSN Plant uses a newer and more efficient process to produce concentrated nitric acid directly from anhydrous ammonia, in contrast to the conventional process which requires the input of regular nitric acid, an intermediate step, to produce concentrated nitric acid.

DSN Plant

     Since January 1, 1994, the Chemical Business has spent approximately $32.0 million to install the DSN Plant. The DSN Plant began limited operations in 1995, and such limited operations continued due to certain mechanical and design problems associated with the plant's construction and installation. As a result of such problems, production at the DSN Plant was limited to approximately 170 tons per day (60% of its stated capacity of 285 tons per day assuming 338 days of annual production) during the twelve months ended September 30, 1997. In October 1997, management completed certain corrective actions at the DSN Plant. As a result of these corrective actions, the DSN Plant has the capacity to operate at approximately 285 tons per day. However, due to customer specifications and inventory constraints, among other things, the DSN Plant has been operating at approximately 260 tons per day since the corrective actions were completed. Based on normalized production (assuming 338 days of annual production) at 260 tons per day, the Company believes that it will be able to produce concentrated nitric acid at a cost per ton approximately at $65 per ton lower than at the production levels of 170 tons per day in the prior period. While the Company will seek to market the additional capacity of concentrated nitric acid output to commercial markets, there can be no assurance that the Company will be able to sell all of the additional capacity in this market. However, to the extent that there is insufficient demand for concentrated nitric acid, the Company believes it can profitably use the concentrated nitric acid in the production of mixed and blended acids and ammonium nitrate based fertilizer and explosives (although at lower margins than if the production were sold as concentrated nitric acid). See "Summary-The Company-The DSN Plant," "Risk Factors-DSN Plant Design Issues," "The Company-Chemical Business-DSN Plant" and "Special Note Regarding Forward-Looking Statements."

EDNC Baytown Plant

     In June 1997, two wholly owned subsidiaries of the Company, El Dorado Chemical Company ("EDC") and El Dorado Nitrogen Company ("EDNC"), entered into a series of agreements with Bayer Corporation ("Bayer") (collectively, the "Bayer Agreement"). Under the Bayer Agreement, EDNC will act as an agent to construct and, upon completion of construction, will operate a nitric acid plant (the "EDNC Baytown Plant") at Bayer's Baytown, Texas chemical facility. EDC has guaranteed the performance of EDNC's obligations under the Bayer Agreement.

     Under the terms of the Bayer Agreement, EDNC is to lease the EDNC Baytown Plant pursuant to an operating lease from an unrelated third party with an initial lease term of ten years from the date on which the EDNC Baytown Plant becomes fully operational. Bayer will purchase from EDNC all of its requirements for nitric acid to be used by Bayer at its Baytown, Texas facility for ten years from the date on which the EDNC Baytown Plant becomes fully operational. EDNC will purchase from Bayer its requirements for anhydrous ammonia for the manufacture of nitric acid as well as utilities and other services. Subject to certain conditions, EDNC will be entitled to sell the amount of nitric acid manufactured at the EDNC Baytown Plant which is in excess of Bayer's requirements to third parties. The Bayer Agreement provides that Bayer will make certain net monthly payments to EDNC which will be sufficient for EDNC to recover all of its costs plus a profit. Upon expiration of the initial ten-year term from the date the EDNC Baytown Plant becomes operational, the Bayer Agreement may be renewed for up to six renewal terms of five years each; however, prior to each renewal period, either party to the Bayer Agreement may opt against renewal.

     If operations at the EDNC Baytown Plant are not commenced by February 1, 1999, or upon a change in control of LSB, EDC or EDNC, Bayer has an option to terminate the Bayer Agreement. EDNC has an option to terminate the Bayer Agreement upon the failure of Bayer to complete the construction of certain delivery systems prior to January 1, 1999, and upon the occurrence of certain events of default which remain uncured. Bayer retains the right of first refusal with respect to any bona fide third-party offer to purchase any voting stock of EDNC or any portion of the EDNC Baytown Plant. It is anticipated that construction of the EDNC Baytown Plant will cost approximately $60 million and will be completed by late 1998. Construction financing of the EDNC Baytown Plant is to be provided by an unaffiliated lender. Neither the Company nor EDC has guaranteed any of the lending obligations for the EDNC Baytown Plant.

Raw Materials

     Anhydrous ammonia represents the primary component in the production of most of the products of the Chemical Business. See "Management's Discussion and Analysis of Financial Condition and Results of Operation." The Chemical Business currently purchases approximately 220,000 tons of anhydrous ammonia per year for use in its manufacture of its products. The Company has contracts with two suppliers of anhydrous ammonia. One contract expires in December 1998 and the other expires in April 2000. The Chemical Business is required to buy 120,000 tons of its annual requirements of anhydrous ammonia under the contract expiring in 2000 and the balance under the other contract.

     The Company believes that it could obtain anhydrous ammonia from other sources in the event of a termination of the above-referenced contracts, but such may not be obtainable on as favorable terms. See "Special Note Regarding Forward-Looking Statements."

Seasonality

     The Company believes that the only seasonal products of the Chemical Business are fertilizer and related chemical products sold to the agricultural industry. The selling seasons for those products are primarily during the spring and fall planting seasons, which typically extend from February through May and from September through November in the geographical markets in which the majority of the Company's agricultural products are distributed. As a result, the Chemical Business increases its inventory of ammonium nitrate prior to the beginning of each planting season. Sales to the agricultural markets depend upon weather conditions and other circumstances beyond the control of the Company.

Regulatory Matters

     Each of the Chemical Business' domestic blasting product distribution centers are licensed by the Bureau of Alcohol, Tobacco and Firearms in order to manufacture and distribute blasting products. The Australian and New Zealand distribution centers are subject to comparable licensing requirements imposed by their respective controlling government authorities. The Chemical Business is also subject to extensive federal, state and local environmental laws, rules and regulations. See "--Environmental Matters" and "--Legal Proceedings."

Competition

     The Chemical Business competes with other chemical companies in its markets, many of whom have greater financial and other resources than the Company. The Company believes that competition within the markets served by the Chemical Business is primarily based upon price, service, warranty and product performance. The Company believes that the Chemical Business is the leader in the Texas ammonium nitrate market and is the leading producer of concentrated nitric acid in the United States for third party sales.

CLIMATE CONTROL BUSINESS

General

     The Company's Climate Control Business manufactures and sells a broad range of standard and custom designed hydronic fan coils and water source heat pumps as well as other products for use in commercial and residential HVAC systems. Demand for the Climate Control Business' products is driven by the construction of commercial, institutional and residential buildings, the renovation of existing buildings and the replacement of existing systems. The Climate Control Business' commercial products are used in a wide variety of buildings, such as hotels, motels, office buildings, schools, universities, apartments, condominiums, hospitals, nursing homes, extended care facilities, supermarkets and superstores. Many of the Company's products are targeted to meet increasingly stringent indoor air quality and energy efficiency standards.

Hydronic Fan Coils

     The Climate Control Business is the leading provider of hydronic fan coils targeted to the commercial and institutional markets in the U.S. Hydronic fan coils use heated or chilled water, provided by a centralized chiller and boiler through a water pipe system, to condition the air and allow individual room control. Hydronic fan coil systems are quieter and have longer lives and lower maintenance costs than comparable systems used where individual room control is required. The Company believes that its product line of hydronic fan coils is the most extensive offered by any domestic producer. The breadth of this product line coupled with customization capability provided by a flexible manufacturing process are important components of the Company's strategy for competing in the commercial and institutional renovation and replacement markets.

Water Source Heat Pumps

     The Company is a leading U.S. provider of water source heat pumps to the commercial construction and renovation markets. These are highly efficient heating and cooling units which enable individual room climate control through the transfer of heat through a water pipe system which is connected to a centralized cooling tower or heat injector. Water source heat pumps enjoy a broad range of commercial applications, particularly in medium to large sized buildings with many small, individually controlled spaces. The Company believes the market for commercial water source heat pumps will continue to grow due to the relative efficiency and long life of such systems as compared to other air conditioning and heating systems, as well as to the emergence of the replacement market for those systems. See "Special Note Regarding Forward-Looking Statements."

Geothermal Products

     The Climate Control Business is a pioneer in the use of geothermal water source heat pumps in residential and commercial applications. Geothermal systems, which circulate water or antifreeze through an underground heat exchanger, are among the most energy efficient systems available. The Company believes that an aging installed base of residential HVAC systems, coupled with the longer life, lower cost to operate, and relatively short payback periods of geothermal systems will continue to increase demand for its geothermal products, particularly in the residential replacement market. See "Special Note Regarding Forward-Looking Statements."

Hydronic Fan Coil and Water Source Heat Pump Market

     The Company has pursued a strategy of specializing in hydronic fan coils and water source heat pump products. The annual U.S. market for hydronic fan coils and water source heat pumps is approximately $225 million. Demand in these markets is generally driven by levels of repair, replacement, and new construction activity. The U.S. market for fan coils and water source heat pumps products has grown on average 6% per year over the last 5 years. This growth has been fueled by the aging of the installed base of units, the introduction of new energy efficient systems, upgrades to central air conditioning and increased governmental regulations restricting the use of ozone depleting refrigerants in HVAC systems.

Production and Backlog

     Most of the Climate Control Business' production of the above-described products occurs on a specific order basis. The Company manufactures the units in many sizes and configurations, as required by the purchaser, to fit the space and capacity requirements of hotels, motels, schools, hospitals, apartment buildings, office buildings and other commercial or residential structures. As of September 30, 1997, the backlog of confirmed orders for the Climate Control Business was approximately $27.2 million. As of the date of this Prospectus, the Climate Control Business released substantially all of its September 30, 1997, backlog to production.

Marketing and Distribution

     The Climate Control Business sells its products to mechanical contractors, original equipment manufacturers and distributors. The Company's sales to mechanical contractors primarily occur through independent manufacturer's representatives, who also represent complementary product lines not manufactured by the Company. Original equipment manufacturers generally consist of other air conditioning and heating equipment manufacturers who resell under their own brand name the products purchased from the Climate Control Business in competition with the Company. Sales to original equipment manufacturers accounted for approximately 28% of the sales of the Climate Control Business in 1996.

Competition

     The Climate Control Business competes with approximately eight companies, some of whom are also customers of the Company. Some of the competitors have greater financial and other resources than the Company. The Climate Control Business manufactures a broader line of fan coil and water source heat pump products than any other manufacturer in the United States, and the Company believes that it is competitive as to price, service, warranty and product performance.

PROPERTIES

Chemical Business

     The Chemical Business primarily conducts manufacturing operations (i) on 150 acres of a 1,400 acre tract of land located in El Dorado, Arkansas (the "El Dorado Facility"), (ii) in a facility of approximately 60,000 square feet located on 10 acres of land in Hallowell, Kansas ("Kansas Facility") and (iii) in a mixed acid plant in Wilmington, North Carolina ("Wilmington Plant"). The Chemical Business owns all of its manufacturing facilities, with the El Dorado Facility and the Wilmington Plant subject to mortgages. In addition, the Chemical Business has four manufacturing facilities in Australia and one in New Zealand that produce bulk and packaged explosives.

     As of September 30, 1997, the El Dorado Facility was utilized at approximately 87% of capacity, based on continuous operation.

     The Chemical Business operates its Kansas Facility from buildings located on an approximate ten-acre site in southeastern Kansas, and a research and testing facility comprising approximately ten acres, including buildings and equipment thereon, located in southeastern Kansas, which it owns.

     In addition, the Chemical Business distributes its products through 31 agricultural and explosive distribution centers. The Chemical Business currently operates 21 agricultural distribution centers, with 15 of the centers located in Texas (12 of which the Company owns and three of which it leases); one center located in Oklahoma which the Company owns; two centers located in Missouri (one of which the Company owns and one of which it leases); and three centers located in Tennessee (all of which the Company owns). The Chemical Business currently operates six domestic explosives distribution centers located in Hallowell, Kansas (owned); Bonne Terre, Missouri (owned); Huntington, West Virginia (leased); Owensboro and Combs, Kentucky (leased); and Pryor, Oklahoma (leased). The Chemical Business also has four explosives distribution centers in Australia, all of which are leased, and one explosives distribution center located in New Zealand, which is leased.

Climate Control Business

     The Climate Control Business conducts its fan coil manufacturing operations in a facility located in Oklahoma City, Oklahoma, consisting of approximately 265,000 square feet. As of September 30, 1997, the Climate Control Business was using the productive capacity of the above-referenced facilities to the extent of approximately 92%, based on three, eight-hour shifts per day and a five-day week in one department and one and one-half eight-hour shifts per day and a five-day week in all other departments. The Climate Control Business leases its fan coil manufacturing facility. The fan coil manufacturing facility is leased under the terms of an agreement with Prime Financial Corporation ("Prime"), a subsidiary of LSB but not a subsidiary of the Company ("Prime Lease"). The term of the Prime Lease expires on September 7, 2002, and rent is payable at an annual rate of $475,000. The Prime Lease may be extended for a period of ten years following the expiration of the initial term. See "Certain Relationships and Related Transactions."

     The Climate Control Business manufactures most of its heat pump products in a leased 270,000 square foot facility in Oklahoma City, Oklahoma, which it leases from an unrelated party. The lease term began March 1, 1988, after renewal in October 1997, and expires February 28, 2003, with options to renew for additional five-year periods, and currently provides for the payment of rent in the amount of $52,389 per month. The Company also has an option to acquire the facility at any time in return for the assumption of the then outstanding balance of the lessor's mortgage. As of September 30, 1997, the productive capacity of this manufacturing operation was being utilized to the extent of approximately 86%, based on one eight-hour shift per day and a five-day week.

     All of the properties utilized by the Climate Control Business are considered by the Company management to be suitable and adequate to meet the current needs of that Business.

EMPLOYEES

     As of September 30, 1997, the Company employed 1,222 persons. As of that date, (i) the Chemical Business employed 571 persons, with 134 represented by unions under agreements expiring July 31, 1998, and February 5, 1999, and (ii) the Climate Control Business employed 651 persons, none of whom are represented by a union.

ENVIRONMENTAL MATTERS

     The Company and its operations are subject to numerous Environmental Laws and to other federal, state and local laws regarding health and safety matters ("Health Laws"). In particular, the manufacture and distribution of chemical products are activities which entail environmental risks and impose obligations under the Environmental Laws and the Health Laws, many of which provide for substantial fines and criminal sanctions for violations, and there can be no assurance that material costs or liabilities will not be incurred by the Company in complying with such laws or in paying fines or penalties for violation of such laws. The Environmental Laws and Health Laws and enforcement policies thereunder relating to the Chemical Business have in the past resulted, and could in the future result, in penalties, cleanup costs, or other liabilities relating to the handling, manufacture, use, emission, discharge or disposal of pollutants or other substances at or from the Company's facilities or the use or disposal of certain of its chemical products. Significant expenditures have been incurred by the Chemical Business at the El Dorado Facility in order to comply with the Environmental Laws and Health Laws. The Chemical Business may be required to make additional significant site or operational modifications at the El Dorado Facility, potentially involving substantial expenditures and reduction, suspension or cessation of certain operations. See "Special Note Regarding Forward-Looking Statements;" "Management's Discussion and Analysis of Financial Condition and Results of Operations--Chemical Business" and "-Legal Proceedings."

     The Arkansas Department of Pollution Control & Ecology ("ADPC&E") performed an environmental inspection at the Chemical Business' El Dorado Facility in 1994, which included a review of the plant's compliance with Environmental Laws relating to wastewater and stormwater discharges, air emissions, and solid and hazardous waste practices. The reports prepared by the ADPC&E in connection with the inspection noted, in part, that releases of contaminants to groundwater were suspected to have occurred at the El Dorado Facility. In 1995, the Chemical Business and the ADPC&E entered into an administrative consent order which provided for penalties of $150,000 (including $125,000 to be spent on environmental improvements at the El Dorado Facility), and required the Chemical Business to investigate the nature and extent of the existing groundwater contamination, to take steps to reduce future groundwater contamination, and to address certain other environmental compliance issues at the El Dorado Facility (the "Inspection Consent Order"). Pursuant to the Inspection Consent Order, the Chemical Business installed additional monitoring wells at the El Dorado Facility in accordance with a workplan approved by the ADPC&E, and submitted the test results to ADPC&E. The results indicated that a risk assessment should be conducted on nitrates present in the shallow groundwater. The Chemical Business' consultant has completed this risk assessment, and has forwarded it to the ADPC&E for approval. The risk assessment concludes that, although there are contaminants at the El Dorado Facility and in the groundwater, the levels of such contaminants at the El Dorado Facility and in the groundwater do not present an unacceptable risk to human health and the environment. Based on this conclusion, the Chemical Business' consultant has recommended continued monitoring at the site for five years. The ADPC&E has not yet responded to the Chemical Business' proposal. There can be no assurance that the risk assessment will be approved by the ADPC&E, or that further work will not be required.

     In addition, in accordance with the Inspection Consent Order, the Chemical Business currently plans to upgrade the El Dorado Facility's wastewater treatment plant, and anticipates that significant related capital expenditures will be incurred to complete this project. Because the Company is still investigating this matter, the Company cannot predict the amount of such expenditures. Furthermore, the El Dorado Facility's new wastewater permit currently is being reviewed for renewal by the ADPC&E. The new permit may impose additional or more stringent limitations on the plant's wastewater discharges. The Company believes, although there can be no assurance, that any such new limitations would not have a material adverse effect on the Company. See "Special Note Regarding Forward-Looking Statements."

     During May 1997, approximately 2,000 gallons of nitric acid spilled when a valve in a storage vessel located at the El Dorado Facility failed, resulting in a release of such acid to a stormwater drain, and according to ADPC&E records, a minor fish kill in a creek near the El Dorado Facility. The Chemical Business and the ADPC&E are currently negotiating a proposed civil consent administrative order to resolve this matter, which would require the payment of a civil penalty. Based on negotiations to date, the Company does not believe such penalty will exceed $25,000. The Company also anticipates that the order will require the Chemical Business to undertake certain additional compliance measures and equipment improvements related to the El Dorado Facility's wastewater treatment system. Although the Company does not believe the order will have a material adverse effect on the Company's business, there can be no assurance that penalties and required expenditures related to the order will not have such an effect. See "Special Note Regarding Forward-Looking Statements."

     The El Dorado Facility's air permit required it to cease operation of certain older nitric acid concentrators (the "Older Nitric Acid Concentrators") within a certain period of time after the initiation of operations of the DSN Plant. Due to certain start-up problems with the DSN Plant, including excess emissions from various emission sources, the Chemical Business and the ADPC&E entered into certain agreements, including an administrative consent order (the "Air Consent Order") in 1995 to resolve certain of the Chemical Business' past violations and to permit the Chemical Business to operate the Older Nitric Acid Concentrators until the ADPC&E has made a final decision regarding the El Dorado Facility's air permit, including whether the Older Nitric Acid Concentrators may continue to operate. Although the Company expects that the Chemical Business will be able to continue to operate the Older Nitric Acid Concentrators, there can be no assurance that the ADPC&E will allow it to continue to do so. The Air Consent Order also provides for payment of a civil penalty of $50,000, which the Chemical Business has paid, and requires installation of certain pollution control equipment and completion of certain maintenance activities at the El Dorado Facility to eliminate certain off-site hazing problems. The Air Consent Order was amended in 1996 and 1997. The second amendment to the Air Consent Order (the "1997 Amendment") provided for certain stipulated penalties of $1,000 per hour to $10,000 per day for continued off-site emission events and deferred enforcement for other alleged air permit violations. The 1997 Amendment acknowledges that the Chemical Business has completed the installation of the pollution control equipment and maintenance activities required under the Air Consent Order. Nonetheless, the Chemical Business was assessed an additional penalty of $150,000, as well as a payment of an additional $50,000 to fund certain environmental projects, with respect to a number of alleged permit violations relating to off-site emissions and other air permit conditions. The Chemical Business has paid both the penalty and the additional sums required by the 1997 Amendment. Since the 1997 Amendment and as of the date of this Prospectus, the Chemical Business has been assessed stipulated penalties of approximately $55,000 by the ADPC&E for violations of certain provisions of the 1997 Amendment. The Chemical Business believes that the El Dorado Facility has made progress in controlling certain off-site emissions; however, such off-site emissions have occurred, and continue to occur, from time to time, which could result in the assessment of additional penalties against the Chemical Business by the ADPC&E and could have a material adverse effect on the Company. In addition, the El Dorado Facility was identified as one of 33 significant violators of the federal Clean Air Act in a recent review of Arkansas air programs by the EPA Office of Inspector General. The Company is unable to predict the impact, if any, of such designation. See "Special Note Regarding Forward-Looking Statements."

     During 1996, the Chemical Business expended approximately $6.8 million in connection with capital expenditures relating to compliance with federal, state and local Environmental Laws at its El Dorado Facility, including, but not limited to, compliance with the Air Consent Order, as amended. For the period from January 1, 1997, to September 30, 1997, the Chemical Business has spent approximately $1.0 million for capital expenditures relating to environmental control facilities at its El Dorado Facility to comply with Environmental Laws, including, but not limited to, the Air Consent Order, as amended, and it is anticipated that such expenditures will total approximately $1.0 million for the balance of 1997 and 1998. No assurance can be made that the actual expenditures of the Chemical Business for such matters will not exceed the estimated amounts by a substantial margin, which could have a material adverse effect on the Company and its financial condition. The amount to be spent during the balance of 1997 and 1998 for capital expenditures related to compliance with Environmental Laws is dependent upon a variety of factors, including, but not limited to, the occurrence of additional releases or threatened releases (particularly air emissions) into the environment, or changes in the Environmental Laws (or in the enforcement or interpretation by any federal or state agency or court of competent jurisdiction). See "Special Note Regarding Forward-Looking Statements." Failure to satisfactorily resolve the pending noncompliance issues with the ADPC&E, or additional orders from the ADPC&E imposing penalties, or requiring the Chemical Business to spend more for environmental improvements or curtail production activities at the El Dorado Facility, could have a material adverse effect on the Company.

     The Chemical Business is also involved in various lawsuits pending in federal court relating to environmental issues at the El Dorado Facility similar to the environmental issues discussed above and covered by the Air Consent Order, as amended, with the ADPC&E. The amounts to be spent during the balance of 1997 and 1998, as discussed herein, for compliance with applicable federal, state and local Environmental Laws at the El Dorado Facility do not include expenditures, if any, that may be required to comply with any court order resulting from such lawsuits. See "Business--Legal Proceedings."

LEGAL PROCEEDINGS

     Roy Carr, et al. v. El Dorado Chemical Company ("Carr Case"); Richard Detraz, et al. v. El Dorado Chemical Company ("Detraz Case"); Roy A. Carr, Sr., et al. v. El Dorado Chemical Company ("Citizen Suit"). The Carr Case, which was filed against EDC on June 26, 1996, the Detraz Case, which was filed against EDC on October 14, 1996, and the Citizen Suit, which was filed against EDC on October 17, 1996, are pending in the United States District Court, Western District of Arkansas, El Dorado Division. The plaintiffs in the Carr Case and the Citizen Suit reside in the area surrounding EDC's El Dorado Facility, while the plaintiffs in the Detraz Case reside in various locations throughout the El Dorado, Arkansas, metropolitan area. Because the parties to the Carr Case and the Citizen Suit are substantially the same, and the cases allege similar facts, the court consolidated these two cases, although they are based on different legal theories. The plaintiffs in the Citizen Suit allege violations of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended by the Emergency Planning Community Right-To-Know Act ("EPCRA"), the Clean Air Act and the Clean Water Act, and permits issued to EDC under certain of these laws. Under the terms of such laws, the plaintiffs in the Citizen Suit are seeking penalties of up to $25,000 for each day in which EDC violated such acts, if any, and injunctive relief requiring EDC to remediate any such alleged violations and relating to future violations. The plaintiffs in the Carr Case seek an unspecified amount of damages under various toxic tort theories for alleged bodily injury and property damage resulting from alleged releases of toxic substances into the environment from the El Dorado Facility, as well as punitive damages and damages for any diminution in the value of plaintiffs' property resulting from the alleged releases. The Detraz Case, like the Carr Case, is based on various toxic tort theories. The plaintiffs in the Detraz Case are seeking to have the case certified as a class action for persons who allegedly have been affected by emissions from the El Dorado Facility, which certification EDC is contesting. During January 1998, the Company's Chemical Business agreed in principal to settle the Detraz Case, which settlement, if completed, will be funded from the Company's EIL Insurance (as defined below). The settlement of the Detraz Case is subject to court approval, execution of definitive settlement agreements, and confirmation from the Company's EIL Insurance carrier that it will pay the full amount of such settlement. The Company intends to vigorously defend itself in connection with the remaining lawsuits described above.

     In January 1997, EDC entered into an agreed order (the "Carr Order") in the Carr Case pursuant to which EDC agreed (i) not to emit substances from the El Dorado Facility which create a nuisance on the plaintiffs' property (as defined in the Carr Order to include any off-site haze that reaches the plaintiffs' property), (ii) to operate in compliance with emission limitations and certain other requirements established by EDC's permit for the El Dorado Facility, (iii) to establish a system for monitoring and reporting (including to the plaintiffs) permit exceedences and releases of reportable quantities of hazardous substances. The Carr Order further provides that the court shall retain jurisdiction of the issues covered by the Carr Order for the purposes of enabling the parties in the Carr Case to apply to the court for any order that may be necessary to interpret, carry out, modify or enforce the Carr Order. In connection with the Carr Order, the plaintiffs have filed two motions for contempt against EDC for violations, or alleged violations, of the Carr Order. On one occasion, the court held that EDC had created a nuisance at the property of one of the plaintiffs as a result of certain emissions from the El Dorado Facility and assessed a $500 penalty against EDC and ordered EDC to pay plaintiffs' attorneys' fees in connection with bringing such motion. The plaintiffs in the Carr Case withdrew the other motion for contempt pending an audit of the operation of the El Dorado Facility. The parties to the Carr Case have entered into an audit agreement to evaluate facility operations and emissions. An audit report is anticipated during the first half of 1998. Other incidents have occurred or may occur in the future which could give rise to the filing of additional motions for contempt alleging violations of the Carr Order, and, if the Company is found to have violated the Carr Order, it could result in the possible assessment of additional fines, penalties and costs against EDC that could have a material adverse effect on the Company and/or the Chemical Business. See "Special Note Regarding Forward-Looking Statements."

     The Chemical Business maintains an Environmental Impairment Insurance Policy ("EIL Insurance") that provides coverage to the Chemical Business for certain discharges, dispersal, releases, or escapes of certain contaminants and pollutants into or upon land, the atmosphere or any water course or body of water from the El Dorado Facility, which has caused bodily injury, property damage or contamination to others or to other property not located on the El Dorado Facility site. The EIL Insurance provides limits of liability for each loss up to $10 million, except $5 million for all remediation expenses, with the maximum limit of liability for all claims under the EIL Insurance not to exceed $10 million for all losses and remediation expenses. The EIL Insurance also provides for a retention of the first $500,000 per loss or remediation expense to be paid by the Chemical Business. The Chemical Business has given notice of the pending legal actions in the Carr Case, the Detraz Case and the Citizen Suit to the EIL Insurance carrier ("EIL Carrier"), and the EIL Carrier has agreed to provide a defense for the Company in each case. The defense regarding the Citizen Suit has been undertaken by the EIL Carrier subject to a reservation of rights, indicating that the EIL Carrier may make a determination that it does not believe that any liability in the Citizen Suit is covered by the EIL Insurance, and, on that basis, deny coverage regarding the Citizens Suit and seek reimbursement of its related legal expenditures paid in connection with the Citizen Suit. The Company believes that the EIL Insurance will provide coverage for actual damages, if any, sustained by the plaintiffs in the Carr Case and the Detraz Case up to the limits of the policy in excess of the $500,000 retention, but will not provide coverage for punitive damages, and may not provide coverage for the costs of injunctive relief and penalties resulting from the litigation. As of the date of this Prospectus, the Company has submitted claims to the EIL Carrier of approximately $1.2 million for legal and consulting fees and expenses, or approximately $700,000 in excess of the self-insured retention. The EIL Carrier has reimbursed the Chemical Business for $405,000 of such fees and expenses (after taking into account the amount of the retention under the EIL Insurance) and has agreed to pay such future fees and expenses, subject to reservation of rights relating to the Citizen Suit. The amount of the Detraz settlement, if completed, and the amount paid under the EIL Insurance for legal and other expenses relating to the defense of these lawsuits reduce the amount that may be paid under the EIL Insurance.

     Based on currently available information, the Company does not believe the outcome of the Carr Case and the Citizen Suit, after settlement of the Detraz Case, if completed, will have a material adverse effect on the Company's financial position or results of operation. No assurance, however, can be given that the actual results of these litigation matters will not have such an effect, if, for example, the court assesses substantial penalties or fines against the Chemical Business in the Citizen Suit; the EIL Insurance does not provide coverage to the Chemical Business for additional claims asserted against the Company in the pending cases; the damages or penalties awarded or assessed are not covered by the EIL Insurance (such as fines and punitive damages); or the damages awarded or assessed in connection with, and expenditures to defend, such cases and the amount of the Detraz settlement, if completed, exceed the EIL Insurance coverage limits. See "Special Note Regarding Forward-Looking Statements."

     Arch Mineral Corporation, et al. v. ICI Explosives USA, Inc., et al. On May 24, 1996, the plaintiffs filed this civil cause of action against EDC and five other unrelated commercial explosives manufacturers alleging that the defendants allegedly violated certain federal and state antitrust laws in connection with alleged price fixing of certain explosive products. This cause of action is pending in the United States District Court, Southern District of Indiana. The plaintiffs are suing for an unspecified amount of damages, which, pursuant to statute, plaintiffs are seeking be trebled, together with costs. Plaintiffs are also seeking a permanent injunction enjoining defendants from further alleged anti-competitive activities. Based on the information presently available to EDC, EDC does not believe that EDC conspired with any party, including, but not limited to, the five other defendants, to fix prices in connection with the sale of commercial explosives. Discovery has only recently commenced in this matter. EDC intends to vigorously defend itself in this matter. See "Special Note Regarding Forward-Looking Statements."

     ASARCO v. ICI, et al. The U. S. District Court for the Eastern District of Missouri has granted ASARCO and other plaintiffs in a lawsuit originally brought against various commercial explosives manufacturers in Missouri, and consolidated with other lawsuits in Utah, leave to add EDC as a defendant in that lawsuit. This lawsuit alleges a national conspiracy, as well as a regional conspiracy, directed against explosive customers in Missouri and seeks unspecified damages. EDC has been included in this lawsuit because it sold products to customers in Missouri during a time in which other defendants have admitted to participating in an antitrust conspiracy, and because it has been sued in the Arch case discussed above. Based on the information presently available to EDC, EDC does not believe that EDC conspired with any party, to fix prices in connection with the sale of commercial explosives. EDC intends to vigorously defend itself in this matter. See "Special Note Regarding Forward-Looking Statements."

     Department of Justice Investigation of Explosives Industry. For several years, certain members of the explosives industry have been the focus of grand jury investigations being conducted by the DOJ in connection with criminal antitrust allegations involving price fixing. Certain explosives companies, other than the Company, including all the Company's major competitors, and individuals employed by certain of those competitors, were indicted and have pled guilty to criminal antitrust violations. The guilty pleas have resulted in a total of nearly $40 million in criminal fines. In connection with the grand jury investigation, the Company's Chemical Business received and has complied with two document subpoenas, certain of the Company's Chemical Business employees have been interviewed by the DOJ under grants of immunity from prosecution, and certain of the Company's Chemical Business employees have testified under subpoena before a grand jury under grants of immunity in connection with the investigation. The Company believes that it has cooperated fully with the government's investigation. Recently, the Company had been informed by an official of the DOJ that it was not currently a target of the above investigation or of any grand jury investigating criminal antitrust activity in the explosives or ammonium nitrate industries. See "Special Note Regarding Forward-Looking Statements."

     Eugene Lowe, et al. v. Teresa Trucking, Inc., pending in the Circuit Court of Lincoln County, West Virginia. During the third quarter of 1997, EDC was served with this lawsuit in which approximately 27 plaintiffs have sued approximately 13 defendants, including EDC, alleging personal injury and property damage for undifferentiated compensatory and punitive damages of approximately $7,000,000. Specifically, the plaintiffs assert blast damage claims, nuisance (road dust from coal trucks) and personal injury claims (exposure to toxic materials in blasting materials) on behalf of residents living near the Heartland Coal Company ("Heartland") strip mine in Lincoln County, West Virginia. Heartland employed EDC to provide blasting materials and personnel to load and shoot holes drilled by employees of Heartland. Down hole blasting services were provided by EDC at Heartland's premises from approximately August 1991, until approximately August 1994. Subsequent to August 1994, EDC supplied blasting materials to the reclamation contractor at Heartland's mine. In connection with EDC's activities at Heartland, EDC has entered into a contractual indemnity to Heartland to indemnify Heartland under certain conditions for acts or actions taken by EDC or for which EDC failed to take, and Heartland is alleging that EDC is liable thereunder for Heartland's defense costs and any losses to, or damages sustained by, the plaintiffs in this lawsuit.

     Discovery has only recently begun in this matter, and the Company intends to vigorously defend itself in this matter. EDC has provided notification of this lawsuit to its three insurance carriers providing primary insurance coverage to EDC during the period covered by the plaintiff's allegations. The one insurance carrier whose policy provides for defense has indicated it will share in the defense of this lawsuit. The remaining two insurance carriers have indicated that they will be defending this lawsuit under a reservation of rights.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF LSB

     The Company is a wholly owned subsidiary of LSB. Accordingly, the following table lists the current executive officers and directors of LSB. Certain of the directors and officers of LSB also serve as directors and executive officers of the Company.

                  NAME               AGE                         OFFICE
     ------------------------------  ---  ----------------------------------------------------
     Jack E. Golsen  ...............  69  Chairman of the Board, Chief Executive Officer and
                                          President
     Barry H. Golsen  ..............  46  President of LSB's Climate Control Business and Vice
                                          Chairman of the Board
     David R. Goss  ................  56  Senior Vice President--Operations and Director
     Tony M. Shelby  ...............  56  Senior Vice President/Chief Financial Officer and
                                          Director
     Jim D. Jones  .................  55  Vice President-Treasurer/Controller
     David M. Shear  ...............  38  Vice President/General Counsel
     Raymond B. Ackerman  ..........  75  Director
     Robert C. Brown, M. D.   ......  66  Director
     Gerald J. Gagner.  ............  62  Director
     Bernard G. Ille  ..............  70  Director
     Donald W. Munson  .............  64  Director
     Horace G. Rhodes  .............  69  Director
     Jerome D. Shaffer, M. D.   ....  80  Director

     Jack E. Golsen, the founder of the LSB, has served as Chairman of the Board, Chief Executive Officer and President of LSB since its inception in 1969. During 1996, Mr. Golsen was inducted into the Oklahoma Commerce and Industry Hall of Honor as one of Oklahoma's leading industrialists. Mr. Golsen has a degree from the University of New Mexico in biochemistry.

     Barry H. Golsen has served as the Vice Chairman of the Board of LSB since August 1994, and has served for more than five years as the President of LSB's Climate Control Business. Mr. Golsen has both his undergraduate and law degrees from the University of Oklahoma.

     Tony M. Shelby, a certified public accountant, has served as a director of LSB since 1971 and has served as the Senior Vice President and Chief Financial Officer of LSB for more than five years. Prior to becoming Senior Vice President and Chief Financial Officer of LSB, Mr. Shelby served as Chief Financial Officer of a subsidiary of LSB and was with the accounting firm of Arthur Young & Co., a predecessor to Ernst & Young LLP. Mr. Shelby is a graduate of Oklahoma City University.

     David R. Goss, a certified public accountant, has served as a director of LSB since 1971 and has served as the Senior Vice President-Operations of LSB or in a comparable capacity for more than five years. Mr. Goss is a graduate of Rutgers University.

     Jim D. Jones, a certified public accountant, has served in his present capacity with LSB since 1976. Prior to that time he was an accountant with Arthur Young & Co., a predecessor to Ernst & Young LLP. Mr. Jones is a graduate of the University of Central Oklahoma.

     David M. Shear has served as the Vice President-General Counsel of LSB since 1990. Prior to that time, Mr. Shear was in private practice with a law firm in Boston, Massachusetts, and served as an attorney with the Federal Trade Commission. Mr. Shear is a graduate of Brandeis University and has a law degree from Boston University.

     Raymond B. Ackerman has served as a director of LSB since 1993. Mr. Ackerman has served as Chairman of the Board and President of Ackerman, McQueen, Inc., the largest public relations firm in Oklahoma from 1972 until his retirement in 1992. Mr. Ackerman currently serves as Chairman Emeritus of Ackerman, McQueen, Inc. Mr. Ackerman retired as a Rear Admiral from the United States Naval Reserves. Mr. Ackerman is a graduate of Oklahoma City University, and in 1996, he was awarded an honorary doctorate from Oklahoma City University.

     Robert C. Brown, M.D., has served as a director of LSB since 1969. Dr. Brown has practiced medicine for many years and is Vice President and Treasurer of Plaza Medical Group, P.C. Dr. Brown is a graduate of Tufts University and received his medical degree from Tufts University.

     Gerald J. Gagner has served as a director of LSB since June 1997. Mr. Gagner served as President, Chief Executive Officer and director of USPCI, Inc., a New York Stock Exchange Company involved in the waste management industry, from 1984 until 1988, when USPCI was acquired by Union Pacific Corporation. From 1988 to the present, Mr. Gagner has been engaged as a private investor. Mr. Gagner is presently serving as President and a director of Dragerton Investments, Inc., which developed and sold one of the world's largest industrial waste landfills, and is presently general partner of New West Investors, L.P., which has investments principally in the financial service industry. Mr. Gagner is also a director of Automation Robotics, A.G., a German corporation. Mr. Gagner has an engineering degree from the University of Utah.

     Bernard G. Ille has served as a director of LSB since 1971. Mr. Ille served as President and Chief Executive Officer of First Life Assurance Company from May 1988, until it was acquired in March 1994. In 1991, First Life was placed in conservatorship by the Oklahoma Department of Insurance and operated under conservatorship until sold in March 1994. For more than five years prior to joining First Life, Mr. Ille served as President of United Founders Life Insurance Company. Mr. Ille is a director of Landmark Land Company, Inc., which was the parent company of First Life. Mr. Ille is currently a private investor. He is a graduate of the University of Oklahoma.

     Donald W. Munson has served as a director of LSB since June 1997. From January 1988, until his retirement in August 1992, Mr. Munson served as President and Chief Operating Officer of Lennox Industries. Prior to his election as President and Chief Operating Officer of Lennox Industries, Mr. Munson served as Executive Vice President of Lennox Industries' Canadian operation and Managing Director of Lennox Industries' European operations. Prior to joining Lennox Industries, Mr. Munson served in various capacities with the Howden Group, a company located in the United Kingdom, and The Trane Company, including serving as the managing director of various companies within the Howden Group and Vice President-Europe for The Trane Company. Mr. Munson is currently a consultant and international distributor for the Ducane Company, a manufacturer of certain types of residential air conditioning, air furnaces and other equipment, and is serving as a member of the Board of Directors of Multi-Clima, a French manufacturer of air conditioning-heating equipment, which a subsidiary of LSB that is not the Company or a subsidiary of the Company has an option to acquire. See "Certain Relationships and Related Transactions -- Multi-Clima." Mr. Munson is a resident of the United Kingdom and has degrees in engineering and business administration from the University of Minnesota.

     Horace G. Rhodes has served as a director of LSB since 1996. Mr. Rhodes is the managing partner of the law firm of Kerr, Irvine, Rhodes & Ables and has served in such capacity and has practiced law for a period in excess of five years. Since 1972, Mr. Rhodes has served as Executive Vice President and General Counsel for the Association of Oklahoma Life Insurance Companies and since 1982 has served as Executive Vice President and General Counsel for the Oklahoma Life and Health Insurance Guaranty Association. Mr. Rhodes received his undergraduate and law degrees from the University of Oklahoma.

     Jerome D. Shaffer, M.D., has served as a director of LSB since its inception in 1969. He is currently and has been for the last five years a private investor. Dr. Shaffer is a graduate of Penn State University and received his medical degree from Jefferson Medical College.

     Jack E. Golsen is the father of Barry H. Golsen. Dr. Robert C. Brown is the brother-in-law and uncle of Jack E. Golsen and Barry H. Golsen, respectively.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table lists the executive officers of the Company, each of whom also serves as an executive officer of LSB, except for James L. Wewers. The executive officers are elected by the Board of Directors. The Board of Directors of the Company is comprised of the directors of LSB, except Messrs. Gagner and Munson are not directors of the Company. The term of each director of the Company is one year. See the above table setting forth the age, business experience and family relationship of each of the executive officers and directors of the Company, except for James L. Wewers.

          NAME                                             OFFICE
          --------------------- ------------------------------------------------------------
          Jack E. Golsen  ..... Chairman of the Board, Chief Executive Officer and President
          Barry H. Golsen  .... Vice Chairman of the Board and Vice President
          Tony M. Shelby  ..... Vice President and Chief Financial Officer
          David R. Goss  ...... Vice President
          Jim D. Jones  ....... Vice President and Treasurer
          James L. Wewers  .... Vice President
          David M. Shear  ..... Secretary

     James L. Wewers has served for more than five years as the President of the Chemical Business. Prior to becoming President of the Chemical Business, Mr. Wewers was an executive with the Chemicals Group of Gulf Oil. Mr. Wewers is a graduate of Rockhurst College and is 51 years old.


                             EXECUTIVE COMPENSATION

     Compensation paid to the Chief Executive Officer and the other executive officers of the Company have in the past been, and it is intended in the foreseeable future will be, paid by LSB. Under the terms of the Services Agreement (as defined) between the Company and LSB, the Company will reimburse LSB for that portion of the compensation paid by LSB to the Company's executive officers (other than the President, who also serves as the Chief Executive Officer, and the Chief Financial Officer of LSB, who are also the Chief Executive Officer and the Chief Financial Officer of the Company) and for all direct and indirect costs and expenses for services performed for the Company. If certain conditions contained in the Management Agreement (as defined) between the Company and LSB are complied with, the Company shall pay to LSB a management fee under the Management Agreement each year during the term of the Management Agreement. The management fee paid by the Company to LSB, if any, under the Management Agreement will cover, among other things, that portion of the compensation paid by LSB to the President (Chief Executive Officer) and Chief Financial Officer for services relating to the Company. See "Certain Relationships and Related Transactions

- Contractual Arrangements." The only executive officer of the Company whose services are solely for the Company and/or its subsidiaries is James L. Wewers, Vice President of the Company and President of the Chemical Business. Mr. Wewers' annual compensation, as President of the Chemical Business, included a salary of $177,500, $156,000, and $146,000 in 1996, 1995, and 1994,
respectively, and a bonus of $70,000 for each of 1995 and 1994. Mr. Wewers did not receive a bonus for 1996.

     Each of the directors of the Company serves as a director of LSB, and the directors of LSB who are not employees of LSB are compensated by LSB for services provided as a director of LSB. The directors of the Company receive no additional compensation for services rendered to the Company as directors of the Company.

EMPLOYMENT CONTRACTS; TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

Termination of Employment and Change in Control Agreements

     LSB has entered into severance agreements with Jack E. Golsen, Barry H. Golsen, Tony M. Shelby, David R. Goss, Jim D. Jones, James L. Wewers, David M. Shear, and certain other officers of LSB and subsidiaries of LSB.

     Each severance agreement provides (among other things) that if, within 24 months after the occurrence of a change in control of LSB, LSB terminates the officer's employment other than for cause (as defined), or the officer terminates his employment for good reason (as defined), LSB must pay the officer an amount equal to 2.9 times the officer's base amount (as defined). The phrase "base amount" means the average annual gross compensation paid by LSB to the officer and includable in the officer's gross income during the period consisting of the most recent five-year period immediately preceding the change in control. If the officer has been employed by LSB for less than five years, the base amount is calculated with respect to the most recent number of taxable years ending before the change in control that the officer worked for LSB.

     The severance agreements provide that a "change in control" means a change in control of LSB of a nature that would require the filing of a Form 8-K with the Securities and Exchange Commission and, in any event, would mean when (1) any individual, firm, corporation, entity, or group (as defined in Section 13(d)(3) of the Exchange Act becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the LSB's outstanding voting securities having the right to vote for the election of directors, except acquisitions by (a) any person, firm, corporation, entity, or group which, as of the date of the severance agreement, has that ownership, or (b) Jack E. Golsen; his wife; his children and the spouses of his children; his estate; executor or administrator of any estate, guardian or custodian for Jack E. Golsen, his wife, his children, or the spouses of his children; any corporation, trust, partnership, or other entity of which Jack E. Golsen, his wife, children, or the spouses of his children own at least 80% of the outstanding beneficial voting or equity interests, directly or indirectly, either by any one or more of the above-described persons, entities, or estates; and certain affiliates and associates of any of the above-described persons, entities, or estates; (2) individuals who, as of the date of the severance agreement, constitute the Board of Directors of LSB (the "Incumbent Board") and who cease for any reason to constitute a majority of the Board of Directors except that any person becoming a director subsequent to the date of the severance agreement, whose election or nomination for election is approved by a majority of the Incumbent Board (with certain limited exceptions), will constitute a member of the Incumbent Board; or
(3) the sale by LSB of all or substantially all of its assets.


     Except for the severance agreement with Jack E. Golsen, the termination of an officer's employment with LSB "for cause" means termination because of (a) the mental or physical disability from performing the officer's duties for a period of 120 consecutive days or 180 days (even though not consecutive) within a 360 day period; (b) the conviction of a felony; (c) the embezzlement by the officer of LSB of assets resulting in substantial personal enrichment of the officer at the expense of LSB; or (d) the willful failure (when not mentally or physically disabled) to follow a direct written order from LSB's Board of Directors within the reasonable scope of the officer's duties performed during the 60-day period prior to the change in control. The definition of "Cause" contained in the severance agreement with Jack E. Golsen means termination because of (a) the conviction of Mr. Golsen of a felony involving moral turpitude after all appeals have been completed; or (b) if due to Mr. Golsen's serious, willful, gross misconduct or willful, gross neglect of his duties has resulted in material damages to LSB and its subsidiaries, taken as a whole, provided that
(i) no action or failure to act by Mr. Golsen will constitute a reason for termination if he believed, in good faith, that such action or failure to act was in LSB's or its subsidiaries' best interest, and (ii) failure of Mr. Golsen to perform his duties hereunder due to disability shall not be considered willful, gross misconduct or willful, gross negligence of his duties for any purpose.

     The termination of an officer's employment with LSB for "good reason" means termination because of (a) the assignment to the officer of duties inconsistent with the officer's position, authority, duties, or responsibilities during the 60-day period immediately preceding the change in control of LSB or any other action which results in the diminishment of those duties, position, authority, or responsibilities; (b) the relocation of the officer; (c) any purported termination by LSB of the officer's employment with LSB otherwise than as permitted by the severance agreement; or (d) in the event of a change in control of LSB, the failure of the successor or parent company to agree, in form and substance satisfactory to the officer, to assume (as to a successor) or guarantee (as to a parent) the severance agreement as if no change in control had occurred.

     Except for the severance agreement with Jack E. Golsen, each severance agreement is effective until the earlier of (a) three years after the date of the severance agreement, or (b) the officer's normal retirement date from LSB; however, beginning on the first anniversary of the severance agreement and on each annual anniversary thereafter, the term of the severance agreement automatically extends for an additional one-year period, unless LSB gives notice otherwise at least 60 days prior to the anniversary date. The severance agreement with Jack E. Golsen is effective for a period of three years from the date of the severance agreement; except that, commencing on the date one year after the date of such severance agreement and on each annual anniversary thereafter, the term of such severance agreement shall be automatically extended so as to terminate three years from such renewal date, unless LSB gives notices otherwise at least one year prior to the renewal date.

     Effective June 1, 1994, LSB extended until June 1, 1999, the option period of a nonqualified stock option previously granted to Jack E. Golsen for the purchase of 165,000 shares of LSB's Common Stock at an exercise price of $2.625 per share (the "Extended NQSO"). The Extended NQSO vests and becomes exercisable at 20% per year on June 1, 1995, 1996, and 1997, and the remaining 40% becomes exercisable on June 1, 1998. The terms of the Extended NQSO provide, in part, that the Extended NQSO shall become immediately exercisable upon a change in control of LSB. A "change in control" for purposes of the Extended NQSO, shall occur upon any of the following events: (i) consummation of any of the following transactions: any merger, recapitalization, or other business combination of LSB pursuant to which LSB is the non-surviving corporation, unless the majority of the holders of Common Stock immediately prior to such transaction will own at least 50% of the total voting power of the then outstanding securities of the surviving corporation immediately after such transaction; (ii) a transaction in which any person, corporation, or other entity (A) shall purchase any Common Stock pursuant to a tender offer or exchange offer, without the prior consent of the Board of Directors or (B) shall become the "beneficial owner" (as such term is defined in Rule 13(d)(3) under the Exchange Act of securities of LSB representing 50% or more of the total voting power of the then outstanding securities of LSB; or (iii) if, during any period of two consecutive years, individuals who, at the beginning of such period, constituted the entire Board of Directors and any new director whose election by the Board of Directors, or nomination for election by LSB's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election by the stockholders was previously approved, cease for any reason to constitute a majority thereof.

Employment Agreement

     In March 1996, LSB entered into an employment agreement with Jack E. Golsen. The employment agreement requires LSB to employ Jack E. Golsen as an executive officer of LSB for an initial term of three years and provides for two automatic renewals of three years each unless terminated by either party by the giving of written notice at least one year prior to the end of the initial or first renewal period, whichever is applicable. Under the terms of such employment agreement, Mr. Golsen shall (i) be paid an annual base salary at his 1995 base rate, as adjusted from time to time by the Compensation Committee, but such shall never be adjusted to an amount less than Mr. Golsen's 1995 base salary, (ii) be paid an annual bonus in an amount as determined by the Compensation Committee, and (iii) receive from LSB certain other fringe benefits. The employment agreement provides that Mr. Golsen's employment may not be terminated, except (i) upon conviction of a felony involving moral turpitude after all appeals have been exhausted, (ii) Mr. Golsen's serious, willful, gross misconduct or willful, gross negligence of duties resulting in material damage to LSB and its subsidiaries, taken as a whole, unless Mr. Golsen believed, in good faith, that such action or failure to act was in LSB's or its subsidiaries' best interest, and (iii) Mr. Golsen's death; provided, however, no such termination under (i) or (ii) above may occur unless and until LSB has delivered to Mr. Golsen a resolution duly adopted by an affirmative vote of three-fourths of the entire membership of the Board of Directors at a meeting called for such purpose after reasonable notice given to Mr. Golsen finding, in good faith, that Mr. Golsen violated (i) or (ii) above. If Mr. Golsen's employment is terminated in breach of the employment agreement, then he shall, in addition to his other rights and remedies, receive and LSB shall pay to Mr. Golsen (i) in a lump sum cash payment, on the date of termination, a sum equal to the amount of Mr. Golsen's annual base salary at the time of such termination and the amount of the last bonus paid to Mr. Golsen prior to such termination times (a) the number of years remaining under the employment agreement or (b) four, if such termination occurs during the last 12 months of the initial period or the first renewal period, and (ii) provide to Mr. Golsen all of the fringe benefits that LSB was obligated to provide during his employment under the employment agreement for the remainder of the term of the employment agreement, or, if terminated at any time during the last 12 months of the initial period or first renewal period, then during the remainder of the term and the next renewal period.

     If there is a "change in control" (as defined in the severance agreement between Mr. Golsen and LSB) and within 24 months after such change in control Mr. Golsen is terminated, other than for Cause (as defined in the severance agreement), then in such event, the severance agreement between Mr. Golsen and the Company shall be controlling.

     If Mr. Golsen becomes disabled and is not able to perform his duties under the employment agreement as a result thereof for a period of 12 consecutive months within any two year period, the Company shall pay Mr. Golsen his full salary for the remainder of the term of the employment agreement and thereafter 60% of such salary until Mr. Golsen's death.

Preferred Rights Plan

     On February 17, 1989, LSB's Board of Directors declared a dividend to its stockholders of record on February 27, 1989, of one preferred stock purchase right on each of LSB's outstanding shares of common stock. The rights expire on February 27, 1999. LSB issued the rights, among other reasons, in order to assure that all of LSB's stockholders receive fair and equal treatment in the event of any proposed takeover of LSB and to guard against partial tender abusive tactics to gain control of LSB. The rights will become exercisable only if a person or group acquires beneficial ownership of 30% or more of LSB's common stock or announces a tender or exchange offer, the consummation of which would result in the ownership by a person or group of 30% or more of the LSB common stock, except any acquisition by Jack E. Golsen, Chairman of the Board and President of LSB, and certain other related persons or entities.

     Each right (other than the rights, owned by the acquiring person or members of a group that causes the rights to become exercisable, which become void) will entitle the stockholder to buy one one-hundredth of a share of a new series of participating preferred stock at an exercise price of $14.00 per share. Each one one-hundredth of a share of the new preferred stock purchasable upon the exercise of a right has economic terms designed to approximate the value of one share of LSB's common stock. If another person or group acquires LSB in a merger or other business combination transaction, each right will entitle its holder (other than rights owned by that person or group, which become void) to purchase at the right's then current exercise price, a number of the acquiring company's common shares which at the time of such transaction would have a market value two times the exercise price of the right. In addition, if a person or group (with certain exceptions) acquires 30% or more of LSB's outstanding common stock, each right will entitle its holder (other than the rights owned by the acquiring person or members of the group that results in the rights becoming exercisable, which become void), to purchase at the right's then current exercise price, a number of shares of LSB's common stock having a market value of twice the right's exercise price in lieu of the new preferred stock.

     Following the acquisition by a person or group of beneficial ownership of 30% or more of LSB's outstanding common stock (with certain exceptions) and prior to an acquisition of 50% or more of LSB's common stock by the person or group, the Board of Directors may exchange the rights (other than rights owned by the acquiring person or members of the group that results in the rights becoming exercisable, which become void), in whole or in part, for shares of LSB's common stock. That exchange would occur at an exchange ratio of one share of common stock, or one one-hundredth of a share of the new series of participating new preferred stock, per right.

     Prior to the acquisition by a person or group of beneficial ownership of 30% or more of LSB's common stock (with certain exceptions), LSB may redeem the rights for one cent per right at the option of LSB's Board of Directors. LSB's Board of Directors also has the authority to reduce the 30% thresholds to not less than 10%.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     All of the Company's issued and outstanding capital stock is owned by LSB. As a result, the following table sets forth certain information with respect to the beneficial ownership of the voting common stock and voting preferred stock of LSB as of November 30, 1997, with respect to each person (including any "group" as used in Section 13(d)(3) of the Securities Act) that the Company knows to have beneficial ownership of more than 5% of the LSB's voting common stock and voting preferred stock. A person is deemed to be the beneficial owner of shares which could be acquired by such person within 60 days of November 30, 1997, such as upon the exercise of options. Because of the requirements of the Securities and Exchange Commission as to the method of determining the amount of shares an individual or entity may beneficially own, the amounts shown as to beneficial ownership of shares of LSB for an individual or entity may include shares also considered beneficially owned by others.

                                                                             AMOUNTS
                                                           TITLE            OF SHARES       PERCENT
                                                             OF            BENEFICIALLY        OF
            BENEFICIAL OWNER                               CLASS             OWNED(1)        CLASS
            ----------------------------------------  ----------------  ------------------  --------
     Jack E. Golsen and   ..........................  Common            3,915,568(3)(5)(6)     28.7%
     members of his family(2).......................  Voting Preferred        20,000(4)(6)     92.7%

     Riverside Capital Advisors, Inc.(7)  ..........  Common                 1,478,340(7)      10.4%

     Ryback Management Corporation  ................  Common                 1,822,899(8)      12.5%

     Dimensional Fund Advisors, Inc.  ..............  Common                   748,800(9)       5.9%

     Wynnefield Partners Small Cap Value, L.P. and
     Nelson Obus(10)  ..............................  Common                   830,000(10)      6.4%

_________
  (1) The Company based the information, with respect to beneficial ownership, on information furnished by the above-named individuals or entities or contained in filings made with the Securities and Exchange Commission or the Company's records.

  (2) Includes Jack E. Golsen and the following members of his family: wife, Sylvia H. Golsen; son, Barry H. Golsen; son, Steven J. Golsen; and daughter, Linda F. Rappaport. The address of Jack E. Golsen, Sylvia H. Golsen, Barry H. Golsen, and Linda F. Rappaport is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107. Steven J. Golsen's address is 7300 SW 44th Street, Oklahoma City, Oklahoma 73179.
  (3) Includes: (a) the following shares over which Jack E. Golsen ("J. Golsen") has the sole voting and dispositive power: (i) 129,028 shares that he owns of record, (ii) 99,000 shares that he has the right to acquire within 60 days under a non-qualified stock option, (iii) 4,000 shares that he has the right to acquire upon conversion of a promissory note, (iv) 133,333 shares that he has the right to acquire upon the conversion of 4,000 shares of LSB's Series B 12% Cumulative Convertible Preferred Stock (the "Series" B Preferred") owned of record by him, (v) 10,000 shares owned of record by the MG Trust, of which he is the sole trustee, and (vi) 20,000 shares that he has the right to acquire within the next 60 days under the LSB stock option plans; (b) 1,052,250 shares owned of record by Sylvia H. Golsen, over which she and her husband, J. Golsen share voting and dispositive power; (c) 246,616 shares over which Barry H. Golsen ("B. Golsen") has the sole voting and dispositive power, 533 shares owned of record by B. Golsen's wife, over which he shares the voting and dispositive power, and 21,000 shares that he has the right to acquire within the next 60 days under the LSB stock option plans; (d) 206,987 shares over which Steven J. Golsen ("S. Golsen") has the sole voting and dispositive power and 17,000 shares that he has the right to acquire within the next 60 days under the LSB stock option plans; (e) 217,460 shares held in trust for the grandchildren of J. Golsen and Sylvia H. Golsen of which B. Golsen, S. Golsen and Linda F. Rappaport ("L. Rappaport") jointly or individually are trustees; (f) 82,552 shares owned of record by L. Rappaport, over which L. Rappaport has the sole voting and dispositive power; (g) 1,042,699 shares owned of record by SBL Corporation ("SBL"), 39,177 shares that SBL has the right to acquire upon conversion of 9,050 shares of LSB's nonvoting $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (the "Series 2 Preferred"), and 400,000 shares that SBL has the right to acquire upon conversion of 12,000 shares of Series B Preferred owned of record by SBL, and (h) 60,600 shares owned of record by Golsen Petroleum Corporation ("GPC"), which is a wholly owned subsidiary of SBL, and 133,333 shares that GPC has the right to acquire upon conversion of 4,000 shares of Series B Preferred owned of record by GPC. SBL is wholly owned by Sylvia H. Golsen (40% owner), B. Golsen (20% owner), S. Golsen (20% owner), and L. Rappaport (20% owner) and, as a result, SBL, J. Golsen, Sylvia H. Golsen, B. Golsen, S. Golsen, and L. Rappaport share the voting and dispositive power of the shares beneficially owned by SBL. SBL's address is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107. See "Risk Factors--Controlling Interest."
  (4) Includes: (a) 4,000 shares of Series B Preferred owned of record by J. Golsen, over which he has the sole voting and dispositive power; (b) 12,000 shares of Series B Preferred owned of record by SBL; and (c) 4,000 shares of Series B Preferred owned of record by SBL's wholly-owned subsidiary, GPC, over which SBL, J. Golsen, Sylvia H. Golsen, B. Golsen,
      S. Golsen, and L. Rappaport share the voting and dispositive power.
  (5) Does not include 124,350 shares that L. Rappaport's husband owns of record and 17,000 shares which he has the right to acquire within the next 60 days under the LSB stock option plans, all of which L. Rappaport disclaims beneficial ownership. Does not include 219,520 shares owned of record by certain trusts for the benefit of B. Golsen, S. Golsen, and L. Rappaport over which B. Golsen, S. Golsen and L. Rappaport have no voting or dispositive power.
  (6) J. Golsen disclaims beneficial ownership of the shares that B. Golsen, S. Golsen, and L. Rappaport each have the sole voting and investment power over as noted in footnote (3) above. B. Golsen, S. Golsen, and L. Rappaport disclaim beneficial ownership of the shares that J. Golsen has the sole voting and investment power over as noted in footnotes (3) and
      (4) and the shares owned of record by Sylvia H. Golsen. Sylvia H. Golsen disclaims beneficial ownership of the shares that J. Golsen has the sole voting and dispositive power over as noted in footnotes (3) and (4) above.
  (7) Riverside Capital Advisors, Inc. ("Riverside") has advised LSB that it owns 343,800 shares of Series 2 Preferred that is convertible into 1,478,340 shares of Common Stock. Riverside further advised LSB that it has voting and dispositive power over such shares as a result of Riverside having full discretionary investment authority over customers' accounts to which it provides investment services. The address of Riverside is 1650 Southeast 17th Street Causeway, Fort Lauderdale, Florida 33316.

  (8) Ryback Management Corporation ("Ryback") is the Investment Company Advisor for Lindner Dividend Fund, a registered investment company. Ryback has advised LSB that it owns 423,930 shares of Series 2 Preferred that is convertible into 1,822,899 shares of Common Stock. Ryback has sole voting and dispositive power over these shares. The address of Ryback is 7711 Corondelet Avenue, Suite 700, St. Louis, Missouri 63105.
  (9) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 748,800 shares, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors, Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
 (10) Wynnefield Partners Small Cap Value, L.P. ("Wynnefield"), together with Wynnefield Partners Small Cap Value, L.P. I ("Wynnefield I"), Channel Partnership II, L.P. ("Channel"), Wynnefield Value Offshore Fund, Ltd. ("Wynnefield Offshore"), and Nelson Obus, an individual ("Obus") (collectively, the Wynnefield Group"), filed a joint group Schedule 13D. The Schedule 13D states that Wynnefield has sole voting and dispositive power over 336,345 shares; Wynnefield I has sole voting and dispositive power over 161,655 shares; Channel has sole voting and dispositive power over 24,000 shares; Wynnefield Offshore has sole voting and dispositive power over 125,700 shares, and Obus has sole voting and dispositive power over 20,000 shares. However, Obus has advised LSB that he possesses voting control over the 830,000 shares officially owned by the Wynnefield Group. The address of Wynnefield and Obus is One Penn Plaza, Suite 4720, New York, New York 10119.

SECURITY OWNERSHIP OF MANAGEMENT OF LSB

     The following table sets forth certain information as of November 30, 1997, with respect to the beneficial ownership of the voting stock and voting preferred stock of LSB, the Company's parent, by (i) each director of LSB; (ii) each executive officer of LSB; (iii) and all current executive officers (regardless of salary and bonus level) and directors of LSB as a group. Unless otherwise indicated, the persons listed in the table below have sole voting and investment powers with respect to the shares indicated.

                                                                                     AMOUNTS
                                                                                    OF SHARES
                                                                                   BENEFICIALLY     PERCENT
NAME OF BENEFICIAL OWNER                                        TITLE OF CLASS       OWNED(1)      OF CLASS
------------------------                                       ----------------  ----------------  ---------
Raymond B. Ackerman   ........................................ Common                  11,000(2)          *

Robert C. Brown, M.D.   ...................................... Common                 218,329(3)        1.7%

Gerald J. Gagner   ........................................... Common                   1,000(4)          *

Barry H. Golsen   ............................................ Common               2,161,418(5)       16.1%
                                                               Voting Preferred        16,000(5)       74.2%

Jack E. Golsen   ............................................. Common               3,123,420(6)       22.9%
                                                               Voting Preferred        20,000(6)       92.7%

David R. Goss   .............................................. Common                 216,585(7)        1.7%

Bernard G. Ille   ............................................ Common                 100,000(8)          *

Donald W. Munson   ........................................... Common                     432(9)          *

Horace G. Rhodes   ........................................... Common                   5,000(10)         *

Jerome D. Shaffer, M.D.    ................................... Common                 139,363(11)       1.1%

Tony M. Shelby   ............................................. Common                 220,879(12)       1.7%

Directors and Executive Officers as a group (14 persons)  .... Common               4,687,394(13)      33.9%
                                                               Voting Preferred        20,000          92.7%

_________
 *  Less than 1%.

(1) The Company based the information with respect to beneficial ownership on information furnished by each director or officer, contained in filings made with the Securities and Exchange Commission, or contained in the Company's records. Because of the requirements of the Securities and Exchange Commission as to the method of determining the amount of shares an individual or entity may own beneficially, the amount shown below for an individual may include shares also considered beneficially owned by others. Any shares of stock which a person does not own, but which he or she has the right to acquire within 60 days of November 30, 1997, are deemed to be outstanding for the purpose of computing the percentage of outstanding stock of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.
(2) Mr. Ackerman has sole voting and dispositive power over these shares. 1,000 of these shares are held in a trust for which Mr. Ackerman is both the settlor and the trustee and in which he has the vested interest in both the corpus and income. The remaining 10,000 shares of Common Stock included herein are shares that Mr. Ackerman may acquire pursuant to currently exercisable non-qualified stock options granted to him by the Company.
(3) The amount shown includes 10,000 shares of Common Stock that Dr. Brown may acquire pursuant to currently exercisable non-qualified stock options granted to him by the Company. The shares, with respect to which Dr. Brown shares the voting and dispositive power, consist of 122,516 shares owned by Dr. Brown's wife, 15,000 shares held jointly by Dr. Brown and his wife, 50,727 shares owned by Robert C. Brown, M.D., Inc., a corporation wholly-owned by Dr. Brown, and 20,086 shares held by the Robert C. Brown M.D., Inc. Employee Profit Sharing Plan, of which Dr. Brown serves as the trustee. The amount shown does not include 57,190 shares directly owned by the children of Dr. Brown, all of which Dr. Brown disclaims beneficial ownership.
(4)  Mr. Gagner has sole voting and dispositive power over these shares.
(5) See footnotes (3), (4), and (6) of the table under "Security Ownership of Certain Beneficial Owners" of this item for a description of the amount and nature of the shares beneficially owned by B. Golsen, including 21,000 shares B. Golsen has the right to acquire within sixty (60) days.
(6) See footnotes (3), (4), and (6) of the table under "Security Ownership of Certain Beneficial Owners" of this item for a description of the amount and nature of the shares beneficially owned by J. Golsen, including the shares
     J. Golsen has the right to acquire within sixty (60) days, except 792,148 shares owned by the children of Mr. Golsen and trusts for the benefit of Mr. Golsen's children and grandchildren are not included in this table since Mr. Golsen disclaims beneficial ownership of such shares.
(7) The amount shown includes 28,000 shares that Mr. Goss has the right to acquire within sixty (60) days pursuant to options granted under the Company's stock option plans, over which Mr. Goss has the sole voting and dispositive power. Mr. Goss disclaims beneficial ownership of 2,429 shares owned by Mr. Goss' wife, individually, and/or as custodian for Mr. Goss' children.
(8) The amount includes (i) 10,000 shares that Mr. Ille may purchase pursuant to currently exercisable non-qualified stock options, over which Mr. Ille has the sole voting and dispositive power, and (ii) 90,000 shares owned of record by Mr. Ille's wife. Mr. Ille disclaims beneficial ownership of the 90,000 shares owned by Mr. Ille's wife.
(9) These are shares of Common Stock that Mr. Munson has the right to acquire upon conversion of 100 shares of non-voting Series 2 Preferred that he beneficially owns and which Mr. Munson has sole voting and dispositive power.
(10) Mr. Rhodes has sole voting and dispositive power over these shares.
(11) The amount includes (i) 95,034 shares held by Dr. Shaffer's revocable trust over which Dr. Shaffer has the sole voting and dispositive power; (ii) 35,000 shares held by the revocable trust of Dr. Shaffer's wife over which Dr. Shaffer shares voting and dispositive power; (iii) 10,000 shares that Dr. Shaffer may purchase pursuant to currently exercisable non-qualified stock options; and (iv) 4,329 shares that Dr. Shaffer has the right to acquire upon conversion of 1,000 shares of Series 2 Preferred owned by Dr. Shaffer.
(12) Mr. Shelby has the sole voting and dispositive power over these shares, which include 28,000 shares that Mr. Shelby has the right to acquire within 60 days pursuant to options granted under the Company's ISOs and 15,152 shares that Mr. Shelby has the right to acquire upon conversion of 3,500 shares of Series 2 Preferred owned by Mr. Shelby.
(13) The amount shown includes 292,600 shares of Common Stock that executive officers, directors, or entities controlled by executive officers and directors of the Company have the right to acquire within 60 days.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FORMATION AND CAPITALIZATION OF COMPANY

     The Company was formed as an Oklahoma corporation and a wholly owned subsidiary of LSB on October 17, 1997. In November 1997, the Company acquired its subsidiaries through capital contributions of each subsidiary's outstanding stock from LSB to the Company, except Northwest Financial Corporation ("Northwest"), which was contributed to the Company by Prime, a wholly owned subsidiary of LSB but not a subsidiary of the Company. As of the date of this Prospectus, LSB owns 95% and Prime owns the remaining 5% of the issued and outstanding capital stock of the Company.

IEC LEASE

     Prime, a subsidiary of LSB but not a subsidiary of the Company, owns the facilities utilized by the fan coil operations of the Climate Control Business. The Climate Control Business has leased such facilities from Prime pursuant to a lease agreement which provides for a term ending on March 6, 2000. The lease is renewable by the Climate Control Business for an additional ten-year term on the same terms, including rental amount. The rental amount is $475,000 per year, payable in monthly installments.

EDC PURCHASE

     In 1983, LSB Chemical Corp. ("LSBC"), a subsidiary of the Company, acquired all of the outstanding stock of EDC from its then four stockholders ("Ex-Stockholders"). A substantial portion of the purchase price consisted of an earnout based primarily on the annual after-tax earnings of EDC for a 10-year period. During 1989, two of the Ex-Stockholders received LSBC promissory notes for a portion of their earnout, in lieu of cash, totaling approximately $896,000, payable $496,000 in January 1990, and $400,000 in May 1994. LSBC
agreed to a buyout of the balance of the earnout from the four Ex-Stockholders for an aggregate purchase amount of $1,231,000. LSBC purchased for cash the earnout from two of the Ex-Stockholders and issued multi-year promissory notes totaling $676,000 to the other two Ex-Stockholders. Jack E. Golsen guaranteed LSBC's payment obligation under the promissory notes. These promissory notes have been assigned in their entirety from LSBC to the Company, and the guarantee by Jack E. Golsen remains in place. The unpaid balance of these notes at November 30, 1997, was $400,000.

MULTI-CLIMA

     During 1994, a subsidiary of LSB (which is not the Company or a subsidiary of the Company) obtained an option to acquire all of the stock of Multi-Clima, S.A., a French manufacturer of air conditioning and heating equipment ("Multi-Clima"). LSB's subsidiary was granted the option as a result of the subsidiary loaning to the parent company of Multi-Clima approximately $2.1 million. Subsequent to the loan of $2.1 million, LSB's subsidiary has loaned to the parent of Multi-Clima an additional $1.7 million. The amount loaned is secured by the stock and assets of Multi-Clima. LSB's subsidiary may exercise its option to acquire Multi-Clima by converting $150,000 of the amount loaned into equity. The option is currently exercisable and will expire June 15, 1999. As of the date of this Prospectus, LSB has not decided whether it will exercise the option.

     For 1996 and 1995, Multi-Clima had revenues of $16.0 million and $15.9 million, respectively, and reported an approximate break-even level of operations in 1996 and a net loss of $900,000 in 1995.

     Multi-Clima manufactures chillers, which are used in central air conditioning systems, heat pump and computer room air conditioning and heat pump units. It is believed that the air conditioning equipment manufactured by Multi-Clima is generally compatible with the equipment manufactured by the Climate Control Business. In addition, Multi-Clima may distribute equipment manufactured by the Climate Control Business and the Climate Control Business may distribute equipment manufactured by Multi-Clima.

CONTRACTUAL ARRANGEMENTS

Services Agreement

     Under the services agreement (the "Services Agreement"), dated November 21, 1997, between LSB and the Company, LSB provides to the Company and its subsidiaries various services, including financial and accounting, order entry, billing, credit, payable, insurance, legal, human resources, advertising and marketing, and related administrative and management services, that LSB has historically provided to the operations and businesses of the Company and its subsidiaries (other than services provided by the President or Chief Financial Officer of LSB, whose services will be compensated under the Management Agreement (as defined)). The Company will pay to or reimburse LSB for all direct and indirect costs and expenses incurred by LSB in the performance of the Services Agreement. The term of the Services Agreement is ten years, except LSB may terminate the Services Agreement on 30 days' written notice to the Company if (i) the Company defaults under any of the terms or provisions of the Services Agreement, and such default is not cured during the 30-day notice period, or
(ii) LSB sells 50% or more of the issued and outstanding stock of the Company, or sells, transfers or disposes of all, or substantially all, of the assets of the Company. The historical financial statements for the Company reflect reimbursement to LSB for services of $1.8 million during each of 1994, 1995, and 1996 and $1.4 million during the nine month period from January 1, 1997, to September 30, 1997.

     The Services Agreement provides that the Company will pay to, or reimburse, LSB for the value of the office facilities of LSB, including LSB's principal offices and financial accounting offices utilized in the performance of the Services Agreement. LSB will determine the proportionate usage of such facilities by LSB and the Company, and the Company will pay to, or reimburse, LSB for its proportionate share of such usage.

     The Services Agreement also provides that LSB will permit employees of the Company and its subsidiaries to participate in the benefit plans and programs sponsored by LSB until the termination of the Services Agreement. So long as employees of the Company and its subsidiaries continue to participate in LSB's benefit plans and programs, the contributions of such employees to such plans and programs and the costs of participation by such persons in such plans and programs will be accounted for separately from contributions of, and costs of participation by, employees of LSB and its other subsidiaries. The Company will pay to, or reimburse, LSB for the costs associated with participation by the employees of the Company and LSB's benefit plans and programs. Upon the termination of the Services Agreement, each of LSB and the Company will be responsible for all aspects of its respective benefit plans and programs.

Management Agreement

     Under the management agreement (the "Management Agreement"), dated November 21, 1997, between LSB and the Company, which provides that LSB will provide to the Company, on a nonexclusive basis, managerial oversight and guidance concerning the broad policies, strategic decisions and operations of the Company and the Subsidiaries, and the rendering of such further managerial assistance as deemed reasonably necessary by LSB.

     The term of the Management Agreement is ten years. The Management Agreement may be terminated sooner by LSB upon 30 days' prior written notice to the Company if (i) the Company defaults under the Management Agreement, and such default is not cured to the reasonable satisfaction of LSB prior to the expiration of such 30-day period or (ii) LSB sells 50% or more of the issued and outstanding stock of the Company or sells, transfers or disposes of all, or substantially all, of the assets of the Company. LSB has and will continue to engage in activities, some of which activities may be in competition with the Company's activities, other than those it will perform under the Management Agreement. The Management Agreement will not limit or restrict the terms and provisions of the Services Agreement.

     The Management Agreement provides that the Company will pay LSB a Management Fee each calendar year during the term of the Management Agreement of an amount not to exceed $1,800,000, subject to adjustment under certain conditions and subject to certain limitations. The Company shall pay LSB such annual Management Fee on a quarterly basis based on the following: (i) if at the end of the first quarter of the year (March 31), the Company has an EBITDA, on a consolidated basis, for the three month period from January 1 to March 31 of $6,500,000 or more, a Management Fee equal to the difference between the amount of such EBITDA, on a consolidated basis, and $6,500,000, but not to exceed $450,000, (ii) if at the end of the second quarter of the year (June 30) the Company has an EBITDA, on a consolidated basis, for the six month period from January 1 to June 30 of such year of $13,000,000, a Management Fee equal to the amount of such EBITDA, on a consolidated basis, for the six month period less $13,000,000, but not to exceed $900,000 less the amount of the Management Fee paid to LSB by the Company for the first quarter of such year, (iii) if at the end of the third quarter of the year (September 30) the Company has an EBITDA, on a consolidated basis, for the nine month period from January 1 to September 30, of such year of $19,500,000, a Management Fee equal to the amount of such EBITDA, on a consolidated basis, for the nine month period less $19,500,000, but not to exceed $1,350,000 less the amount of the Management Fee paid to LSB by the Company for the first and second quarter of such year, and (iv) if at the end of such year the Company has an EBITDA, on a consolidated basis, for the twelve months (January 1 to December
31) of $26,000,000, a Management Fee equal to the amount of such EBITDA, on a consolidated basis, for such twelve month period less $26,000,000, but not to exceed $1,800,000 less the amount of the Management Fee paid to LSB by the Company for the first three quarters of such year. If the Company's EBITDA, on a consolidated basis, is less than $26,000,000 for such year, then LSB shall return to the Company any Management Fees paid to LSB for the first three quarters of such year. If the Company's EBITDA for such year, on a consolidated basis, equals or exceeds $26,000,000 but is less than $26,000,000 plus the amount of Management Fees paid to LSB for the first three quarters of such year, LSB shall refund to the Company the difference between $26,000,000 plus the amount of Management Fees paid to LSB for the first three quarters of the year and the amount of the Company's EBITDA, on a consolidated basis, for all of such year. As of January 1 of each year, the quarterly and annual amount of Management Fee to be paid by the Company to LSB shall be increased proportionately based on the increase, if any, in the Consumer Price Index during the preceding calendar year.

Tax Sharing Agreement

     The tax sharing agreement (the "Tax Sharing Agreement"), dated November 21, 1997, between LSB and the Company provides for (i) the allocation of payments of taxes for periods during which the Company and its subsidiaries and LSB are included in the same consolidated group for federal income tax purposes or the same consolidated, combined or unitary returns for state, local or foreign tax purposes, (ii) the allocation of responsibility for the filing of tax returns,
(iii) the conduct of tax audits and the handling of tax controversies, and (iv) various related matters. For tax periods beginning after December 1996 and ending ten years thereafter, so long as the Company is included in LSB's consolidated federal income tax returns or state consolidated, combined or unitary tax returns, the Company will be required to pay to LSB an amount equal to the Company's consolidated federal and state income tax liability calculated as if the Company and its Subsidiaries were a separate consolidated tax group and not part of LSB's consolidated tax group. Such amount is payable in estimated quarterly installments. If the sum of the estimated quarterly installments is (a) greater than the tax liability of the Company, as determined by LSB, under the Tax Sharing Agreement, then LSB will refund the amount of the excess to the Company, or (b) less than the Company's tax liability, as determined by LSB, under the Tax Sharing Agreement, then the Company will pay to LSB the amount of the deficiency.

     In addition, subsidiaries of the Company have paid to LSB $1.6 million in 1994, $0.8 million in 1995, and $3.5 million in 1996, a portion of the net income that subsidiaries of the Company earned on a consolidated basis and an amount equal to the amount of federal and state income tax liability that those subsidiaries would have been liable for on a stand-alone basis calculated as though they were not part of LSB's consolidated group.

INDUSTRIAL SUPPLIES, MACHINES AND CLIMATE CONTROL EQUIPMENT

     From January 1, 1996, to November 30, 1997, certain subsidiaries of LSB that are not subsidiaries of the Company sold to subsidiaries of the Company approximately $2.6 million in industrial supplies, machine tools and certain thermostats. It is anticipated that such transactions will continue in the future.

AFFILIATED LOANS

     The Company and its subsidiaries, at various times, maintained certain unsecured borrowings from LSB and made loans to LSB and its subsidiaries (other than the Company and its subsidiaries). At September 30, 1997, the Company had loans to LSB of approximately $22.9 million and borrowings from LSB of approximately $19.3 million. During November 1997, the Company and LSB offset substantially all of the amounts due to each other. As of November 30, 1997, LSB owed to the Company approximately $3.6 million, bearing interest at an annual rate of interest of 7%, exclusive of the loan described in the paragraph below.

     From the net proceeds received by the Company in connection with the Initial Offering, the Company loaned $10 million to LSB. See "Description of Notes--Certain Covenants--LSB Note."

REVOLVING CREDIT FACILITY

     LSB, certain subsidiaries of LSB that are not subsidiaries of the Company, and certain subsidiaries of the Company are parties to the Revolving Credit Facility. See "Description of Other Indebtedness--Revolving Credit Facility" for a discussion of the Revolving Credit Facility. LSB and certain subsidiaries of LSB that are not subsidiaries of the Company have guaranteed all of the obligations of the Company's subsidiaries under the Revolving Credit Facility.

GUARANTY OF LOANS

     LSB has unconditionally guaranteed the payment of the DSN Loans, which have an unpaid balance, as of November 30, 1997, of approximately $13.7 million. LSB has also guaranteed the lease payments due by IEC under a lease purchase agreement, which provides for the payment of $960,000 over a term of five years beginning November 1996 at an annual interest rate of 7.5%. In addition, LSB has unconditionally guaranteed repayment by (i) CM of the CM Loan, the principal amount of which is approximately $1.3 million as of November 30, 1997, and (ii) the TES Revolving Facility. See "Description of Other Indebtedness."

EMPLOYEE BENEFIT PLANS

     Prior to the formation of the Company, the employees of the Chemical Business and the Climate Control Business were eligible to participate in LSB's Employee Savings Plan, health insurance plan, and various stock option plans. Under the Services Agreement, employees of the Company continue to be eligible for all of such plans on the same terms and conditions as LSB's employees.


                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were originally sold by the Company on the Issue Date to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the Purchase Agreement, the Company and the Initial Purchaser entered into the Registration Rights Agreement pursuant to which the Company agreed to (i) file with the Commission promptly (but in any event on or prior to 60 days) after the Issue Date, the Exchange Offer Registration Statement relating to the Exchange Offer for the New Notes, and (ii) use its best efforts to cause the Exchange Offer Registration Statement to become effective within 150 days after the Issue Date. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer the New Notes in exchange for the surrender of the Old Notes. The Registration Rights Agreement provides further that if applicable interpretations of the staff of the Commission do not permit the consummation of the Exchange Offer prior to the 150th day following the Issue Date, subject to certain conditions, in the case of any holder of Old Notes not permitted to participate in the Exchange Offer or of any holder of Old Notes that participates in the Exchange Offer that receives New Notes that may not be sold without registration under state and federal securities laws (other than due solely to the status of such holder as an affiliate of the Company within the meaning of the Securities
Act), or if for any reason the Exchange Offer is not consummated within 180 days after the Issue Date, or, subject to certain conditions, upon the request of the Initial Purchaser or the holders of a majority in aggregate principal amount of the Notes, the Company will, at its cost, file a Shelf Registration Statement to cover resales of Old Notes by the holders thereof. The Company will use its best efforts to cause the applicable registration statement to be declared effective by the Commission as promptly as practicable after the date of filing.

     Based on an interpretation of the staff of the Commission set forth in several no-action letters to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes
(i) will not be able to rely on the interpretation of the staff of the Commission set forth in the above referenced no-action letters, (ii) will not be able to tender its Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

     As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes are to be acquired by the Holder or the person receiving such New Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage in distribution of the New Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Notes within the meaning of the Securities Act or resale of the Exchange Securities in violation of the Securities Act, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or any other person participates in the Exchange Offer for the purpose of distributing the New Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives a New Note for its own account in exchange for Old Notes must acknowledge that it
(i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act) to distribute the New Notes to be received in the Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. For a description of the procedures for resales by Participating Broker-Dealers, see "Plan of Distribution."

     The Registration Rights Agreement provides that unless the Exchange Offer would not be permitted by a policy of the Commission, the Company will have commenced the Exchange Offer and will use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer. If (i) neither of the registration statements described above is filed on or before the 60th day following the Issue Date, (ii) neither of such registration statements is declared effective by the Commission on or prior to the 150th day after the Issue Date, (iii) an Exchange Offer Registration Statement becomes effective, and the Company fails to consummate the Exchange Offer within 30 business days of the effective date of such registration statement, or (iv) the Shelf Registration Statement is filed and declared effective but thereafter ceases to be effective without being succeeded within 30 days by another effective registration statement (each such event, a "Registration Default"), the Company will pay liquidated damages ("Liquidated Damages"), to each holder of Old Notes and New Notes that are received in the Exchange Offer that may not be sold without restriction under federal or state securities law (together, the "Registrable Securities") during the first 90-day period immediately following the occurrence of a Registration Default in an amount equal to one-half of one percent (0.5%) per annum of the principal amount of the Registrable Securities held by such Holder during the first 90-day period immediately following the occurrence of such Registration Default. The amount of Liquidated Damages payable to each Holder will increase by an additional one-half of one percent (0.5%) per annum of the principal amount of such Registrable Securities during each subsequent 90-day period, up to a maximum amount of Liquidated Damages equal to two percent (2.0%) per annum of the principal amount of such Registrable Securities, which provision for Liquidated Damages will continue until all Registration Defaults have been cured. All accrued Liquidated Damages will be paid on or before the semiannual interest payment date for the Registrable Securities. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Old Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Old Notes included in the Shelf Registration Statement. A Holder of Notes that sells such Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a Holder (including certain indemnification obligations). The Company will provide a copy of the Registration Rights Agreement to prospective investors upon request.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part.

     Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the New Notes bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for liquidated damages in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $105,000,000 aggregate principal amount of Old Notes were outstanding. The Company has fixed the close of business on ________________, 1998, as the record date for the Exchange Offer for purposes of determining the person to whom this Prospectus and the Letter of Transmittal will be mailed initially.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the Oklahoma General Corporation Act or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company will be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange fees and expenses.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" means 5:00 p.m., New York City time, on ___________, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" will mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension or oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE NEW NOTES

     The New Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the New Notes. Such interest will be paid with the first interest payment on the Notes on June 1, 1998. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of New Notes.

     Interest on the New Notes is payable semiannually on each June 1 and December 1, commencing on June 1, 1998.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must (i) complete, sign and date the Letter of Transmittal, or a facsimile thereof, and have the signatures thereon guaranteed if required by the Letter of Transmittal or such facsimile, or (ii) transmit an Agent's Message in connection with a book-entry transfer, and mail or otherwise deliver such Letter of Transmittal or such facsimile, or Agent's Message, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m. New York City time, on the Expiration Date.
To be tendered effectively, the Old Notes, Letter of Transmittal or an Agent's Message and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     The term "Agent's Message" means a message, transmitted by a book-entry transfer facility to, and received by, the Exchange Agent forming a part of a confirmation of book-entry, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the Old Notes that such participant has received and agrees (1) to participate in the Automated Tender Option Program ("ATOP"); (ii) to be bound by the terms of the Letter of Transmittal; and (iii) that the Company may enforce such agreement against such participant.

     By executing the Letter of Transmittal or Agent's Message each holder will make to the Company the representations set forth above in the third paragraph under the heading "-Purpose and Effect of the Exchange Offer."

     The tender of Old Notes by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal or Agent's Message.

THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS ARE ENCOURAGED TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANK, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions of Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or other acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the Book-Entry Transfer Facility (as defined in the Letter of Transmittal) for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book entry delivery of Old Notes by causing such Book Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, unless an Agent's Message is received by the Exchange Agent, in compliance with ATOP, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole direction, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Act that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

     a.   the tender is made through an Eligible Institution;

     b. prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     c. such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation or book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer

          Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Nots to be withdrawn (the "Depositor"); (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited); (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if:

     (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company, or any of its subsidiaries; or

     (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

     (c) any governmental approval has not been obtained, which approval the Company, in its reasonable discretion, deems necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holder, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "-Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

     Bank One, NA has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                BY MAIL:                   BY OVERNIGHT COURIER AND BY
                                              HAND AFTER 4:30 P.M.:
             Bank One, NA
        Post Office Box 710184                       Bank One, NA
      Columbus, Ohio 43271-0184                 235 West Schrock Road
Attention: Corporate Trust Operations        Westerville, Ohio 43081-0184
(registered or certified mail             Attention: Corporate Trust Operations
 recommended)                                          OHI-0184

        BY HAND BEFORE 4:30 P.M.:

            Bank One, NA           OR     First Chicago Trust Company of New
        235 West Schrock Road                            York
     Westerville, Ohio 43081-0184            14 Wall Street, 8/th/ Floor
                                               New York, New York 10005
                                        Attention: Corporate Trust Operations
FACSIMILE TRANSMISSION: (614) 248-9987
CONFIRM BY TELEPHONE:   (800) 346-5153

     DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The Company will bear the expense of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company) , (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE NEW NOTES

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives New Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who receives New Notes in exchange for Old Notes in the ordinary course of business, and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff or the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. The Company has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer. Further, each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Company has agreed that for a period of 180 days after the consummation of the Exchange Offer, it will make this prospectus, as amended and supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until ___________________, 1998 (90 days from the date of this prospectus), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) any New Notes received by such holder in the Exchange Offer will be acquired in the ordinary course of its business; (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the New Notes within the meaning of the Securities Act or resale of the New Notes in violation of the Securities Act;
(iii) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the New Notes; (iv) if such holder is a broker-dealer that will receive the New Notes for its own account in exchange for Notes that were acquired as a result of market making or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of such New Notes, and (v) if such holder is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act applicable to it. As indicated above, each Participating Broker-Dealer that receives a New Note for its own account in exchange for Old Notes must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. For a description of the procedures for such resales by Participating Broker-Dealer, see "Plan of Distribution."


                              DESCRIPTION OF NOTES

     Set forth below is a summary of certain provisions of the Notes. The Notes will be issued pursuant to the Indenture. The following summaries of certain provisions of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture. Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. A copy of the form of Indenture is available upon request. For purposes of this summary, the term "Company" refers only to ClimaChem, Inc. and not to any of its Subsidiaries.
The Old Notes and the New Notes are sometimes referred to herein collectively as the "Notes." Any descriptions of the Notes presented in the future tense shall refer to the New Notes, where appropriate.

GENERAL

     The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the New Notes bear a Series B designation, (ii) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and
(iii) the holder of New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for liquidated damages in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The New Notes are subject to all such terms, and holders of the New Notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms.

     The Notes will be senior, unsecured, general obligations of the Company, ranking pari passu in right of payment with all other senior, unsecured obligations of the Company. The Notes will be limited in aggregate principal amount to $105 million. The Notes are jointly and severally irrevocably and unconditionally guaranteed on a senior basis by each of the Company's present Subsidiaries (other than EDNC) and all of its future Subsidiaries (the "Guarantors"). The guarantees will rank pari passu in right of payment with all other senior, unsecured obligations of the Guarantors. The obligations of each Guarantor under its guarantee, however, are limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law; provided, however, there are no assurances that the guarantees will not be limited as a fraudulent conveyance under applicable law. See "Risk Factors - Fraudulent Conveyance Considerations" and "Certain Bankruptcy Limitations" below. The term "Subsidiaries" as used herein, however, does not include Unrestricted Subsidiaries. The Notes will be issued only in fully registered form, without coupons, in denominations of $l,000 and integral multiples thereof.

     Separate financial statements of the Guarantors are not included herein because such Guarantors are jointly and severally liable with respect to the Company's obligations under the Indenture and the Notes, and the aggregate net assets, earnings and equity of the Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will mature on December 1, 2007. The Notes will bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1998, to the Persons in whose names such Notes are registered at the close of business on the May 15 or November 15 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     Principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York, except as set forth below. At the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company; provided that all payments with respect to Global Notes and certificated Notes, the Holders of which have given wire transfer instructions to the Company and the Paying Agent, will be required to be made by wire transfers of immediately available funds to the accounts specified by the Holders thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

HOLDING COMPANY STRUCTURE

     The Company is a holding company for its Subsidiaries, with no material operations of its own. Accordingly, the Company is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. In addition, the claims of the Holders of the Notes are subject to the prior payment of all secured indebtedness of the Guarantors. There can be no assurance that, after providing for all such secured claims, there would be sufficient assets available from the Company and its subsidiaries to satisfy the claims of the Holders of the Notes. See "Risk Factors - Substantial Coverage; Ability to Service Indebtedness."

CERTAIN BANKRUPTCY LIMITATIONS

     The Company is a holding company, conducting all of its business through Subsidiaries, which have guaranteed or will guarantee the Company's obligations with respect to the Notes (with the exception of EDNC), and Unrestricted Subsidiaries. See "Risk Factors." Holders of the Notes will be direct creditors of each Guarantor by virtue of its guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor's obligations under its guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its guarantee exceeds the economic benefits it receives in the Offering. The obligations of each Guarantor under its guarantee will be limited in a manner intended to cause it not to be a fraudulent conveyance under applicable law, although no assurance can be given that a court would give the holder the benefit of such provision. See "Risk Factors--Fraudulent Conveyance Considerations."

     If the obligations of a Guarantor under its guarantee were avoided, Holders of Notes would have to look to the assets of any remaining Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest on the Notes.

OPTIONAL REDEMPTION

         The Company will not have the right to redeem any Notes prior to December 1, 2002 (other than out of the Net Cash Proceeds of a Public Equity Offering, as described in the next following paragraph). The Notes will be redeemable for cash at the option of the Company, in whole or in part, at any time on or after December 1, 2002, upon not less than 30 days nor more than 60 days notice to each holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing December 1 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date:

             YEAR                            PERCENTAGE
             ----                            -----------
             2002  ........................    105.375%
             2003   .......................    103.583%
             2004  ........................    101.792%
             2005 and thereafter  .........    100.000%

         Until December 1, 2000, upon a Public Equity Offering of common stock of the Company for cash, up to $35 million aggregate principal amount of the Notes may be redeemed at the option of the Company within 120 days of such Public Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of the Notes to be redeemed, with cash from the Net Cash Proceeds of such Public Equity Offering, at 110.750% of principal (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption; provided, however, that immediately following such redemption not less than $65 million aggregate principal amount of the Notes are outstanding.

         In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

         The Notes will not have the benefit of any sinking fund.

         Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in the payment thereof.

CERTAIN COVENANTS

Repurchase of Notes at the Option of the Holder Upon a Change of Control

         The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an irrevocable and unconditional offer by the Company (the "Change of Control Offer"), to require the Company to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 35 Business Days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date. The Change of Control Offer shall be made within 10 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, the Company promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

         As used herein, a "Change of Control" means (i) any merger or consolidation of any of the Company or LSB with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of either of the Company or LSB, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "Person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "Person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of either of the Company or LSB then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of LSB (together with any new directors whose election by such Board or whose nomination for election by the shareholders of LSB was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of LSB then in office.

         On or before the Change of Control Purchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any), and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by the Company to the Holder thereof. The Company publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

         The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company or LSB, and, thus, the removal of incumbent management.

         The phrase "all or substantially all" of the assets of the Company or LSB, as the case may be, will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets or the Company or LSB, as the case may be, has occurred.

         No assurances can be given that the Company will have available sufficient funds to acquire Notes tendered upon the occurrence of a Change of Control. In the event that the Company is required to purchase outstanding Notes upon the occurrence of a Change of Control, the Company expects that it would seek third party financing to the extent that it does not have available funds to meet its purchase obligations. There can be no assurance that the Company would be able to obtain such financing.

         Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the terms hereof, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture or the Notes by virtue thereof.

Limitation on Incurrence of Additional Indebtedness and Disqualified Capital
Stock

         The Indenture provides that, except as set forth in this covenant, the Company and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing, if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness or Disqualified Capital Stock and (ii) on the date of such incurrence (the "Incurrence Date"), the Consolidated Coverage Ratio of the Company for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.0 to 1 or, for an Incurrence Date after January 1, 2000, at least 2.25 to 1 (each, a "Debt Incurrence Ratio"), then the Company may incur such Indebtedness or Disqualified Capital Stock and the Guarantors may incur such Indebtedness.

         Indebtedness or Disqualified Capital Stock of any Person which is outstanding at the time such Person becomes a Subsidiary of the Company (including upon designation of any subsidiary or other Person as a Subsidiary) or is merged with or into or consolidated with the Company or a Subsidiary of the Company shall be deemed to have been incurred at the time such Person becomes such a Subsidiary of the Company or is merged with or into or consolidated with the Company or a Subsidiary of the Company, as applicable.

Limitation on Restricted Payments

         The Indenture provides that the Company and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) the Company is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (3) the aggregate amount of all Restricted Payments made by the Company and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the sum of (a) 50% of the aggregate Consolidated Net Income of the Company and its Consolidated Subsidiaries for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus (b) the aggregate Net Cash Proceeds received by the Company from the sale of its Qualified Capital Stock (other than (i) to a Subsidiary of the Company and (ii) to the extent applied in connection with a Qualified Exchange) after the Issue Date.

         The immediately preceding paragraph, however, will not prohibit (i) payments to LSB pursuant to the Management Agreement, the Services Agreement and the Tax Sharing Agreement, each as in effect on the Issue Date, (ii) a Qualified Exchange or (iii) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions. The full amount of any Restricted Payment made pursuant to clause (iii) (but not pursuant to clauses (i) and (ii)) of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

         The Indenture provides that the Company and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of the Company to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Company or any Subsidiary of the Company, except (a) restrictions imposed by the Notes or the Indenture, (b) restrictions imposed by applicable law, (c) existing restrictions under specified Indebtedness outstanding on the Issue Date, (d) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement relating to any property, asset, or business acquired by the Company or any of its Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (e) any such restriction or requirement imposed by Indebtedness incurred under paragraph (b) of the definition of "Permitted Indebtedness" provided such restriction or requirement is no more restrictive than that imposed by the Credit Agreement as of the Issue Date, (f) restrictions with respect solely to a Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, provided such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold, and (g) in connection with and pursuant to permitted refinancings, replacements of restrictions imposed pursuant to clauses (a), (c) or (d) of this paragraph that are not more restrictive than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice, nor (b) Liens permitted under the terms of the Indenture shall in and of themselves be considered a restriction on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.

Limitation on Liens Securing Indebtedness

         The Company and the Guarantors will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the date of the Indenture or upon any income or profits therefrom (any such Lien, the "Initial Lien"), unless the Company provides, and causes its Subsidiaries to provide, concurrently therewith, that the Notes are equally and ratably so secured, provided that, if such Indebtedness is Subordinated Indebtedness, the Initial Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the Notes with the same relative priority as such Subordinated Indebtedness shall have with respect to the Notes. Any such Lien thereby created in favor of the Notes will be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien to which it relates.

Limitation on Sale of Assets and Subsidiary Stock

         The Indenture provides that (except as otherwise provided herein) the Company and the Guarantors will not, and will not permit any of their Subsidiaries to convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including by merger or consolidation (in the case of a Guarantor or a Subsidiary of the Company), and including any sale or other transfer or issuance of any Equity Interests of any Subsidiary of the Company, whether by the Company or a Subsidiary or through the issuance, sale or transfer of Equity Interests by a Subsidiary of the Company, and including any sale and leaseback transaction, in a single transaction or through a series of related transactions, (any of the foregoing, an "Asset Sale"), unless (l)(a) within 270 days after the date of such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied to the optional redemption of the Notes in accordance with the terms of the Indenture or to the repurchase of the Notes pursuant to an irrevocable, unconditional cash offer (the "Asset Sale Offer") to repurchase Notes at a purchase price of 100% of principal amount (the "Asset Sale Offer Price") together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment, made within 240 days of such Asset Sale or (b) within 240 days following such Asset Sale, the Asset Sale Offer Amount is (i) invested (or committed, pursuant to a binding commitment subject only to reasonable, customary closing conditions, to be invested, and in fact is so invested, within an additional 90 days) in assets and property (other than notes, bonds, obligation and securities, except in connection with the acquisition of a Wholly Owned Subsidiary) which in the good faith reasonable judgment of the Board will immediately constitute or be a part of a Related Business of the Company or such Subsidiary (if it continues to be a Subsidiary) immediately following such transaction or (ii) used to reduce Indebtedness permitted pursuant to paragraph (b) of the definition "Permitted Indebtedness", (2) at least 85% of the total consideration received for such Asset Sale or series of related Asset Sales consists of Cash or Cash Equivalents, (3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale, and (4) the Board of Directors of the Company determines in good faith that the Company or such Subsidiary, as applicable, receives fair market value for such Asset Sale.

         The Indenture provides that an acquisition of Notes pursuant to an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in (l) above (the "Excess Proceeds") exceeds $5 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, the Company shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest and Liquidated Damages, if any, to the purchase of all Notes properly tendered (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Notes so tendered) at the Asset Sale Offer Price (together with accrued interest). To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Company may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following each Asset Sale Offer the Excess Proceeds amount shall be reset to zero. For purposes of (2) above, total consideration received means the total consideration received for such Asset Sales minus the amount of (a) Indebtedness which is not Subordinated Indebtedness assumed by a transferee which assumption permanently reduces the amount of Indebtedness outstanding on the Issue Date or permitted pursuant to paragraph (d), (e) or (f) of the definition "Permitted Indebtedness" and (b) property that within 30 days of such Asset Sale is converted into Cash or Cash Equivalents).

     Notwithstanding the foregoing provisions of the prior two paragraphs:

     (i) the Company and its Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business;

     (ii) the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of accounts receivable and notes receivable consistent with past practice for face value;

     (iii) the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant "Limitation on Merger, Sale or Consolidation";

     (iv) the Company and its Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company or such Subsidiary, as applicable;

     (v) the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to the Company or any of its wholly owned Guarantors;

     (vi) the Company and its Subsidiaries may grant Liens not prohibited by this Indenture; and

     (vii) the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets having a value of $1 million or less in a single transaction or a series of related transactions.

     All Net Cash Proceeds from an Event of Loss shall be invested in the business of the Company, used for prepayment of Indebtedness, or used to repurchase Notes, all within the period and as otherwise provided above in clause 1(a) or 1(b) of the first paragraph of this section.

     In addition to the foregoing, the Company will not, and will not permit any Subsidiary to, directly or indirectly make any Asset Sale of any of the Equity Interests of any Subsidiary except (i) pursuant to an Asset Sale of all the Equity Interests of such Subsidiary or (ii) pursuant to an Asset Sale of shares of common stock of TES with no preferences or special rights or privileges and with no redemption or prepayment privileges, provided that after such sale the Company or its Subsidiaries own at least 50% of the voting and economic interest of the Capital Stock of TES.

     Notwithstanding the foregoing provisions, the Company or TES may contribute all or substantially all the assets or Equity Interests of TES to a joint venture in which the Company or its Subsidiaries own no less than 50% of the voting and economic interests.

     Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the terms hereof, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations hereunder by virtue thereof.

Limitation on Transactions with Affiliates

     The Indenture provides that neither the Company nor any of its Subsidiaries will be permitted on or after the Issue Date to enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions, (other than Exempted Affiliate Transactions) (i) unless it is determined that the terms of such Affiliate Transaction are fair and reasonable to the Company, and no less favorable to the Company than could have been obtained in an arm's length transaction with a non-Affiliate, and (ii) if involving consideration to either party in excess of $2.5 million, unless such Affiliate Transaction(s) is evidenced by an Officers' Certificate addressed and delivered to the Trustee certifying that such Affiliate Transaction (or Transactions) has been approved by a majority of the members of the Board of Directors that are disinterested in such transaction and (iii) if involving consideration to either party in excess of $5 million, unless in addition the Company, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to the Company from a financial point of view from an accounting, appraisal or investment banking firm of national reputation. A member of the Board of Directors of the Company that is a non-employee director of LSB will be deemed disinterested for purposes of this covenant. For purposes of compliance with clauses (ii) and (iii) above, total consideration for a series of related Affiliate Transactions involving purchases or sales entered into in the ordinary course of business will only include purchases or sales made in the last twelve months ended on the date of the most recent purchase.

Limitation on Merger, Sale or Consolidation

     The Indenture provides that the Company will not, directly or indirectly, consolidate with or merge with or into another Person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons or adopt a Plan of Liquidation, unless (i) either (a) the Company is the continuing entity or (b) the resulting, surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Notes and the Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction;
(iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the resulting, surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation is at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and (iv) immediately after giving effect to such transaction on a pro forma basis, the resulting, surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company or consummation of a Plan of Liquidation in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Company shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the Company's interest in which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Limitation on Lines of Business

     The Indenture provides that neither the Company nor any of its Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of the Company, is a Related Business.

Future Subsidiary Guarantors

     The Indenture provides that all present Subsidiaries (except for EDNC) and future Subsidiaries of the Company jointly and severally will guaranty irrevocably and unconditionally all principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes on a senior basis.

Release of Guarantors

     The Indenture provides that no Guarantor shall consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall unconditionally guarantee, on a senior basis, all of such Guarantor's obligations under such Guarantor's guarantee and the Indenture on the terms set forth in the Indenture; and (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

     Upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Guarantor or all or substantially all of its assets to an entity which is not a Guarantor, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant "Limitations on Sale of Assets and Subsidiary Stock"), such Guarantor will be deemed released from its obligations under its Guarantee of the Notes;

provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any Indebtedness of the Company or any other Subsidiary shall also terminate upon such release, sale or transfer.

Limitation on Status as Investment Company

     The Indenture prohibits the Company and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

Limitation on Sale and Leaseback Transactions

     The Indenture provides that the Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into any sale and leaseback transaction unless (a) immediately after giving pro forma effect to such sale and leaseback transaction (the Attributable Value of such sale and leaseback transaction being deemed to be Indebtedness of the Company, if not otherwise treated so pursuant to the definition of Indebtedness), the Company could incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" and (b) such sale and leaseback transaction complies with the covenant "Limitation on Sale of Assets and Subsidiary Stock."

Payments for Consent

     Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes or the Guarantees unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes who so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement, which solicitation documents will be mailed to all Holders of the Notes a reasonable amount of time prior to the expiration of such solicitation.

LSB Note

     In accordance with the terms of the Indenture, the Promissory Note, dated November 26, 1997 (the "LSB Note"), representing the $10 million of proceeds of the Offering loaned to LSB (i) bears interest at the rate of 10/3//4%, payable semiannually on June 1 and December 1 of each year commencing June 1, 1998, (ii) matures on December 1, 2007, (iii) is prepayable at par at any time prior to maturity, (iv) is mandatorily prepayable with 50% of the net cash proceeds (net of associated liabilities and expenses), within 30 days of the receipt of net cash proceeds, from the sale of assets of LSB or its subsidiaries other than the Company or subsidiaries of the Company (subject to certain customary exceptions (including sales of inventory, accounts receivable and obsolete equipment), currency exchangeability and transferability restrictions and an exception for sales of assets having a value of $500,000 or less in a single transaction or through a series of related transactions) to the extent that such net cash proceeds are not used to prepay other senior indebtedness which requires such prepayment under its terms, and (v) provides that the note may not be amended by the Company without the consent of a majority aggregate principal amount of the Notes then outstanding. The LSB Note will be a senior unsecured obligation of LSB and will rank pari passu in right of payment will all existing and future senior indebtedness of LSB.

REPORTS

     The Indenture provides that, whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee, to each Holder and to each prospective Holder who so requests annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, in each case, a management's discussion and analysis of financial condition and results of operations and, with respect to annual information only, a report thereon by the Company's certified independent public accountants. In addition, the Company has agreed that it will file such reports with the Commission, whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, provided the Commission will accept such filings.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture defines an Event of Default as:

     (i) the failure by the Company to pay any installment of interest or Liquidated Damages on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days,

     (ii) the failure by the Company to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise,

     (iii) the failure by the Company or any Subsidiary to observe or perform any other covenant or agreement contained in the Notes or the Indenture and the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding,

     (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Subsidiaries,

     (v) a default in Indebtedness of the Company or any of its Subsidiaries with an aggregate principal amount in excess of $5 million at any one time (a) resulting from the failure to pay principal or interest or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity, and

     (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $5 million, at any one time rendered against the Company or any of its Subsidiaries and not stayed, bonded or discharged within 60 days.

     The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default.

     If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv), above, relating to the Company or any Subsidiary), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal and premium, if any, determined as set forth below, and accrued interest and Liquidated Damages, if any, thereon to be due and payable immediately. If an Event of Default specified in clause (iv), above, relating to the Company or any Subsidiary occurs, all principal and premium, if any, and accrued interest and Liquidated Damages, if any, thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest and Liquidated Damages on the Notes which have become due solely by such acceleration, have been cured or waived, except on default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to December 1, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to December 1, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, and except a default in the payment of principal of or interest on any Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Company is required, upon becoming aware of any default or Event of Default, to deliver to the Trustee a statement specifying such default or Event of Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Notes and Guarantees, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust funds; (ii) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, nonpayment of guarantees, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest or Liquidated Damages, if any, on such Notes, and the Holders of Notes must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of the Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to Trustee confirming that (A) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of such Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the Officers' Certificate, clauses (i) through (vi) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph have been complied with.

     If the funds deposited with the Trustee to effect Legal Defeasance or Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due, then the obligations of the Company under the Indenture will be revived and no such defeasance will be deemed to have occurred.

AMENDMENTS AND SUPPLEMENTS

     The Indenture contains provisions permitting the Company, the Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company, the Guarantors and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided that no such modification may without the consent of Holders of at least 66 2/3% in aggregate principal amount of Notes at the time outstanding modify the provisions (including the defined terms used therein) of the covenant "Repurchase of Notes at the Option of the Holder upon a Change of Control" and "Limitation on Sale of Assets and Subsidiary Stock" in a manner adverse to the Holders and provided that no such modification may, without the consent of each Holder affected thereby (i) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption
Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter the provisions (including the defined terms used therein) regarding the right of the Company to redeem the Notes in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or
(iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or (iv) cause the Notes or any Guarantee to become subordinate in right of payment to any other Indebtedness.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS

     The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company, the Guarantors or any successor entity shall have any personal liability in respect of the obligations of the Company or the Guarantors under the Indenture or the Notes by reason of his or its status as such stockholder, employee, officer or director, except to the extent such Person is the Company or a Guarantor.

BOOK-ENTRY, DELIVERY AND FORM

     The New Notes will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

     Global Notes; Book-Entry Form. Except as set forth in the next paragraph, the New Notes will initially be issued in the form of one or more global notes (collectively, the "Global Note"). The Global Note will be deposited upon issuance (the "Closing Date") with the trustee as custodian for The Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co. ("Cede") as DTC's nominee.

     Notes that were issued as described below under "Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, the exchange by a qualified institutional buyer for an interest in the Global Note representing the principal amount of Notes being transferred.

     An investor may hold its interests in the Global Note directly through DTC if such investor is a participant in DTC, or indirectly through organizations which are participants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. The laws of some states require that certain Persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the Global Note to such Person may be limited.

     Investors who are not Participants may beneficially own interests in the Global Note held by DTC only through Participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as nominee of DTC, is the registered owner of the Global Note, Cede for all purposes will be considered the sole holder of the Global Note. Except as provided below, owners of beneficial interests in the Global Note will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof.

     Payment of principal, redemption price and purchase price of, and interest on the Global Note will be made to Cede, the nominee for DTC, as the registered owner of the Global Note by wire transfer of immediately available funds. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

     The Company has been informed by DTC that, with respect to any payment of principal, redemption price and purchase price of, and interest on the Global Note, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the Global Note, as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in Notes represented by the Global Note held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a Person having a beneficial interest in Notes represented by the Global Note to pledge such interest to Persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Trustee (or any registrar or paying agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Note are credited and only in respect of the principal amount of the Notes represented by the Global Note as to which such Participant or Participants has or have given such direction.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchaser. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Notes to be issued in definitive form in exchange for the Global Note. None of the Company, the Trustee or any of their respective agents will have any responsibility for the performance by DTS, their Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Note.

     Certificated Securities. An investor may request that their Note be issued in certificated form, and may request at any time that their interest in a Global Note be exchanged for a Note in certificated form. Finally, certificated Notes may be issued in exchange for Notes represented by the Global Note if no successor depositary is appointed by the Company or in certain other circumstances set forth in the Indenture.

     Same-Day Settlement and Payment.   The Indenture requires that payments in
respect of the Notes represented by the Global Note (including principal, redemption price, purchase price and interest) be made by wire transfer of immediately available funds to the accounts specified by Cede, the nominee for DTC. With respect to certificated securities, the Company will make all payments of principal, redemption price, purchase price and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Secondary trading in long-term Notes and debentures of corporate issuers not held in DTC is generally settled in clearing-house or next-day funds. In contrast, the New Notes represented by the Global Note are expected to be eligible to trade in the PORTAL Market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the certificated securities will also be settled in immediately available funds.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case of Event of Default will occur (which will not be cured), the Trustee will be required, in the exercise of its power, to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness or Disqualified Capital Stock of any Person existing at the time such Person becomes a Subsidiary of the Company, including by designation, or is merged or consolidated into or with the Company or one of its Subsidiaries.

     "Acquisition" means the purchase or other acquisition of any Person or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

     "Affiliate" means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term "control" means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, provided that, with respect to ownership interest in the Company and its Subsidiaries a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

     "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capitalized Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof, including any period for which such lease has been, or may, at the option of the lessor, be extended, discounted from the last date of such term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease Obligation with a like term in accordance with GAAP. The net amount of rent required to be paid under any lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. "Attributable Value" means, as to a Capitalized Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the discounted present value of the rental obligations of such Person, as lessee, required to be capitalized on the balance sheet of such Person in conformity with GAAP.

     "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

     "Beneficial Owner" or "beneficial owner" has the meaning attributed to it in Rules l3d-3 and l3d-5 under the Exchange Act (as in effect on the Issue
Date), whether or not applicable, except that a "Person" shall be deemed to have

"beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

     "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

     "Capitalized Lease Obligation" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person, as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Cash Equivalent" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) or (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and (iii) commercial paper issued by others rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., and in the case of each of (i), (ii), and (iii) maturing within one year after the date of acquisition.

     "Consolidated Cash Flow" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted in determining Consolidated Net Income), without duplication, the sum of (i) consolidated income tax expense, (ii) consolidated depreciation and amortization expense, provided that consolidated depreciation and amortization of a Subsidiary that is a less than Wholly Owned Subsidiary shall only be added to the extent of the equity interest of the Company in such Subsidiary, (iii) other non-cash charges of the Company and its Subsidiaries reducing Consolidated Net Income for such period, (iv) Consolidated Fixed Charges and (v) any premium or penalty paid by the Company or any of its Subsidiaries to prepay indebtedness as described in "Use of Proceeds."

     "Consolidated Coverage Ratio" of any Person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated Cash Flow of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of such Reference Period, and (iv) the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

     "Consolidated Fixed Charges" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and (b) the amount of dividends accrued or payable (or guaranteed) by such Person or any of its Consolidated Subsidiaries in respect of preferred stock (other than by Subsidiaries of such Person to such Person or such Person's Wholly Owned Subsidiaries). For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains (but not losses) which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock), (b) the net income, if positive, of any Person, other than a Wholly Owned Consolidated Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Wholly Owned Consolidated Subsidiary of such Person during such period, but in any case not in excess of such Person's pro rata share of such Person's net income for such period, (c) the net income or loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (d) the net income, if positive, of any of such Person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary.

     "Consolidated Net Worth" of any Person at any date means the aggregate consolidated stockholders' equity of such Person (plus amounts of equity attributable to preferred stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, adjusted to exclude, to the extent included in calculating such equity, (a) the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such Person and its Consolidated Subsidiaries, (b) all upward revaluations and other write-ups in the book value of any asset of such Person or a Consolidated Subsidiary of such Person subsequent to the Issue Date, and (c) all investments in Subsidiaries that are not Consolidated Subsidiaries and in Persons that are not Subsidiaries.

     "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

     "Credit Agreement" means each of (i) the credit agreement dated November 21, 1997, by and among certain of the Company's subsidiaries and BankAmerica Business Credit, Inc., and (ii) the credit agreement, dated December 19, 1996, as amended, between TES and Bank of New Zealand, Australia, including, in each case, any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. The credit agreement described under clause (i) of this definition may be secured by accounts receivable, inventory, proprietary rights, general intangibles, books and records and the proceeds thereof and under clause
(ii) of this definition may be secured by all the assets of TES. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to the Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any agreement (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date such Indebtedness is incurred it would not be prohibited by paragraph (b) of the definition "Permitted Indebtedness," or (iv) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms hereof.

     "Default" means any event, occurrence or condition that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Capital Stock" means (a) except as set forth in (b), with respect to any Person, any Equity Interest of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes and (b) with respect to any Subsidiary of such Person (including with respect to any Subsidiary of the Company), any Equity Interest other than any common equity with no preference, privileges, or redemption or repayment provisions.

     "Equity Interest" of any Person means any shares, interests, participations or other equivalents (however designated) in such Person's equity, and shall in any event include any Capital Stock issued by, or partnership or membership interests in, such Person.

     "Event of Loss" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

     "Excluded Person" means any of (i) Jack E. Golsen, his immediate family or a trust or similar entity existing for his benefit or for the benefit of his immediate family or any Person controlled directly or indirectly by him or his immediate family or (ii) with respect to the Company, LSB.

     "Exempted Affiliate Transaction" means (a) customary employee compensation arrangements approved by a majority of disinterested (as to such transactions) members of the Board of Directors of the Company, (b) dividends or distributions permitted under the terms of the covenant discussed above under "Limitation on Restricted Payments" above and payable, in form and amount, on a pro rata basis to all holders of Common Stock of the Company, (c) transactions solely between the Company and any of its Subsidiaries or solely among Subsidiaries of the Company, (d) any payments to LSB pursuant to the Management Agreement, the Services Agreement and the Tax Sharing Agreement, each as in effect on the date hereof, (e) any purchase of goods or services from Affiliates who are in turn purchasing such goods or services on an arm's length basis from unaffiliated third parties and reselling them to the Company and any of its Subsidiaries at their actual cost and (f) any transactions as in effect on the Issue Date as described in "Certain Relationships and Related Transactions--IEC Lease," "-- Guaranty of Loans," "--Revolving Credit Facility" and "--Affiliate Loans."

     "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

     "Indebtedness" of any Person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such any Person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except trade payables incurred in the ordinary course of its business, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) relating to any Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all net obligations of such Person under Interest Swap and Hedging Obligations; (c) all liabilities and obligations of others of the kind described in the preceding clause (a) or (b) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person; and (d) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b) or (c), or this clause (d), whether or not between or among the same parties; and (e) all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

     "Interest Swap and Hedging Obligation" means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

     "Investment" by any Person in any other Person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness of the Company or any Guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person; (d) the making of any capital contribution by such Person to such other Person; and (e) the designation by the Board of Directors of the Company of any person to be an Unrestricted Subsidiary. The Company shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if none of the Company or its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary shall be deemed an Investment valued at its fair market value at the time of such transfer, provided, however, if in any such case such fair market value exceeds $2 million, such determination of fair market value shall be based upon an opinion or appraisal by an accounting, appraisal or investment banking firm of national standing.

     "Issue Date" means the date of first issuance of the Notes under the Indenture.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

     "Net Cash Proceeds" means the aggregate amount of Cash or Cash Equivalents received by the Company in the case of a sale of Qualified Capital Stock and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale.

     "Permitted Indebtedness" means any of the following:

     (a) the Company and the Guarantors may incur Indebtedness evidenced by the Notes and represented by the Indenture up to the amounts specified therein as of the date thereof;

     (b) the Company and the Guarantors may incur Indebtedness pursuant to the Credit Agreement (including any Indebtedness issued to refinance, refund or replace such Indebtedness) provided that the aggregate principal amount of such Indebtedness outstanding at any time does not exceed the greater of (i) $50 million (less, with respect to this clause (i) only, the amount of any such Indebtedness retired with the Net Cash Proceeds from any Asset Sale or assumed by a transferee in an Asset Sale) or (ii) the sum of 85% of accounts receivable that are not more than 90 days past due and 60% of inventories, determined in accordance with GAAP, plus, in each case, accrued interest and such additional amounts as may be deemed to be outstanding in the form of Interest Swap and Hedging Obligations with lenders party to the Credit Agreement or affiliates of such lenders;

     (c) the Company and the Guarantors, as applicable, may incur Refinancing Indebtedness with respect to any Indebtedness or Disqualified Capital Stock, as applicable, described in clause (a) of this definition, incurred under the Debt Incurrence Ratio test of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or which is outstanding on the Issue Date so long as such Refinancing Indebtedness is secured only by the assets that secured the Indebtedness so refinanced;

     (d) the Company and the Guarantors may incur Indebtedness representing Capitalized Lease Obligations in an aggregate amount incurred on or after the Issue Date and outstanding at any one time (including any Indebtedness issued to refinance, replace, or refund such Indebtedness) of up to $5 million, provided that this clause (d) shall not limit the ability of the Company to refinance outstanding Indebtedness pursuant to clause (c);

     (e) the Company and the Guarantors may incur other Indebtedness not otherwise permitted pursuant to this definition in an aggregate amount outstanding at any one time (including any Indebtedness issued to refinance, replace, or refund such Indebtedness) of up to $10 million;

     (f) the Company and the Guarantors may incur Purchase Money Indebtedness (including any Indebtedness issued to refinance, replace or refund such Indebtedness), provided, that (i) the aggregate amount of such Indebtedness incurred on or after the Issue Date and outstanding at any one time pursuant to this paragraph (f) shall not exceed $2.5 million, and
          (ii) in each case, such Indebtedness shall not constitute more than 100% of the cost (determined in accordance with GAAP) to the Company or such Guarantor, as applicable, of the property so purchased or leased, provided that this clause (f) shall not limit the ability of the Company to refinance outstanding Indebtedness pursuant to clause
          (c);

     (g) the Company and the Guarantors may incur Indebtedness solely in respect of performance, surety or appeal bonds, workers compensation claims, payment obligations in connection with self insurance and other similar requirements (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money of others), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Company's industry;

     (h) the Company may incur Indebtedness to any Wholly Owned Subsidiary, and any Wholly Owned Subsidiary may incur Indebtedness to any other Wholly Owned Subsidiary or to the Company; provided that, in the case of Indebtedness of the Company, such obligations shall be unsecured and the date of any event that causes such Subsidiary to no longer be a Wholly Owned Subsidiary shall be an Incurrence Date;

     (i) the Company and its Subsidiaries may incur Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business (provided, however, that such Indebtedness is extinguished within five business days of notification of incurrence) or from endorsement of instruments for deposit in the ordinary course of business; and

     (j) the Company and its Subsidiaries may suffer to exist Indebtedness outstanding on the Issue Date.

     "Permitted Investment" means (a) Investments in any of the Notes; (b) Investments in Cash Equivalents; (c) Investments in intercompany notes to the extent permitted under clause (h) of the definition of "Permitted Indebtedness";
(d) any Investment in a Person in a Related Business, which, after such Investment, becomes a Subsidiary of the Company and a Guarantor of the Notes;
(e) Investments in the form of a contribution of all or substantially all the assets or Equity Interests of TES to a joint venture in which the Company or its Subsidiaries own no less than 50% of the economic and voting interests; and (f) other Investments not to exceed $2 million.

     "Permitted Lien" means (a) Liens created in connection with the incurrence of Indebtedness under the Credit Agreement, as described in the definition "Credit Agreement", regardless of whether such Indebtedness is incurred under clause (b) of the definition "Permitted Indebtedness" or the Debt Incurrence Ratio, and Liens incurred in connection with the incurrence of Indebtedness under Capitalized Lease Obligations and Purchase Money Indebtedness, to the extent permitted by clause (d) or (f), whichever is applicable, of the definition "Permitted Indebtedness"; (b) Liens existing on the Issue Date; (c) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (d) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 30 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (e) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(f) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; (g) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (h) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation; (i) Liens securing the Notes; (j) Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, provided that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any assets other than those acquired; (k) leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary; (l) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business; and (m) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

     "Public Equity Offering" means an underwritten offering of Common Stock of the Company for cash pursuant to an effective registration statement under the Securities Act.

     "Purchase Money Indebtedness" means any Indebtedness of such Person to any seller or other Person incurred to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease) of any real or personal tangible property which, in the reasonable good faith judgment of the Board of Directors of the Company, is directly related to a Related Business of the Company and which is incurred substantially concurrently with such acquisition and is secured only by the assets so financed.

     "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

     "Qualified Exchange" means any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock or any exchange of Qualified Capital Stock for any Capital Stock or Indebtedness of the Company issued on or after the Issue Date.

     "Reference Period" with regard to any Person means the four full fiscal quarters of such Person for which financial information in respect thereof is available ended on or immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

     "Refinancing Indebtedness" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, replace, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of (i) reasonable and customary fees and expenses incurred in connection with the Refinancing and (ii) any premium or penalty for prepayment provided for in the instrument governing the Indebtedness so refinanced or reasonably determined by the Board of Directors of the Company as necessary to accomplish such Refinancing by means of a tender offer or privately negotiated transaction) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Refinancing Indebtedness of any Subsidiary of the Company shall only be used to refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced and (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness or Disqualified Capital Stock to be so refinanced.

     "Related Business" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses.

     "Restricted Payment" means, with respect to any Person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person or any parent or Subsidiary of such Person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any Subsidiary or parent of such Person,
(c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or a parent or Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Investment by such Person, other than a Permitted Investment; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer; or (ii) any dividend, distribution or other payment to the Company, or to any of its Wholly Owned Subsidiaries, by the Company or any of its Subsidiaries.

     "Stated Maturity," when used with respect to any Note, means December 1, 2007.

     "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor that is subordinated in right of payment to the Notes or such Guarantee, as applicable, in any respect or has a stated maturity on or after the Stated Maturity.

     "Subsidiary," with respect to any Person, means (i) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (iii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Company or of any Subsidiary of the Company. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company.

     "Unrestricted Subsidiary" means any subsidiary of the Company that does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company and that shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company; provided that
(i) such subsidiary shall not engage, to any substantial extent, in any line or lines of business activity other than a Related Business, (ii) neither immediately prior thereto nor after giving pro forma effect to such designation would there exist a Default or Event of Default and (iii) immediately after giving pro forma effect thereto, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio contained in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." The Board of Directors of the Company may designate any Unrestricted

Subsidiary to be a Subsidiary, provided, that (i) no Default or Event of Default is existing or will occur as a consequence thereof and (ii) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio contained in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Wholly Owned Subsidiary" means a Subsidiary all the Equity Interests of which are owned by the Company or one or more wholly owned Subsidiaries of the Company.


                       DESCRIPTION OF OTHER INDEBTEDNESS

REVOLVING CREDIT FACILITY

     LSB, certain subsidiaries of LSB that are not subsidiaries of the Company, and certain subsidiaries of the Company are parties to a $65 million Revolving Credit Facility. The Revolving Credit Facility is evidenced by one loan agreement for the Company's subsidiaries that are parties thereto and separate loan agreements for LSB and its other subsidiaries that are not subsidiaries of the Company.

     Under the terms of the Revolving Credit Facility, subsidiaries of the Company may borrow up to $65 million on a revolving basis subject to limitations based on (i) 85% of the amount of eligible receivables and 60% of the amount of eligible inventory of such subsidiaries and (ii) the aggregate amount of borrowings under the Revolving Credit Facility by LSB and certain subsidiaries that are not subsidiaries of the Company. Under the Revolving Credit Facility, LSB and certain subsidiaries of LSB that are not subsidiaries of the Company have the right to borrow on a revolving basis up to $24 million. Any amounts so borrowed by LSB and its subsidiaries that are not subsidiaries of the Company will reduce the amount that the subsidiaries of the Company may borrow at any one time under the Revolving Credit Facility. The Revolving Credit Facility, as it relates to the subsidiaries of the Company, is secured by the accounts receivable, inventory, proprietary rights, general intangibles, books and records and proceeds thereof. All of the obligations under the Revolving Credit Facility, including those of the Company's subsidiaries, are guaranteed and cross-collateralized with certain assets by LSB. The Company has guaranteed only the obligations of its subsidiaries under the Revolving Credit Facility, and neither the Company nor its subsidiaries that are parties to the Revolving Credit Facility have guaranteed the obligations of LSB and other subsidiaries of LSB that are not subsidiaries of the Company under the Revolving Credit Agreement. In addition, a default by LSB and its other subsidiaries that are not subsidiaries of the Company under the Revolving Credit Facility will not be considered a default of the Company's subsidiaries under the Revolving Credit Facility. The agreement terminates on December 31, 2000, subject to automatic renewal for terms of 13 months each thereafter, unless terminated by either party.

     Borrowings under the Revolving Credit Facility bear an annual rate of interest at a floating rate based on the lender's prime rate plus 1.5% per annum or, at LSB's option, on the lender's LIBOR rate plus 3.875% per annum (which rates are subject to increase or reduction upon achieving specified availability and adjusted tangible net worth, as defined).

     The Revolving Credit Facility requires the Company to maintain certain financial ratios (including adjusted tangible net worth and debt ratios), limits the amount of capital expenditures, and contains other covenants which restrict, among other things, (i) the incurrence of additional debt (other than as allowed under the loan agreements); (ii) the payment of dividends and other distributions in respect of capital stock of the Company; (iii) the making of certain investments; (iv) certain mergers, acquisitions and dispositions; (v) the issuance of secured guarantees; (vi) the granting of certain liens; and
(vii) prepayment of debt (including the Notes).

     Events of default under the Revolving Credit Facility include, among other things, for both the Company or borrower (i) the failure to make payments of principal, interest, and fees, when due; (ii) the inaccuracy of any representation and warranty when made; (iii) the failure to perform covenants contained therein; (iv) the occurrence of a change in control of LSB if any party is or becomes the beneficial owner of more than 50% of the total voting securities of LSB, except for Jack E. Golsen or members of his immediate family;
(v) default under any material agreement or instrument (other than an agreement or instrument evidencing the lending of money) which would have a material adverse effect on the Company or its subsidiaries which are borrowers under the Revolving Credit Facility, taken as a whole; (vi) a default under any other agreement relating to borrowed money exceeding certain limits; and (vii) customary bankruptcy or insolvency defaults.

     The Company used a portion of the proceeds from the Initial Offering to repay a substantial portion of the unpaid principal and accrued interest due by certain of its subsidiaries under their previous revolving credit facility. See "Use of Proceeds." The Company intends to continue to borrow, from time to time, under the Revolving Credit Facility as the Company may deem appropriate to finance the working capital requirements of the Company and its subsidiaries.

DSN LOANS

     DSN Corporation ("DSN"), a subsidiary of the Company, borrowed from an unrelated lender approximately $18.8 million, which loans have an unpaid balance, as of November 30, 1997, of approximately $13.7 million ("DSN Loans"). DSN has used the loan proceeds to acquire and/or construct assets for the Chemical Business, including certain assets which are part of the Chemical Business' El Dorado Facility. The proceeds of the DSN Loan were used to (i) buy the assets relating to, and construct at, the Chemical Business' existing El Dorado Facility, the DSN Plant, operated as part of the Chemical Business' El Dorado Facility; (ii) construct the Wilmington Plant; and, (iii) purchase ten rail cars ("10 Rail Cars"). Under the terms of the DSN Loan, DSN has granted to the lender a lien, mortgage and security interest in and to (a) the DSN Plant, including (i) the Ground Lease between DSN (as lessee) and Northwest Financial Corporation ("Northwest"), a subsidiary of the Company (as lessor), in which DSN leased approximately five acres of land at the El Dorado Facility, on which the DSN Plant is located; (ii) the DSN Plant Ground Sublease between DSN (as lessor) and EDC (as lessee), leasing to EDC the rights of DSN under the DSN Plant Ground Lease; and (iii) the DSN Plant Equipment Lease between DSN (as lessor) and EDC (as lessee), leasing to EDC the DSN Plant and the equipment now or hereafter located at the DSN Plant or relating to the DSN Plant; (b) the Wilmington Plant, including (i) the Wilmington Plant Equipment Lease between DSN (as lessor) and EDC (as lessee), leasing to EDC the Wilmington Plant and the equipment located thereon, (ii) the Wilmington Plant Ground Lease between DSN (as lessee) and an unaffiliated corporation (as lessor), in which DSN leases approximately 10,000 square feet of land in North Carolina on which the Wilmington Plant is located,
(iii) the Wilmington Plant Land Sublease between DSN (as lessor) and EDC (as lessee), leasing to EDC the rights of DSN under the Wilmington Plant Ground Lease; (c) the 10 Rail Cars, including the Rail Car Lease between DSN (as lessor) and EDC (as lessee), leasing to EDC the 10 Rail Cars, (d) general intangibles, (e) equipment used in connection with, or in the conduct of, DSN's business relating to the DSN Plant and the Wilmington Plant, (f) Consulting Agreements between DSN and EDC whereby EDC has agreed to pay to DSN certain amounts for providing consulting work for EDC, (g) proceeds relating to the above, and (h) books and records of DSN regarding the above.

     The DSN Loans are each for a term of seven years commencing in 1995, with the DSN Loans bearing an annual rate of interest ranging from 8.2% to 8.9% per annum. Principal and interest on the DSN Loans are payable monthly. The DSN Loans contain covenants (i) requiring maintenance of an escalating tangible net worth of the Company, (ii) restricting distributions and dividends by DSN to the Company to 50% of DSN's annual net income, (iii) restricting a change of control of the Company and (iv) requiring maintenance of a debt to tangible net worth ratio. The payment and performance of the DSN Loans are unconditionally guaranteed by the Company. Each DSN Loan is subject to cross-collateralization provisions with respect to the other DSN Loans. See "Business--Chemical Business--DSN Plant."

TES REVOLVING FACILITY

     TES, the Australian subsidiary of the Company, has an AUS$8.5 million (approximately US$5.8 million) revolving credit facility (the "TES Revolving Facility"), which is evidenced by a loan agreement (the "TES Revolving Facility Agreement") with Bank of New Zealand, Australia ("BNZA"). Based on the effective exchange rate at November 30, 1997, approximately US$3.3 million (AUS$4.9 million) was borrowed under this facility. The TES Revolving Facility is secured by a first lien on the assets, rights, and undertakings of TES and the wholly owned subsidiaries of TES, T.E.S. Mining Services, Pty. Ltd. ("TES Mining") and Total Energy Systems (NZ), Ltd. ("TES (NZ)"). In addition, LSB, TES Mining, and TES (NZ) each unconditionally guarantee payment under the TES Revolving Facility.

     Borrowings under the TES Revolving Facility bear varying rates of interest, which had a weighted average of 7.1% at November 30, 1997. The TES Revolving Facility does not have a stated term but is reviewed periodically by BNZA, which reserves the right to continue the TES Revolving Facility at BNZA's discretion on terms and conditions satisfactory to BNZA following the periodic review. TES is currently negotiating with BNZA to increase the limit on borrowings under the TES Revolving Facility to AUS$11.0 million (approximately US$7.5 million). TES anticipates that if the TES Revolving Facility is so amended, future borrowings under the TES Revolving Facility will be subject to terms similar to existing terms. There can be no assurance that the limit on borrowings under the TES Revolving Facility will be increased.

     The TES Revolving Facility Agreement (i) requires TES to maintain certain financial ratios, (ii) limits the incurrence of additional debt (other than as expressly allowed), (iii) requires the trade debt of EDC to be subordinated to the TES Revolving Facility, and (iv) restricts dividends and other distributions on TES' capital stock. TES is in technical non-compliance with a certain financial covenant contained in the loan agreement involving the TES Revolving Facility. However, this covenant was not met at the time of closing of this loan and BNZA has continued to extend credit under the TES Revolving Facility. The outstanding borrowing under the TES Revolving Facility at September 30, 1997, has been classified as due within one year in the accompanying consolidated financial statements.

     The Company used a portion of the proceeds from the Initial Offering to reduce the amounts owing by TES under the TES Revolving Facility. See "Use of Proceeds." The Company has maintained the TES Revolving Facility in place and intends to continue to borrow, from time to time, under the terms thereof as TES or the Company may deem appropriate to finance the working capital requirements of TES and its subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

TES CAPITALIZED LEASES

     TES has secured borrowings under a number of capitalized lease agreements with various lenders (the "TES Capitalized Leases"). Under the terms thereof, TES may, from time to time, lease equipment to be used in its business. TES has the right to purchase the equipment under the Purchase Agreements for an amount equal to the balance originally payable under the Purchase Agreement less certain rebate amounts. Until purchased by TES, the equipment acquired by TES remains the property of the lender. Each TES Capitalized Lease is for a term of five years and is payable in monthly payments with the outstanding principal balance due under the TES Capitalized Leases as of November 30, 1997, being approximately US$2.2 million.

IEC AND CM EQUIPMENT FINANCING

     CM is a party to five Equipment Purchase and Security Agreements, each dated February 1994, pursuant to which CM financed the purchase price of certain equipment totaling $2 million (the "CM Equipment Financing"). Each of the foregoing Equipment Purchase and Security Agreements (a) provides for the repayment of the purchase price over a term of five years at an interest rate of 8.5% and (b) is secured by the related equipment. As of November 30, 1997, the outstanding principal balance of the CM Equipment Financing is approximately $590,000

     Under a loan agreement dated July 1997, IEC financed $587,000, being the purchase price of certain equipment over a term of four years at an interest rate of 10% per annum (the "IEC Equipment Financing"). Such loan is secured by the equipment so purchased and has an outstanding principal balance as of November 30, 1997, of approximately $536,000. Under a loan agreement dated March 1995, IEC financed $1.5 million, being the purchase price of certain equipment, for a term of five years at a variable interest rate equal to the 30-day commercial paper rate plus 2.45% per annum, which loan has an outstanding principal balance as of November 30, 1997, of approximately $700,000. Each of the foregoing loans is secured by the equipment purchased with the proceeds of such loan. In addition, IEC has leased certain equipment under a lease-purchase agreement, dated April 1996, which provides for the payment of $960,000 over a term of five years at an interest rate of approximately 7%, in which LSB guaranteed the payment of such lease payments, and has an outstanding principal balance of $614,000 as of November 30, 1997.

CM LOAN

     In July 1989, CM entered into a loan agreement (the "CM Loan") with the Oklahoma County Financing Authority ("OCFA"), whereby the OCFA loaned to CM $2 million. The loan is due on August 1, 2004, and bears interest at a variable rate equal to 3% plus the current rate under the State of Oklahoma $10 million Taxable General Industrial Finance Bonds, Series P, with the minimum rate being 10% and the maximum rate being equal to the highest Oklahoma statutory rate. The loan is secured by a mortgage on all of CM's interest in the lease covering CM's facility in Oklahoma City, Oklahoma, and certain equipment located on such property. LSB has unconditionally guaranteed the repayment of such loan. As of November 30, 1997, the outstanding principal balance of this loan was approximately $1.3 million.


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Old Notes for New Notes, including the applicability and effect of any state, local or foreign tax laws.

THE EXCHANGE

     The Company believes that the exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the Exchange Offer.

THE NEW NOTES

     Interest Payments on the New Notes. The Old Notes and the New Notes are debt for Federal income tax purposes. The Old Notes were not issued with original issue discount. The stated interest on the Initial Notes and New

Notes should be considered to be "qualified stated interest" and, therefore, will be includible in a holder's gross income (except to the extent attributable to accrued interest at the time of purchase) as ordinary interest income for federal income tax purposes in accordance with a holder's tax method of accounting. If Liquidated Damages are paid (in addition to the accrual of interest) on the Old Notes as described above under "The Exchange Offer; Purpose and Effect of the Exchange Offer" such Liquidated Damages payments generally should be includable in the Holder's gross income as ordinary income when such payment is made.

     Tax Basis. A holder's adjusted tax basis (determined by taking into account accrued interest at the time of purchase) in a New Note received in exchange for an Old Note will equal the cost of the Old Note to such holder, increased by the amounts of market discount previously included in income by the holder and reduced by any principal payments received by such holder with respect to the New Notes and by amortized bond premium. A holder's adjusted tax basis in a New Note purchased by such holder will be equal to the price paid for such New Note (determined by taking into account accrued interest at the time of purchase), increased by market discount previously included in income by the holder and reduced by any principal payments received by such holder with respect to a New Note and by amortized bond premium. See "Market Discount and Bond Premium" below.

     Sale, Exchange or Retirement. Upon the sale, exchange or retirement of a New Note, a holder will recognize taxable gain or loss, if any, equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in such New Note. Such gain or loss will be a capital gain or loss (except to the extent of any accrued market discount), and will be a (i) mid-term capital gain or loss if the New Note has been held for more than 12 months but not more than 18 months at the time of such sale, exchange or retirement, or (ii) long-term capital gain or loss if the New Note has been held more than 18 months at the time of such sale, exchange or retirement.

     Market Discount and Bond Premium. Holders should be aware that the market discount provisions of the Code may affect the New Notes. These rules generally provide that a holder who purchases New Notes for an amount which is less than their principal amount will be considered to have purchased the New Notes at a "market discount" equal to the amount of such difference. Such holder will be required to treat any gain realized upon the disposition of the New Note as interest income to the extent of the market discount that is treated as having accrued during the period that such holder held such New Note, unless an election is made to include such market discount in income on a current basis. A holder of a New Note who acquires the New Note at a market discount and who does not elect to include market discount in income on a current basis may also be required to defer the deduction of a portion of the interest on any indebtedness incurred or continued to purchase or carry the New Note until the holder disposes of such New Note in a taxable transaction.

     If a holder's tax basis in a New Note immediately after acquisition exceeds the stated redemption price at maturity of such New Note, such holder may be eligible to elect to deduct such excess as amortizable bond premium pursuant to
Section 171 of the Code.

     Purchasers of the New Notes should consult their own tax advisors as to the application to such purchasers of the market discount and bond premium rules.

     HOLDERS OF THE OLD NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING OR DISPOSING OF THE OLD NOTES AND THE NEW NOTES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE FUTURE CHANGES IN SUCH FEDERAL TAX LAWS.


                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives New Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who receives New Notes in exchange for Old Notes in the ordinary course of business, and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff or the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. The Company has agreed that for a period of 180 days after the consummation of the Exchange Offer, it will make this prospectus, as amended and supplemented, available to any participating broker-dealer for use in connection with any such resale. In addition, until ___________________, 1998 (90 days from the date of this Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) any New Notes received by such holder in the Exchange Offer will be acquired in the ordinary course of its business; (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the New Notes within the meaning of the Securities Act or resale of the New Notes in violation of the Securities Act;
(iii) if such holder is not a broker-dealer, that is not engaged in, and does not intend to engage in, the distribution of the New Notes; (iv) if such holder is a broker-dealer that will receive the New Notes for its own account in exchange for Notes that were acquired as a result of market making or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of such New Notes, (v) if such holder is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act applicable to it. However, the Company has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer. As indicated above, each Participating Broker-Dealer that receives a New Note for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     The Company will not receive any proceeds from any sales of the New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells the New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days from the consummation of the Exchange Offer, the Company will send a reasonable number of additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. The Company will pay all the expenses incident to the Exchange Offer (which will not include the expenses of any holder in connection with resales of the New Notes). The Company has agreed to indemnify the holders of Old Notes, including any Participating Broker-Dealer in the Exchange Offer, against certain liabilities, including liabilities under the Securities Act.

     The Initial Purchaser has advised the Company that it currently intends to make a market in the New Notes but is not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given that an active trading market will develop for, or as to the liquidity of, the New Notes.

     The Initial Purchaser or its affiliates have provided and may in the future provide investment banking or other financial services to LSB, the Company and their affiliates in the ordinary course of business.


                                 LEGAL MATTERS

     The validity of the New Notes and Guarantees will be passed upon for the Company by Conner & Winters, A Professional Corporation, Oklahoma City, Oklahoma. The authorization, execution and delivery of the Guarantees (i) with respect to Australian and New Zealand laws relating to the respective Guarantees of TES, TES Mining and TES (NZ) will be passed upon by Corrs Chambers Westgarth, Brisbane, Australia; with respect to Canadian law relating to the Guarantee of Climate Mate, Inc. will be passed upon by McLean & Kerr, Toronto, Canada; and with respect to the laws of the United Kingdom relating to the Guarantee of The Environmental Group International Limited will be passed upon by Clyde & Co., London, England. Irwin H. Steinhorn, a shareholder and director of Conner & Winters, owns 6,250 shares of LSB's common stock.


                                    EXPERTS

     The consolidated financial statements of the Company at December 31, 1996, and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement and the related financial statement schedule appearing in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing herein and/or in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS
Report of Independent Auditors  .......................................................................  F-2

Consolidated Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997 (unaudited) .......  F-3

Consolidated Statements of Operations and Retained Earnings for the years ended December 31, 1994,
 1995 and 1996 and for the nine months ended September 30, 1996 and 1997 (unaudited)  .................  F-4

Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997 (unaudited)  .......................................  F-5

Notes to Consolidated Financial Statements  ...........................................................  F-6

                        REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
ClimaChem, Inc.

     We have audited the accompanying consolidated balance sheets of ClimaChem, Inc. as of December 31, 1995 and 1996, and the related consolidated statements of operations and retained earnings and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ClimaChem, Inc. at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                    Ernst & Young LLP


Oklahoma City, Oklahoma
November 21, 1997,
except as it relates to paragraphs (A) and (C) of Note 6, as to which the date is
November 26, 1997

                                CLIMACHEM, INC.

                          CONSOLIDATED BALANCE SHEETS
                   (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                  DECEMBER 31,      SEPTEMBER 30,
                                                               -------------------
                                                                 1995      1996          1997
                                                               --------  ---------  -------------
                                                                                      (UNAUDITED)
ASSETS
Current assets (Note 6):
 Cash and cash equivalents  .................................. $  2,412   $  1,109    $  1,843
 Trade accounts receivable, less allowance for doubtful
 accounts of $1,424 in 1995, $1,296 in 1996 and $1,511 in
 1997  .......................................................   32,583     38,538      41,325
 Inventories (Note 4)  .......................................   30,487     37,306      36,533
 Supplies and prepaid items  .................................    4,309      6,232       6,792
 Current deferred income taxes  ..............................      357      1,307       1,307
                                                               --------   --------    --------
 Total current assets  .......................................   70,148     84,492      87,800
Property, plant and equipment, net (Notes 5 and 6)  ..........   68,681     82,676      83,501
Due from LSB and affiliates, net (Note 3)  ...................       --         --       3,574
Other assets, net of allowance for doubtful accounts and
 accumulated amortization of $4,897 in 1995, $6,209 in 1996
 and $6,829 in 1997  .........................................    7,890      6,586       7,366
                                                               --------   --------    --------
                                                               $146,719   $173,754    $182,241
                                                               ========   ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable  ........................................... $ 20,345   $ 32,908    $ 25,979
 Accrued liabilities  ........................................    5,440      8,609       7,599
 Current portion of long-term debt (Note 6)  .................   14,437     10,825      13,522
                                                               --------   --------    --------
 Total current liabilities  ..................................   40,222     52,342      47,100
Due to LSB and affiliates, net (Note 3)  .....................    5,015      7,817          --
Long-term debt (Note 6)  .....................................   64,522     71,763      93,331
Commitments and contingencies (Note 9)
Deferred income taxes (Note 7)  ..............................    8,285      8,989       9,347
Stockholders' equity (Notes 6 and 8):
 Common stock, $.10 par value; 500,000 shares authorized,
 10,000 shares issued  .......................................        1          1           1
 Capital in excess of par value  .............................   12,652     12,652      12,652
 Cumulative translation adjustment  ..........................      278        276        (582)
 Retained earnings  ..........................................   15,744     19,914      20,392
                                                               --------   --------    --------
 Total stockholders' equity  .................................   28,675     32,843      32,463
                                                               --------   --------    --------
                                                               $146,719   $173,754    $182,241
                                                               ========   ========    ========

                            See accompanying notes.

                                CLIMACHEM, INC.

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                                (IN THOUSANDS)

                                                                                 NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                               -------------------------------  --------------------
                                                 1994       1995       1996       1996       1997
                                               ---------  ---------  ---------  ---------  ---------
                                                                                    (UNAUDITED)
Revenues:
 Net sales  .................................  $201,486   $220,743   $255,285   $195,447   $200,369
 Other income  ..............................       414        798        333         40        509
                                               --------   --------   --------   --------   --------
                                                201,900    221,541    255,618    195,487    200,878
Costs and expenses:
 Cost of sales  .............................   158,617    172,858    207,828    158,085    161,685
 Selling, general and administrative  .......    27,745     30,344     33,122     24,254     28,004
 Interest  ..................................     6,150      7,185      6,247      4,532      6,587
                                               --------   --------   --------   --------   --------
                                                192,512    210,387    247,197    186,871    196,276
                                               --------   --------   --------   --------   --------
Income before provision for income taxes  ...     9,388     11,154      8,421      8,616      4,602
Provision for income taxes (Note 7)  ........     3,939      5,255      2,668      2,929      1,821
                                               --------   --------   --------   --------   --------
Net income  .................................     5,449      5,899      5,753      5,687      2,781
Retained earnings at beginning of period  ...     8,588     11,552     15,744     15,744     19,914
Dividends to parent  ........................    (2,485)    (1,707)    (1,583)    (1,870)    (2,303)
                                               --------   --------   --------   --------   --------
Retained earnings at end of period  .........  $ 11,552   $ 15,744   $ 19,914   $ 19,561   $ 20,392
                                               ========   ========   ========   ========   ========



                            See accompanying notes.

                                CLIMACHEM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                             NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                           -------------------------------  -------------------
                                                             1994       1995       1996       1996      1997
                                                           ---------  ---------  ---------  --------  ---------
                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATIONS
Net income  ............................................   $  5,449   $  5,899   $  5,753   $ 5,687   $  2,781
Adjustments to reconcile net income to net cash
 provided (used) by operations:
 Depreciation, depletion and amortization:
 Property, plant and equipment  ........................      5,214      5,794      6,707     4,804      5,479
 Other  ................................................        923        901        719       540        559
 Provision for losses:
 Trade accounts receivable  ............................        971        756        280        70        137
 Notes receivable  .....................................         --         --      1,015     1,015         --
 Environmental matters  ................................        450         --        100       100         --
 Deferred income tax provision (credit)  ...............        898        265       (246)      186        358
 Loss (gain) on sales of assets  .......................        (17)        --        (20)       --        273
 Cash provided (used) by changes in assets and
 liabilities:
 Trade accounts receivable  ............................       (567)    (4,161)    (6,235)   (9,512)    (3,894)
 Inventories  ..........................................     (7,405)       904     (6,819)     (775)       773
 Supplies and prepaid items  ...........................       (764)      (288)    (1,923)   (1,725)      (560)
 Accounts payable  .....................................      5,525     (1,384)    12,563     9,533     (6,929)
 Accrued liabilities  ..................................       (531)     1,468      3,069      (370)    (1,010)
                                                           --------   --------   --------   -------   --------
Net cash provided (used) by operations  ................     10,146     10,154     14,963     9,553     (2,033)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures  ..................................    (13,983)   (15,929)   (18,554)   (6,312)    (5,990)
Proceeds from sales of equipment  ......................        383        136         36        --         --
Decrease (increase) in other assets  ...................       (398)      (341)      (432)      271     (1,227)
                                                           --------   --------   --------   -------   --------
Net cash used by investing activities  .................    (13,998)   (16,134)   (18,950)   (6,041)    (7,217)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term and other debt  ..................     (7,123)    (7,570)    (9,716)   (8,253)   (23,839)
Long-term and other borrowings  ........................     12,750      6,336     12,644    12,000     50,000
Net change in revolving debt facilities  ...............     31,237      8,654     (1,463)      600     (2,483)
Net change in due to LSB and affiliates  ...............    (10,685)     2,522      2,802    (5,061)   (11,391)
Net change in receivable financing previously provided
 by an affiliate  ......................................    (20,640)        --         --        --         --
Dividends paid to parent  ..............................     (2,485)    (1,707)    (1,583)   (1,870)    (2,303)
                                                           --------   --------   --------   -------   --------
Net cash provided (used) by financing activities  ......      3,054      8,235      2,684    (2,584)     9,984
                                                           --------   --------   --------   -------   --------
Net increase (decrease) in cash and cash equivalents  ..       (798)     2,255     (1,303)      928        734
Cash and cash equivalents at beginning of period  ......        955        157      2,412     2,412      1,109
                                                           --------   --------   --------   -------   --------
Cash and cash equivalents at end of period  ............   $    157   $  2,412   $  1,109   $ 3,340   $  1,843
                                                           ========   ========   ========   =======   ========

                            See accompanying notes.

                                CLIMACHEM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1994, 1995 AND 1996
  (INFORMATION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

1.   BASIS OF PRESENTATION

     ClimaChem, Inc. (the "Company"), a wholly-owned subsidiary of LSB Industries, Inc. ("LSB" or "Parent"), was organized under the laws of the State of Oklahoma in October 1997. The Company's Certificate of Incorporation authorizes the issuance of 500,000 shares of $.10 par value common stock. Prior years' authorized, issued and outstanding shares of common stock in the accompanying consolidated financial statements reflect this issuance as though it occurred at the earliest period presented. The Company is a holding company which maintains operations through various wholly-owned subsidiaries. The Company owns, through its subsidiaries, a substantial portion, but not all, of the operations comprising the Chemical Business and Climate Control Business as previously owned by LSB. Prior to November 21, 1997, all of the Company's subsidiaries were wholly-owned subsidiaries of LSB, directly or through one or more intermediaries, and were contributed to the Company, following its formation, by LSB or other subsidiaries in exchange for all of the outstanding common stock of the Company. These exchanges have been accounted for as a reorganization of entities under common control and, accordingly, reflect LSB's and its subsidiaries' historical cost of such subsidiaries and net assets. Accordingly, the consolidated financial statements of ClimaChem, Inc. and its subsidiaries for all periods reflect this reorganization in a manner similar to a pooling of interests.

     The consolidated financial statements include the accounts of ClimaChem, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in the accompanying financial statements.

     The Company has historically had significant transactions with LSB and its subsidiaries which are reflected in the accompanying financial statements on the basis established between the Company and LSB and its subsidiaries. See Notes 3, 7 and 9.

2.   ACCOUNTING POLICIES

  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Statements of Cash Flows

     For purposes of reporting cash flows, cash and cash equivalents include cash, overnight funds and interest bearing deposits with maturities when purchased by the Company of 90 days or less.

                                CLIMACHEM, INC.

  (INFORMATION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

2.   ACCOUNTING POLICIES--(CONTINUED)

     Supplemental cash flow information includes:

                                                                                  NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                                         -----------------------  -----------------
                                                          1994    1995     1996     1996     1997
                                                         ------  -------  ------  --------  -------
                                                                         (IN THOUSANDS)
     Cash payments for interest and income taxes:
       Interest on long-term debt and other............  $6,056   $7,450  $8,259    $6,314   $6,613
       Income taxes:
         Paid to state taxing authorities..............     529      188     263       238      101
         Paid to Parent................................   1,591      840   3,500     1,475    1,013
     Noncash financing and investing activities--
       Long-term debt issued for property, plant and
        equipment......................................   4,886    2,398   2,165       280      587

  Inventories

     Inventory is priced at the lower of cost or market, with cost being determined using the first-in, first-out (FIFO) basis, except for certain heat pump products with a value of $5,981,000, $8,595,000 and $9,814,000 at December 31, 1995, 1996 and September 30, 1997, respectively, which are priced at the lower of cost or market, with cost being determined using the last-in, first-out
(LIFO) basis. The difference between the LIFO basis and current cost is not material at December 31, 1995 or 1996 or September 30, 1997.

  Depreciation

     For financial reporting purposes, depreciation, depletion and amortization is primarily computed using the straight-line method over the estimated useful lives of the assets.

  Excess of Purchase Price Over Net Assets Acquired

     The excess of purchase price over net assets acquired totaling $4,059,834, $3,677,375 and $3,364,769, net of accumulated amortization, of $2,903,602, $3,286,061 and $3,598,667 at December 31, 1995 and 1996 and September 30, 1997,
respectively, is included in other assets and is being amortized by the straight-line method over periods of 10 to 22 years. The carrying value of the excess of purchase price over net assets acquired is reviewed (using estimated future net cash flows, including expected proceeds from disposal) if the facts and circumstances indicate that it may be impaired. No impairment provisions were required in 1994, 1995, 1996 or the nine months ended September 30, 1997.

                                CLIMACHEM, INC.

  (INFORMATION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

2.   ACCOUNTING POLICIES--(CONTINUED)

  Income Taxes

     Taxable income of the Company is included in the consolidated federal income tax return of LSB. The provision for or benefit from income taxes is calculated as if the Company filed a separate federal income tax return. To the extent a state or other taxing jurisdiction requires or permits a consolidated, combined, or unitary tax return to be filed, and such return includes the Company, the principles expressed with respect to consolidated federal income tax allocation shall apply.

     Deferred income taxes result from the Company having different bases for financial and income tax reporting principally from utilizing different lives for income taxes purposes than for financial reporting purposes.

  Research and Development Costs

     Costs incurred in connection with product research and development are expensed as incurred. Such costs amounted to $557,000, $479,000 and $514,000 for the years ended December 31, 1994, 1995 and 1996 and $407,000 and $305,000 for the nine months ended September 30, 1996 and 1997, respectively.

  Advertising Costs

     Costs incurred in connection with advertising and promotion of the Company's products are expensed as incurred. Such costs amounted to $982,000, $898,000 and $893,000 for the years ended December 31, 1994, 1995 and 1996 and $667,000 and $775,000 for the nine months ended September 30, 1996 and 1997, respectively.

  Capitalized Interest

     Interest costs of $491,000, $1,357,000 and $2,405,000 related to the construction of a new nitric acid plant were capitalized for the years ended December 31, 1994, 1995 and 1996 and $1,762,000 and $1,113,000 for the nine months ended September 30, 1996 and 1997, respectively, and are being amortized over the related plant's estimated useful life.

  Translation of Foreign Currency

     Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated into U.S. dollars at the fiscal year end exchange rate. The related translation adjustments are recorded as cumulative translation adjustments, a separate component of shareholders' equity. Revenues and expenses are translated using average exchange rates prevailing during the year.

  Hedging

     In 1997, the Company entered into an interest rate forward agreement to effectively fix the interest rate on a long-term lease commitment to become effective August 1998 (not for trading purposes). The Company accounts for this agreement under the deferral method, whereby the net gain or loss upon settlement will serve to adjust the item being hedged, the minimum lease rentals in periods commencing with the lease execution. If the necessary correlation (generally a correlation coefficient of between 80% and 125%) ceases, the differential between the market value and the carrying value will be recognized in operations as a gain or loss. Under the interest rate forward agreement, the

                                CLIMACHEM, INC.

  (INFORMATION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

2.   ACCOUNTING POLICIES--(CONTINUED)

Company is the fixed rate payor on notional amounts aggregating $50 million with a weighted average interest rate of 7.12%. The agreement requires a net settlement on maturity in August 1998, of which an unrelated third party is contractually obligated for 50%. As of September 30, 1997, the financial instruments' fair value (which is not reflected on the accompanying balance sheet), net to the Company's 50% interest, represented a liability of approximately $1.2 million. A change in the settlement index (the ten year U.
S. Treasury bond) of .25% will change the fair value of the hedge agreement by approximately $350,000, net to the Company's interest.

  Unaudited Financial Statements

     The accompanying unaudited financial statements include all adjustments, consisting of normal, recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for the indicated periods. The results of operations for the nine months ended September 30, 1997, are not necessarily indicative of the results to be expected for the full year ending December 31, 1997.

3.   TRANSACTIONS WITH RELATED PARTIES

     On November 21, 1997, the Company and LSB entered into a services agreement (the "Services Agreement") pursuant to which LSB will continue to provide to the Company various services, including financial and accounting, order entry, billing, credit, payable, insurance, legal, human resources, advertising and marketing, and related administrative and management services, that LSB has historically provided to the operations and businesses of the Company. The Company will pay to, or reimburse, LSB for the costs and expenses incurred by LSB in the performance of the Services Agreement.

     Under the terms of the Services Agreement, the Company will pay to, or reimburse, LSB for the value of the office facilities of LSB, including LSB's principal offices and financial accounting offices utilized in the performance of the Services Agreement. LSB will determine the proportionate usage of such facilities by LSB and the Company, and the Company will pay to, or reimburse, LSB for its proportionate share of such usage.

     The Services Agreement provides that LSB will permit employees of the Company and its subsidiaries to continue to participate in the benefit plans and programs sponsored by LSB. The Company will pay to, or reimburse, LSB for the costs associated with participation by the employees of the Company and LSB's benefit plans and programs.

     Charges for such services aggregate $1,800,000 for each of the years ended December 31, 1994, 1995 and 1996 and $1.4 million for each of the nine-month periods ended September 30, 1996 and 1997. Management of the Company believes these charges from LSB reasonably approximate additional general and administrative costs which would have been incurred if the Company had been an independent entity during such periods.

     The Company also leases the facilities of one of its Climate Control manufacturing subsidiaries from an affiliate under an operating lease. See Note
9. Rental expense associated with the lease was $447,000 in each of the years 1994, 1995 and 1996.

     On November 21, 1997, LSB and the Company entered into a management agreement (the "Management Agreement"), which provides that in future periods LSB will provide to the Company, managerial oversight and

                                CLIMACHEM, INC.

  (INFORMATION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

3.   TRANSACTIONS WITH RELATED PARTIES-CONTINUED

guidance concerning the broad policies, strategic decisions and operations of the Company and the subsidiaries and the rendering of such further managerial assistance as deemed reasonably necessary by LSB. Under the Management Agreement, the Company is to pay LSB a fee for such services which will not exceed $1.8 million annually. The fee will be paid quarterly based upon the excess of actual earnings before interest, income taxes, depreciation and amortization ("EBITDA") for the quarter minus $6,500,000, not to exceed $450,000. If at the end of the calendar year, EBITDA is less than $26 million, management fees paid to LSB during the year shall be refunded to the Company for the first three quarters of the year, not to exceed $1,350,000. The maximum management fee amount to be paid to LSB by the Company will be increased annually commensurate with the percentage increase, if any, in the Consumer Price Index during the preceding calendar year, beginning January 1, 1998.

     The Company has, at various times, maintained certain unsecured borrowings from LSB and its subsidiaries and made loans to LSB which generally bear interest. At December 31, 1996, net amounts due to LSB and its subsidiaries aggregated $7.8 million. At September 30, 1997, the Company had loans to LSB of approximately $22.9 million and borrowings from LSB and its affiliates of approximately $19.3 million. The Company and LSB expect to repay substantially all amounts owed to each other in 1997.

     Interest on loans and intercompany borrowings with LSB and its affiliates generally approximate 7% per annum. Interest expense on net borrowings from LSB and affiliates was approximately $378,000, $62,000 and $338,000 for the years ended December 31, 1994, 1995 and 1996 and $120,000 and interest income of $86,000 for the nine months ended September 30, 1996 and 1997, respectively. The estimated fair value of the net amounts due to LSB and affiliates at December 31, 1995 and 1996 approximated their carrying value.

4.   INVENTORIES

     Inventories consist of:

                                                      FINISHED
                                                   (OR PURCHASED)  WORK-IN-     RAW
                                                       GOODS       PROCESS   MATERIALS   TOTAL
                                                   --------------  --------  ---------  -------
                                                                  (IN THOUSANDS)
          December 31, 1995:
            Climate Control products............         $ 2,477     $1,153    $ 5,835  $ 9,465
            Chemical products...................           6,914      6,787      7,321   21,022
                                                         -------     ------    -------  -------
               Total............................         $ 9,391     $7,940    $13,156  $30,487
                                                         =======     ======    =======  =======
          December 31, 1996:
            Climate Control products............         $ 2,732     $2,376    $ 8,125  $13,233
            Chemical products...................           8,735      6,252      9,086   24,073
                                                         -------     ------    -------  -------
               Total............................         $11,467     $8,628    $17,211  $37,306
                                                         =======     ======    =======  =======
          September 30, 1997:
            Climate Control products............         $ 2,775     $3,045    $ 8,805  $14,625
            Chemical products...................           7,458      4,306     10,144   21,908
                                                         -------     ------    -------  -------
               Total............................         $10,233     $7,351    $18,949  $36,533
                                                         =======     ======    =======  =======

                                CLIMACHEM, INC.

  (INFORMATION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

5. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment, at cost, consist of:

                                                                          DECEMBER 31,      SEPTEMBER 30,
                                                                      --------------------
                                                                        1995       1996          1997
                                                                      ---------  ---------     ---------
                                                                              (IN THOUSANDS)
          Land and improvements....................................   $  1,368   $  1,368        $  1,340
          Buildings and improvements...............................      7,965      8,259           7,836
          Machinery, equipment and automotive......................     94,304    114,474         122,203
          Furniture and fixtures...................................      2,314      2,358           2,614
                                                                      --------   --------        --------
                                                                       105,951    126,459         133,993
          Less accumulated depreciation............................    (37,270)   (43,783)        (50,492)
                                                                      --------   --------        --------
                                                                      $ 68,681   $ 82,676        $ 83,501
                                                                      ========   ========        ========

6. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                       DECEMBER 31,     SEPTEMBER 30,
                                                                                     -----------------
                                                                                      1995       1996       1997
                                                                                     -------   --------   ---------
                                                                                             (IN THOUSANDS)
     Secured revolving credit facility with interest at a base rate of a certain bank plus a specified percentage (9.42% aggregate rate
       at December 31, 1996) (A) (D)  ............................................   $36,349   $35,061       $ 30,698
     Secured loans with interest payable quarterly at rates indicated (B)
       (D):
       10.415% to 12.72% term loans  .............................................    10,688     5,542             --
       Revolving credit facility at a base rate of a certain bank plus
         a specified percentage (10.5% at December 31, 1996)  ....................     3,750     1,944             --
     Secured loan with interest payable monthly (C)  .............................    15,728    13,855         12,335
     Secured loan due in monthly installments of principal and interest through July 31, 2003, interest at a rate equal to the ''three-
       month adjusted LIBOR rate plus 4.25%'' (9.75% at December 31,
       1996) (D)  ................................................................        --    11,820             --
     Secured term loan due in quarterly installments of $833,332 plus interest through April 1, 2004 (D):
         10.57% fixed rate term loan  ............................................        --        --         24,583
         Term loan with floating rate equal to ''The Wall Street Jour-
           nal LIBOR rate'' plus 4.20% periodically adjusted
           (10.35% for the period ended September 30, 1997)  .....................        --        --         24,583
     Other, with interest at rates of 7.5% to 12.25%, most of which is
       secured by machinery and equipment  .......................................    12,444    14,366         14,654
                                                                                     -------   -------       --------
                                                                                      78,959    82,588        106,853
     Less current portion of long-term debt  .....................................    14,437    10,825         13,522
                                                                                     -------   -------       --------
     Long-term debt due after one year  ..........................................   $64,522   $71,763       $ 93,331
                                                                                     =======   =======       ========

                                CLIMACHEM, INC.

  (INFORMATION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

6.   LONG-TERM DEBT (CONTINUED)

____________________
(A) In December 1994, LSB and certain of its subsidiaries (the ''Borrowing Group'') and a bank entered into a series of asset-based revolving credit facilities based upon defined eligible assets. The agreement provided for an initial term of three years. In October 1997, LSB and certain subsidiaries amended the agreement, revising certain financial covenants and extending the term to at least October 1998. In November 1997, the Company amended the agreement conditioned upon, among other things, completion of a senior note offering to raise at least $100 million. See Note 12. The Amended Agreement provides for a $65 million revolving credit facility (the ''Revolving Credit Facility'') with four separate loan agreements (the ''Credit Facility Agreement''), one for the subsidiaries of the Company and three for LSB and its subsidiaries which are not subsidiaries of the Company. Under the Revolving Credit Facility, LSB and certain subsidiaries of LSB that are not subsidiaries of the Company have a right to borrow on a revolving basis, up to $24 million. Any amounts borrowed by LSB and its subsidiaries that are not subsidiaries of the Company will reduce the amount that the subsidiaries of the Company may borrow at any one time under the Revolving Credit Facility. Borrowings under the Revolving Credit Facility bear an annual rate of interest at a floating rate based on the lender's prime rate plus 1.5% per annum or, at the Company's option, on the lender's LIBOR rate plus 3.875% per annum (which rates are subject to increase or reduction upon achieving specified availability and adjusted tangible net worth, as defined). The agreement will terminate on December 31, 2000, subject to automatic renewal for terms of 13 months each, unless terminated by either party. The Credit Facility Agreement also requires the payment of an annual facility fee equal to 0.5% of the unused Revolving Credit Facility. The Company may terminate the Revolving Credit Facility prior to maturity; however, should the Company do so, it would be required to pay a termination fee equal to 1% of the average daily balance of loans and letters of credit outstanding during the 180 day period immediately prior to termination.

    Each of the Credit Facility Agreements specify a number of events of default and requires the Company to maintain certain financial ratios (including adjusted tangible net worth and debt ratios), limits the amount of capital expenditures, and contains other covenants which restrict, among other things, (i) the incurrence of additional debt (other than as allowed under the loan agreements); (ii) the payment of dividends and other distributions;
    (iii) the making of certain investments; (iv) certain mergers, acquisitions and dispositions; (v) the issuance of secured guarantees; and (vi) the granting of certain liens.

    Events of default under the Revolving Credit Facility include, among other things, (i) the failure to make payments of principal, interest, and fees, when due; (ii) the failure to perform covenants contained therein; (iii) the occurrence of a change in control of LSB if any party is or becomes the beneficial owner of more than 50% of the total voting securities of LSB, except for Jack E. Golsen or members of his immediate family; (iv) default under any material agreement or instrument (other than an agreement or instrument evidencing the lending of money) which would have a material adverse effect on the Company and its subsidiaries which are borrowers under the Revolving Credit Facility, taken as a whole, and which is not cured within the grace period; (v) a default under any other agreement relating to borrowed money exceeding certain limits; and (vi) customary bankruptcy or insolvency defaults.

    The Revolving Credit Facility is secured by the accounts receivable, inventory, proprietary rights, general intangibles, books and records, and proceeds thereof of the Company.

(B) This agreement between a subsidiary of the Company and two institutional lenders provided for two series of term loans and a revolving credit facility. The balance outstanding at December 31, 1996 was paid in February 1997. See Note (D).

                                CLIMACHEM, INC.

  (INFORMATION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)


6.   LONG-TERM DEBT (CONTINUED)

(C) This agreement, as amended, between a subsidiary of the Company and an institutional lender provided for a loan in the aggregate amount of $16.5 million, the proceeds of which were used in the construction of a nitric acid plant, requiring 84 equal monthly payments of principal plus interest, with interest at a fixed rate of 8.86%. This agreement is secured by the plant, equipment and machinery, and proprietary rights associated with the plant which has an approximate carrying value of $30.4 million at December 31, 1996.

    In November 1997, the Company amended this agreement, conditioned upon, among other things, completion of a senior note offering to raise at least $100 million. See Note 12. The amended agreement restates the financial and restrictive covenants to be applicable to the Company. This agreement, as amended, contains covenants (i) requiring maintenance of an escalating tangible net worth, (ii) restricting distributions and dividends from a subsidiary of the Company to the Company to 50% of the subsidiary's annual net income, as defined, (iii) restricting a change of control of the Company and (iv) requiring maintenance of a debt to tangible net worth ratio.

(D) On February 13, 1997, certain subsidiaries of the Company entered into a $50 million financing arrangement with John Hancock Mutual Life Insurance Company (the ''Note Agreement''). The Note Agreement consists of $25.0 million of fixed rate notes bearing interest at 10.57% per annum and $25.0 million of floating rate notes bearing interest at LIBOR plus 4.2% (initially 9.76%). Repayment of the notes is due in quarterly installments of principal of $833,332 plus interest commencing on July 1, 1997 through maturity in April 2004. Approximately $19.3 million of the proceeds from the Note Agreement were used to retire the principal balances outstanding on the term and revolving credit facility discussed in (B) above and the secured loan due in monthly installments through 2003. The remaining proceeds of the Note Agreement (approximately $30.7 million) were used to pay down the revolving credit facility described in (A) and the outstanding balance due to LSB and affiliates. In connection with the financing, $9.5 million of debt previously due within one year has been classified as due after one year reflecting the payment terms of the Note Agreement. See Note 12.

    The notes are secured by real and personal property of the subsidiaries. The Note Agreement contains several financial covenants related to the borrowing subsidiaries. These financial covenants, as defined, include the maintenance of a debt to capitalization ratio, combined net worth, combined working capital, current ratio and fixed charge coverage ratio. The Note Agreement also restricts payments that can be made by the borrowing subsidiaries to LSB or its subsidiaries and restricts the Company's ability to prepay the floating rate notes prior to February 1999.

Maturities of long-term debt, after consideration of the Note Agreement and Revolving Credit Facility discussed in (A) and (D) above, for each of the five years after December 31, 1996 are: (in thousands) 1997--$10,825; 1998--$7,919;
1999--$8,016; 2000--$26,236; 2001--$7,068 and thereafter--$22,524.

                                CLIMACHEM, INC.

  (INFORMATION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

7.   INCOME TAXES

     The provision for income taxes consists of the following for the year indicated:

                                                                                               NINE MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                                                      ------------------------  -----------------
                                                                       1994    1995     1996      1996     1997
                                                                      ------  -------  -------  --------  -------
                                                                                    (IN THOUSANDS)
     Current:
          Federal................................................     $2,582   $4,220  $2,456     $2,314   $1,217
          State..................................................        459      770     458        429      246
                                                                      ------   ------  ------     ------   ------
                                                                       3,041    4,990   2,914      2,743    1,463
          Deferred:
          Federal................................................        786      230    (222)       166      325
          State..................................................        112       35     (24)        20       33
                                                                      ------   ------  ------     ------   ------
                                                                         898      265    (246)       186      358
                                                                      ------   ------  ------     ------   ------
          Provision for income taxes.............................     $3,939   $5,255  $2,668     $2,929   $1,821
                                                                      ======   ======  ======     ======   ======

          The approximate tax effects of each type of temporary difference and carryforward that are used in computing deferred tax assets and liabilities and the valuation allowance related to deferred tax assets at December 31, 1995 and 1996 and September 30, 1997 are as follows:

                                                                                         DECEMBER 31,    SEPTEMBER 30,
                                                                                      -----------------
                                                                                       1995       1996        1997
                                                                                      -------   -------     --------
                                                                                              (IN THOUSANDS)
          Deferred tax liabilities
             Accelerated depreciation used for tax purposes  ...................      $ 7,687  $ 8,827        $ 9,375
             Inventory basis difference resulting from a business
               combination  ....................................................        2,139    2,139          2,139
               Other  ..........................................................          719      271             84
                                                                                      -------  -------        -------
                 Total deferred tax liabilities  ...............................       10,545   11,237         11,598
          Deferred tax assets
             Allowances for doubtful accounts and other asset
               impairments not deductible for tax purposes  ....................        1,284    1,655          1,720
             Capitalization of certain costs as inventory for tax
               purposes  .......................................................        1,216    1,895          1,835
             Other  ............................................................          117        5              3
                                                                                      -------  -------        -------
                 Total deferred tax assets  ....................................        2,617    3,555          3,558
                 Valuation allowance  ..........................................           --       --             --
                                                                                      -------  -------        -------
                  Total deferred tax assets  ...................................        2,617    3,555          3,558
                                                                                      -------  -------        -------
                 Net deferred tax liabilities  .................................      $ 7,928  $ 7,682        $ 8,040
                                                                                      =======  =======        =======

                                CLIMACHEM, INC.

  (INFORMATION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

7.   INCOME TAXES-(CONTINUED)

       The provision for income taxes differs from the amount computed by applying the federal statutory rate to ''Income before provision for income taxes'' is due to the following:

                                                                                                       NINE MONTHS ENDED
                                                                            YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                                                            ------------------------  -------------------
                                                                             1994    1995     1996      1996       1997
                                                                            ------  -------  -------  ---------  --------
                                                                                          (IN THOUSANDS)
    Provision for income taxes at federal statutory
      rate  .........................................................       $3,286   $3,904  $2,947     $3,016    $1,611
    State income taxes, net of federal benefit  .....................          371      523     282        292       189
    Amortization of excess of purchase price over net
      assets acquired  ..............................................          120      120     120         90        90
    Foreign subsidiary loss (income)  ...............................            8      655    (597)      (447)      (68)
      Other  ........................................................          154       53     (84)       (22)       (1)
                                                                            ------   ------  ------     ------    ------
    Provision for income taxes  .....................................       $3,939   $5,255  $2,668     $2,929    $1,821
                                                                            ======   ======  ======     ======    ======


8.   STOCKHOLDERS' EQUITY

 Stock Options

     Certain employees of the Company, including members of management of LSB devoting time to the Company, participate in the incentive stock option plans of LSB (the ''Stock Option Plans''). As a result thereof, the Company has elected to follow Accounting Principles Board Opinion No. 25, ''Accounting for Stock Issued to Employees'' (''APB 25'') and related interpretations in accounting for such employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, ''Accounting for Stock-Based Compensation,'' requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the employee stock options equals the market price of the underlying LSB stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income is required by Statement 123, which also requires that the information be determined as if the Company has accounted for such employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated by LSB at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1995, respectively: risk-free interest rates of 6.0% and 6.2%; a dividend yield of 1.36% and 1.02%; volatility factors of the expected market price of the Company's common stock of .42 and .42; and a weighted average expected life of the option of 6.2 and 8.0 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of such employee stock options.

                                CLIMACHEM, INC.

  (INFORMATION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

8.   STOCKHOLDERS' EQUITY-(CONTINUED)

          For purposes of pro forma disclosures, the estimated fair value of the qualified options is amortized to expense over the options' vesting period. The Company's pro forma information follows:


                                              YEAR ENDED DECEMBER 31,
                                              -----------------------
                                                 1995         1996
                                              -----------  ----------
                                                   (In Thousands)
       Pro forma net income................        $5,867      $5,645


     Because Statement 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1997.

     At December 31, 1996, there are 549,050 options outstanding under the Stock Option Plans related to employees of the Company and members of LSB management devoting time to the Company. These options become exercisable 20% after one year from date of grant, 40% after two years, 70% after three years, 100% after four years and lapse at the end of ten years. The exercise price of options to be granted under this plan is equal to the fair market value of LSB's common stock at the date of grant.

     Activity in the Stock Option Plans related to Company employees and members of LSB management devoting time to the Company during each of the three years in the period ended December 31, 1996 is as follows:

                                                                   1994                1995                1996
                                                            ------------------  ------------------  ------------------
                                                                      WEIGHTED            WEIGHTED            WEIGHTED
                                                                      AVERAGE             AVERAGE             AVERAGE
                                                                      EXERCISE            EXERCISE            EXERCISE
                                                             SHARES    PRICE     SHARES    PRICE     SHARES    PRICE
                                                            --------  --------  --------  --------  --------  --------
            Outstanding at beginning of
              year  ...............................         223,050      $2.46  231,050      $3.11  267,050      $3.86
            Granted  ..............................          33,000       6.63   59,000       5.88  332,000       4.44
            Exercised  ............................         (25,000)      1.93  (23,000)      1.48  (30,000)      2.46
            Surrendered, forfeited or
              expired  ............................              --         --       --         --  (20,000)      2.64
                                                            -------             -------             -------
            Outstanding at end of year  ...........         231,050       3.11  267,050       3.86  549,050       4.32
                                                            =======             =======             =======
            Exercisable at end of year  ...........         147,850      $1.85  153,750      $2.41  149,450      $3.22
                                                            =======             =======             =======
            Weighted average fair value of
              options granted during
              year  ...............................                      $3.60               $3.01               $1.91

     Outstanding options to acquire 549,050 shares of LSB's stock by employees of the Company and members of LSB management devoting time to the Company at December 31, 1996 had exercise prices ranging from $1.125 to $9.00 per share and had a weighted average remaining contractual life of 6.07 years.

                                CLIMACHEM, INC.

  (INFORMATION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

9.   COMMITMENTS AND CONTINGENCIES

 Operating Leases

     The Company leases certain property, plant and equipment under operating lease agreements from related parties (Note 3) and others. The Company also leases certain precious metals under operating lease agreements from an unrelated third party. Future annual minimum payments on operating leases with initial or remaining terms of one year or more at December 31, 1996 are:

                                                  RELATED
                                                  PARTIES       OTHERS
                                                  -------       ------
                                                      (IN THOUSANDS)
1997..........................................    $  475        $ 2,440
1998..........................................       475          1,803
1999..........................................       475          1,200
2000..........................................       475            963
2001..........................................       475            910
After 2001....................................       317          7,340
                                                  ------        -------
                                                  $2,692        $14,656
                                                  ======        =======


     Rent expense under all operating lease agreements, including month-to-month leases, was $2,798,000 in 1994, $2,692,000 in 1995 and $3,687,000 in 1996.
Renewal options are available under certain of the lease agreements for various periods at approximately the existing annual rental amounts.

     The Company leases certain precious metals for use in the Company's manufacturing process under 90 day agreements. The agreement at December 31, 1996 required, among other things, rentals generally based on 7.85% of the leased metals' market values. The agreement at September 30, 1997 requires rentals generally based on 22% of the leased metals' market values from October 1997 through December 1997, contract expiration. The agreements also require the Company to purchase 900 ounces of platinum at $450 per ounce if the spot price for platinum is $450 per ounce or lower at the end of the lease term.

     In July 1995, the Company entered into a product supply agreement with a third party whereby the Company is required to make monthly facility fee and other payments which aggregate $71,965. In return for this payment, the Company is entitled to certain quantities of compressed oxygen produced by the third party. Except in circumstances as defined by the agreement, the monthly payment is payable regardless of the quantity of compressed oxygen used by the Company. The term of this agreement, which has been included in the above minimum operating lease commitments, is for a term of 15 years; however, after the agreement has been in effect for 60 months, the Company can terminate the agreement without cause at a cost of approximately $4.5 million. Based on the Company's estimate of compressed oxygen demands of the plant, the cost of the oxygen under this agreement is not expected to exceed market prices.

     In June 1997, two wholly owned subsidiaries of the Company, El Dorado Chemical Company (''EDC''), and El Dorado Nitrogen Company (''EDNC''), entered into a series of agreements with Bayer Corporation (''Bayer'') (collectively, the ''Bayer Agreement''). Under the Bayer Agreement, EDNC will act as an agent to construct, and upon completion of construction, will operate a nitric acid plant (the ''EDNC Baytown Plant'') at Bayer's Baytown, Texas chemical facility. EDC has guaranteed the performance of EDNC's obligations under the Bayer Agreement. Under the terms of the Bayer Agreement, EDNC is to lease the EDNC Baytown Plant pursuant to an operating lease from an unrelated third party with an initial lease term of ten years from the date on which the EDNC Baytown Plant becomes

                                CLIMACHEM, INC.

 (INFORMATION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                  UNAUDITED)

9.   COMMITMENTS AND CONTINGENCIES - CONTINUED

fully operational. Upon expiration of the initial ten-year term from the date the EDNC Baytown Plant becomes operational, the Bayer Agreement may be renewed for up to six renewal terms of five years each; however, prior to each renewal period, either party to the Bayer Agreement may opt against renewal. It is anticipated that construction of the EDNC Baytown Plant will cost approximately $60 million and will be completed by late 1998. Construction financing of the EDNC Baytown Plant is to be provided by an unaffiliated lender. Neither the Company nor EDC has guaranteed any of the lending obligations for the EDNC Baytown Plant.

  Legal Matters

     Following is a summary of certain legal actions involving the Company:

     A. The Company submitted to the State of Arkansas a "Groundwater
Monitoring Work Plan" which was approved by the State of Arkansas. Pursuant to the Groundwater Monitoring Work Plan, the Company has performed phase I and II groundwater investigations, and submitted a risk assessment report to the State of Arkansas. The risk assessment report is currently being reviewed by the State of Arkansas.

     On February 12, 1996, the Company entered into a Consent Administrative Agreement ("Administrative Agreement") with the state of Arkansas to resolve certain compliance issues associated with nitric acid concentrators. Pursuant to the Administrative Agreement, the Company installed additional pollution control equipment to address the compliance issues. The Company was assessed $50,000 in civil penalties associated with the Administrative Agreement. In the summer of 1996 and then on January 28, 1997, the Company executed amendments to the Administrative Agreement ("Amended Agreements"). The Amended Agreements imposed a $150,000 civil penalty, which penalty has been paid. Since the 1997 amendment, the Chemical business has been assessed stipulated penalties of approximately $55,000 by the ADPC&E for violations of certain provisions of the 1997 Amendment. The Chemical Business believes that the El Dorado Plant has made progress in controlling certain off-site emissions; however, such off-site emissions have occurred and continue to occur from time to time, which could result in the assessment of additional penalties against the Chemical Business by the ADPC&E for violation of the 1997 Amendment.

     B. In 1996, a lawsuit was filed against the Company's Chemical Business by a group of residents of El Dorado, Arkansas, asserting a citizens' suit against the Chemical Business as a result of certain alleged violations of the Clean Air Act, the Clean Water Act, the Chemical Business' air and water permits and certain other environmental laws, rules and regulations. The citizens' suit requests the court to order the Chemical Business to cure such alleged violations, if any, plus penalties as provided under the applicable statutes. The Company's Chemical Business will assert all defenses available to it and will vigorously defend itself.

     In July 1996, several of the same individuals who are plaintiffs in the citizens' suit referenced above filed a toxic tort lawsuit against the Company's Chemical Business alleging that they suffered certain injuries and damages as a result of alleged releases of toxic substances from the Chemical Business' El Dorado, Arkansas manufacturing facility. In October 1996, another toxic tort lawsuit was filed against the Company's Chemical Business. This subsequent action asserts similar damage theories as the previously discussed lawsuit, except this action attempts to have a class certified to represent substantially all allegedly affected persons. The plaintiffs are suing for an unspecified amount of actual and punitive damages.

     The Company's insurance carriers have been notified of these matters. The Company and the Chemical Business maintain an Environmental Impairment Insurance Policy ("EIL Insurance") that provides coverage to the Company and the Chemical Business for certain discharges, dispersals, releases, or escapes of certain contaminants and pollutants into or upon land, the atmosphere or any water course or body of water from the Site, which has caused bodily injury, property damage or contamination to others or to other property not on the Site. The EIL Insurance provides limits of liability for each loss up to $10.0 million and a similar $10.0 million limit for all losses due to bodily injury or property

                                CLIMACHEM, INC.

 (INFORMATION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                  UNAUDITED)

9.   COMMITMENTS AND CONTINGENCIES--(CONTINUED)

damage, except $5.0 million for all remediation expenses, with the maximum limit of liability for all claims under the EIL Insurance not to exceed $10.0 million for each loss or remediation expense and $10.0 million for all losses and remediation expenses. The EIL Insurance also provides a retention of the first $500,000 per loss or remediation expense that is to be paid by the Company. The Company's Chemical Business has spent an amount in excess of $500,000 in legal, expert and other costs in connection with the toxic tort and citizen lawsuits described in paragraph C, which the Company expensed and has made a claim against its EIL Insurance for reimbursement of the legal, expert and other costs paid by the Chemical Business in excess of $500,000 and to pay such legal, expert and other costs on an on-going basis. In September 1997, the Company and the EIL Insurance Carrier agreed that the EIL Insurance Carrier will reimburse the Chemical Business for certain expenses in excess of retention, and pay such future fees and expenses, subject to a reservation of rights relating to the citizens' suit. See Note 12.

     C. A civil cause of action has been filed against the Company's Chemical Business and five (5) other unrelated commercial explosives manufacturers alleging that the defendants allegedly violated certain federal and state antitrust laws in connection with alleged price fixing of certain explosive products. The plaintiffs are suing for an unspecified amount of damages, which, pursuant to statute, plaintiffs are requesting be trebled, together with costs. Based on the information presently available to the Company, the Company does not believe that the Chemical Business conspired with any party, including but not limited to, the five (5) other defendants, to fix prices in connection with the sale of commercial explosives. Discovery has only recently commenced in this matter. The Chemical Business intends to vigorously defend itself in this matter.

     The Company's Chemical Business has been added as a defendant in a separate lawsuit pending in Missouri. This lawsuit alleges a national conspiracy, as well as a regional conspiracy, directed against explosive customers in Missouri and seeks unspecified damages. The Company's Chemical Business has been included in this lawsuit because it sold products to customers in Missouri during a time in which other defendants have admitted to participating in an antitrust conspiracy, and because it has been sued in the preceding described lawsuit. Based on the information presently available to the Company, the Company does not believe that the Chemical Business conspired with any party, to fix prices in connection with the sale of commercial explosives. The Chemical Business intends to vigorously defend itself in this matter.

     For several years, certain members of the explosives industry have been the focus of a grand jury investigation being supervised by the U.S. Department of Justice ("DOJ") in connection with criminal antitrust allegations involving price fixing. Certain explosives companies, other than the Company, including all the Company's major competitors, and individuals employed by certain of those competitors, were indicted and have pled guilty to antitrust violations. The guilty pleas have resulted in nearly $40 million in criminal fines. In connection with the grand jury investigation, the Company's Chemical Business received and has complied with two document subpoenas, certain of the Company's Chemical Business' employees have been interviewed by the DOJ under grants of immunity from prosecution, and certain of the Company's Chemical Business employees have testified under subpoena before the grand jury under grants of immunity in connection with the investigation. The Company believes that it has cooperated fully with the government's investigation. Recently, the Company has been informed by an official of the DOJ that it is not currently a target of the above investigation or of any grand jury investigating criminal antitrust activity in the explosives or ammonium nitrate industries.

          During the third quarter of 1997, a subsidiary of the Company was served with a lawsuit in which approximately 27 plaintiffs have sued approximately 13 defendants, including a subsidiary of the Company alleging personal injury and property damage for undifferentiated compensatory and punitive damages of approximately $7,000,000. Specifically, the plaintiffs assert blast damage claims, nuisance (road dust from coal trucks) and personal injury claims

                                CLIMACHEM, INC.

 (INFORMATION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                  UNAUDITED)

9.   COMMITMENTS AND CONTINGENCIES--(CONTINUED)

(exposure to toxic materials in blasting materials) on behalf of residents living near the Heartland Coal Company ("Heartland") strip mine in Lincoln County, West Virginia. Heartland employed the subsidiary to provide blasting materials and personnel to load and shoot holes drilled by employees of Heartland. Down hole blasting services were provided by the subsidiary at Heartland's premises from approximately August 1991, until approximately August 1994. Subsequent to August 1994, the subsidiary supplied blasting materials to the reclamation contractor at Heartland's mine. In connection with the subsidiary's activities at Heartland, the subsidiary has entered into a contractual indemnity to Heartland to indemnify Heartland under certain conditions for acts or actions taken by the subsidiary for which the subsidiary failed to take, and Heartland is alleging that the subsidiary is liable thereunder for Heartland's defense costs and any losses to or damages sustained by, the plaintiffs in this lawsuit. Discovery has only recently begun in this matter, and the Company intends to vigorously defend itself in this matter.

     The Company including its subsidiaries, is a party to various other claims, legal actions, and complaints arising in the ordinary course of business. In the opinion of management after consultation with counsel, all claims, legal actions (including those described above) and complaints are not presently probable of material loss, are adequately covered by insurance, or if not so covered, are without merit or are of such kind, or involve such amounts that unfavorable disposition would not have a material effect on the financial position of the Company, but could have a material impact to the net income (loss) of a particular quarter or year, if resolved unfavorably.

  Other

     LSB and, thus, the Company has retained certain risks associated with its operations, choosing to self-insure up to various specified amounts under its automobile, workers' compensation, health and general liability programs. LSB reviews such programs on at least an annual basis to balance the cost/benefit between its coverage and retained exposure. See the Services Agreement, Note 3.

     The Company purchases substantial quantities of anhydrous ammonia for use in manufacturing its products. The Company has contracts with two suppliers of ammonia. One contract requires the Company to purchase not less than 75,000 tons nor more than 140,000 tons of anhydrous ammonia each contract year and is for a term expiring in December 1998. The other requires the Company to take or pay for an average of 10,000 tons of anhydrous ammonia per month and expires April 2000. These contracts are at floating prices. The pricing volatility of such raw material directly affects the operating profitability of the Company. The Company also enters into agreements with suppliers of raw materials which require the Company to provide finished goods in exchange therefore. At December 31, 1996, the Company had received quantities of anhydrous ammonia in exchange for which the Company has a commitment to provide 72,184 tons of ammonium nitrate and 5,130 tons of nitric acid. The Company believes these agreements are generally favorable to the Company and can meet the delivery commitments in the ordinary course of business. At September 30, 1997, the Company has a standby letter of credit outstanding related to its Chemical Business of $3.5 million.

     The Company operates a concentrated nitric acid plant which has a stated production capacity of 285 tons per day. The Company has incurred significant delays and costs in attempting to achieve the plant's stated capacity. The Company anticipates maintaining an economically feasible rate of production. If such rate of production is not maintained, the Company may sustain significant future operating losses and possible impairment related thereto.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following discussion of fair values is not indicative of the overall fair value of the Company's balance sheet since the provisions of the SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," do not apply to all assets, including intangibles.

                                CLIMACHEM, INC.

 (INFORMATION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                  UNAUDITED)

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS-CONTINUED

     The following methods and assumptions were used by the Company in estimating its fair value of financial instruments:

     Fair values for fixed rate borrowings are estimated using a discounted cash flow analysis that applies interest rates currently being offered on borrowings of similar amounts and terms to those currently outstanding. Carrying values for variable rate borrowings approximate their fair value. As of December 31, 1995 and 1996 and September 30, 1997, carrying values of variable rate and fixed-rate long-term debt which aggregated $79.0 million, $82.6 million and $106.9 million, respectively, approximated their estimated fair value.

     As of December 31, 1996, the carrying values of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximated their estimated fair value.

11.  SEGMENT INFORMATION

     The Company and its subsidiaries operate principally in two industries.

  Chemical

     This segment manufactures and sells chemical products for mining, agricultural, electronic, paper and other industries. Production from the Company's primary manufacturing facility in El Dorado, Arkansas, for the year ended December 31, 1996 comprises approximately 72% of the chemical segment's sales. Sales to customers of this segment primarily include coal mining companies in Kentucky, West Virginia, Illinois and Indiana and farmers in Texas and Arkansas.

     The Chemical Business is subject to various federal, state and local environmental regulations. Although the Company has designed policies and procedures to help reduce or minimize the likelihood of significant chemical accidents and/or environmental contamination, there can be no assurances that the Company will not sustain a significant future operating loss related thereto.

     In May 1997, the Chemical Business completed constructing a concentrated nitric acid plant (carrying value of $30.4 million at December 31, 1996; $30.6 million at September 30, 1997) which has a stated production capacity of 285 tons per day. The Company has incurred significant delays and costs in attempting to achieve the plant's stated capacity. The Company anticipates maintaining an economically feasible rate of production. If such rate of production is not maintained, the Company may sustain significant future operating losses and possible impairment related thereto.

     Further, the Company purchases substantial quantities of anhydrous ammonia for use in manufacturing its products. The pricing volatility of such raw material directly affects the operating profitability of the chemical segment.

  Climate Control

     This business segment manufactures and sells, primarily from its various facilities in Oklahoma City, a variety of hydronic fan coil, water source heat pump products as well as other HVAC products for use in commercial and residential air conditioning and heating systems. The Company's various facilities in Oklahoma City comprise substantially all of the environment control operations. Sales to customers of this segment primarily include original equipment manufacturers, contractors and independent sales representatives located throughout the world, are generally secured by a mechanic's lien, except for sales to original equipment manufacturers.

                                CLIMACHEM, INC.

 (INFORMATION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                  UNAUDITED)

11.  SEGMENT INFORMATION--(CONTINUED)

     Credit, which is generally unsecured, is extended to customers based on an evaluation of the customers' financial condition and other factors. Credit losses are provided for in the financial statements based on historical experience and periodic assessment of outstanding accounts receivable, particularly those accounts which are past due. The Company's periodic assessment of accounts and credit loss provisions are based on the Company's best estimate of amounts which are not recoverable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer bases, and their dispersion across many different industries and geographic areas.

     Information about the Company's operations in different industry segments is detailed below.

                                                                                    NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                  -------------------------------  --------------------
                                                    1994       1995       1996       1996       1997
                                                  ---------  ---------  ---------  ---------  ---------
                                                                      (IN THOUSANDS)
Sales:
     Chemical  .................................  $131,572   $136,900   $166,164   $129,133   $122,853
     Climate Control  ..........................    69,914     83,843     89,121     66,314     77,516
                                                  --------   --------   --------   --------   --------
                                                  $201,486   $220,743   $255,285   $195,447   $200,369
                                                  ========   ========   ========   ========   ========
Gross profit:
     Chemical  .................................  $ 24,904   $ 25,397   $ 25,400   $ 20,390   $ 16,096
     Climate Control  ..........................    17,965     22,488     22,057     16,972     22,588
                                                  --------   --------   --------   --------   --------
                                                  $ 42,869   $ 47,885   $ 47,457   $ 37,362   $ 38,684
                                                  ========   ========   ========   ========   ========
Operating profit:
     Chemical  .................................  $ 12,393   $ 12,684   $  9,954   $  9,208   $  3,976
     Climate Control  ..........................     2,731      4,857      4,381      3,900      6,704
                                                  --------   --------   --------   --------   --------
                                                    15,124     17,541     14,335     13,108     10,680
Other (income) expenses, net  ..................      (414)      (798)      (333)       (40)      (509)
Interest expense  ..............................     6,150      7,185      6,247      4,532      6,587
                                                  --------   --------   --------   --------   --------
Income before provision for income taxes  ......  $  9,388   $ 11,154   $  8,421   $  8,616   $  4,602
                                                  ========   ========   ========   ========   ========
Depreciation of property, plant and equipment:
     Chemical  .................................  $  3,987   $  4,310   $  5,329   $  3,777   $  4,435
                                                  ========   ========   ========   ========   ========
     Climate Control  ..........................  $  1,227   $  1,484   $  1,378   $  1,027   $  1,044
                                                  ========   ========   ========   ========   ========
Additions to property, plant and equipment:
     Chemical  .................................  $ 15,147   $ 17,811   $ 19,219   $  6,143   $  5,627
                                                  ========   ========   ========   ========   ========
     Climate Control  ..........................  $  3,722   $    516   $  1,500   $    449   $    950
                                                  ========   ========   ========   ========   ========
Identifiable assets:
     Chemical  .................................  $ 95,004   $114,374   $133,794   $118,939   $134,587
     Climate Control  ..........................    34,440     32,345     39,960     40,618     47,654
                                                  --------   --------   --------   --------   --------
                                                  $129,444   $146,719   $173,754   $159,557   $182,241
                                                  ========   ========   ========   ========   ========

     Revenues by industry segment include revenues from unaffiliated customers, as reported in the consolidated financial statements. Intersegment revenues, which are accounted for at transfer prices ranging from the cost of producing or acquiring the product or service to normal prices to unaffiliated customers, are not significant.

                                CLIMACHEM, INC.

 (INFORMATION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                  UNAUDITED)

11.  SEGMENT INFORMATION--(CONTINUED)

     Gross profit by industry segment represents net sales less cost of sales. Operating profit by industry segment represents revenues less operating expenses. In computing operating profit, none of the following items have been added or deducted: income taxes or interest expense.

     Identifiable assets by industry segment are those assets used in the operations in each industry.

     Information about the Company's domestic and foreign operations is detailed below:

                                                      DECEMBER 31,               SEPTEMBER 30,
                                             -------------------------------  --------------------
GEOGRAPHIC REGION                              1994       1995       1996       1996       1997
                                             (IN THOUSANDS)
Sales:
     Domestic  ............................  $187,115   $203,859   $220,632   $170,037   $179,078
     Foreign:
          Australia/New Zealand  ..........    14,371     16,884     32,917     24,086     20,581
          Others  .........................        --         --      1,736      1,324        710
                                             --------   --------   --------   --------   --------
                                             $201,486   $220,743   $255,285   $195,447   $200,369
                                             ========   ========   ========   ========   ========
Income before provision for income taxes:
     Domestic  ............................  $  9,410   $ 13,025   $  6,846   $  7,269   $  4,851
     Foreign:
          Australia/New Zealand  ..........       (22)    (1,871)     1,705      1,414         71
          Others  .........................        --         --       (130)       (67)      (320)
                                             --------   --------   --------   --------   --------
                                             $  9,388   $ 11,154   $  8,421   $  8,616   $  4,602
                                             ========   ========   ========   ========   ========
Identifiable assets:
     Domestic  ............................  $117,836   $132,683   $152,863   $141,589   $161,394
     Foreign:
          Australia/New Zealand  ..........    11,608     14,036     20,017     17,372     20,147
          Others  .........................        --         --        874        596        700
                                             --------   --------   --------   --------   --------
                                             $129,444   $146,719   $173,754   $159,557   $182,241
                                             ========   ========   ========   ========   ========

     Revenues from unaffiliated customers include foreign export sales as follows:

                                              DECEMBER 31,          SEPTEMBER 30,
                                        -------------------------  ----------------
          GEOGRAPHIC REGION              1994     1995     1996     1996     1997
     --------------------------         -------  -------  -------  -------  -------
                                                      (IN THOUSANDS)
Mexico and Central and South America..  $ 2,455  $ 2,799  $ 2,103  $ 1,325  $   369
Canada................................   11,335   10,018    9,255    7,089    3,785
Other.................................   15,679   15,782   14,002   10,166    9,714
                                        -------  -------  -------  -------  -------
                                        $29,469  $28,599  $25,360  $18,580  $13,868
                                        =======  =======  =======  =======  =======

                                CLIMACHEM, INC.

 (INFORMATION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                  UNAUDITED)

12.  SUBSEQUENT EVENTS (UNAUDITED)

     On November 26, 1997, the Company completed the sale of $105 million principal amount of 10 3/4% Senior Notes due 2007 (the "Notes"). The proceeds of the Notes were used to (a) fully repay the principal and prepayment fees of the John Hancock Mutual Life Insurance Company loan described in Note 6(D), (b) reduce amounts outstanding under various revolving credit facilities with respect to the Chemical Business and the Climate Control Business; and (c) fund a loan to LSB, the Company's parent, of $10 million. The Notes bear interest at an annual rate of 10 3/4% payable semiannually in arrears on June 1 and December 1 of each year. The Notes are senior unsecured obligations of the Company and rank pari passu in right of payment to all existing senior unsecured indebtedness of the Company. The Notes are effectively subordinated to all existing and future senior secured indebtedness of the Company and its subsidiaries. As of November 30, 1997, after application of the net proceeds from the sale of the Notes, the Company had $3.1 million of outstanding borrowings under its revolving credit facilities and $20.2 million of other secured indebtedness, all of which is effectively senior to the Notes.

     The Notes were issued pursuant to an Indenture, which contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to: (i) incur additional indebtedness; (ii) incur certain liens;
(iii) engage in certain transactions with affiliates; (iv) make certain restricted payments; (v) agree to payment restrictions affecting subsidiaries;
(vi) engage in unrelated lines of business; or (vii) engage in mergers, consolidations or the transfer of all or substantially all of the assets of the Company to another person. In addition, in the event of certain Asset Sales (as defined), the Company will be required to use the proceeds to reinvest in the Company's business, to repay certain debt or to offer to purchase Notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon, plus Liquidated Damages (as defined), if any, to the date of purchase.

     Except as described below, the Notes are not redeemable at the Company's option prior to December 1, 2002. After December 1, 2002, the Notes will be subject to redemption at the option of the Company, in whole or in part, at the redemption prices set forth in the Indenture, plus accrued and unpaid interest thereon, plus Liquidated Damages, if any, to the applicable redemption date. In addition, until December 1, 2000, up to $35 million in aggregate principal amount of Notes are redeemable, at the option of the Company, at a price of 110.75% of the principal amount of the Notes, together with accrued and unpaid interest, if any, thereon, plus Liquidated Damages, if any, to the date of the redemption, with the net cash proceeds of a Public Equity Offering (as defined); provided, however, that at least $65 million in aggregate principal amount of the Notes remain outstanding following such redemption.

     In the event of a Change of Control of LSB or the Company, holders of the Notes will have the right to require the Company to repurchase the Notes, in whole or in part, at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon, plus Liquidated Damages, if any, to the date of repurchase.

     The Company is a holding company with no assets or operations other than its investments in its subsidiaries, and each of its subsidiaries is wholly owned, directly or indirectly. ClimaChem's payment obligations under the Notes are fully, unconditionally and joint and severally guaranteed by all of the existing subsidiaries of the Company, except for El Dorado Nitrogen Company ("EDNC"). The assets, equity, and earnings of EDNC are inconsequential for all periods presented and management of the Company does not believe separate financial information of the guaranteeing subsidiaries is material to the understanding of investors of the Notes.

     During January 1998, the Company's Chemical Business agreed in principal to settle the toxic tort lawsuit filed against the Company in October 1996, which settlement, if completed, will be funded from the Company's EIL Insurance. The settlement is subject to court approval, execution of definitive agreements, and confirmation from the Company's EIL Insurance carrier that it will pay the full amount of such settlement.

NO DEALER, SALESMAN OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTINUED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE GUARANTORS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON, NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATED ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----
Available Information................................................   5
Summary..............................................................   6
Risk Factors.........................................................  17
Use of Proceeds......................................................  22
Capitalization.......................................................  23
Selected Consolidated Financial Data.................................  24
Management's Discussion and Analysis of Financial Condition and
 Results of Operations...............................................  26
Business.............................................................  33
Management...........................................................  45
Security Ownership of Certain Beneficial Owners and Management.......  51
Certain Relationships and Related Transactions.......................  56
The Exchange Offer...................................................  59
Description of  Notes................................................  68
Description of Other Indebtedness....................................  92
Certain Federal Income Tax Consequences..............................  95
Plan of Distribution.................................................  96
Legal Matters........................................................  98
Experts..............................................................  98
Index to Financial Statements........................................ F-1


                                  PROSPECTUS

                                 $105,000,000

                                CLIMACHEM, INC.

                               OFFER TO EXCHANGE
                       ITS 10 3/4% SERIES B SENIOR NOTES
                                   DUE 2007
                                FOR ANY AND ALL
                              OF ITS OUTSTANDING
                         10 3/4% SENIOR NOTES DUE 2007

                             ______________, 1998

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Company and each of the Guarantors (except as set forth below) are incorporated under the laws of the State of Oklahoma. Section 1031 of the Oklahoma General Corporation Act authorizes indemnification of the Company's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act").

          Climate Master, Inc. ("CM") is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes indemnification of CM's directors and officers under a variety of circumstances which may include liabilities under the Securities Act.

          The general effect of the foregoing is to provide that each of the domestic Registrants will indemnify its directors and officers against all liabilities and expenses actually and reasonably incurred in connection with the defense or settlement of any judicial or administrative proceedings in which they have become involved by reason of their status as corporate directors or officers, if they acted in good faith and in the reasonable belief that their conduct was neither unlawful (in the case of criminal proceedings) nor inconsistent with the best interests of a particular Registrant. With respect to legal proceedings by, or in the right of, a Registrant, in which a director or officer is adjudged liable for improper performance of his duty to the Registrant or another enterprise which such person served in a similar capacity at the request of the Registrant, indemnification is limited by such provisions to that amount which is permitted by the court.

          The Environmental Group International Limited ("TEGI") is incorporated under the laws of the United Kingdom. Article 13(a) of TEGI's Articles of Association provides that every director or other officer of TEGI shall be indemnified out of the assets of TEGI against all losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, including any liability incurred by him in defending any proceedings, whether civil or criminal, or in connection with any application under certain provisions of the Companies Act of 1985 in which relief is granted to him by the court, and no director or other officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by TEGI in the execution of the duties of his office or in relation thereto; provided that Article 13 shall only have effect insofar as its provisions are not avoided by certain provisions of the Companies Act of 1985.

          Climate Mate Inc. ("CMI") is incorporated under the laws of the Province of Ontario, Canada. Section 2.08 of CM's Bylaws provides that, except as provided in the Business Corporations Act of 1982--Ontario, every director and officer of CMI, every former director and officer of CMI, and every person who acts or acted at CMI's request as a director or officer of another corporation of which CMI is, or was, a shareholder or creditor, and his heirs or legal representatives, shall at all times be indemnified and saved harmless by CMI from and against all costs, charges and expenses, including an amount paid to settle any action or satisfy a judgment reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of, or having been a director or officer of, CMI or such other corporation if (a) he acted honestly and in good faith with a view to the best interests of CMI, and (b) in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

          Total Energy Systems Limited ("TES") and T.E.S. Mining Services Pty. Ltd. ("TES Mining") are registered under the law of Queensland, Australia.
Article 26.1 of the TES Articles of Association provide that every officer, auditor or agent of TES is indemnified by the Company for all liabilities incurred by him in his capacity as, or by reason of his holding the position of, officer, auditor or agent, as the case may be, to the extent permitted by law, and such indemnity extends to any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or in connection with any application in relation to any such proceedings in which relief is granted to him by the court under law. Article 38(a) of the T.E.S. Mining Articles of Association provides that no director or manager, secretary or other officer of TES Mining acting in good faith and within the scope of his duties or what he believes to be the scope of his duties shall be liable for any loss, damage or misfortune which may occur whether the same be occasioned by any mistake, error, oversight or omission on his part or not.

          Total Energy Systems (NZ) Limited ("TES (NZ") is incorporated under the laws of New Zealand. Article 11.1 of the Constitution of TES (NZ) provides that the board of TES (NZ) may cause TES (NZ) to indemnify a director and former director and former employee or employee of TES (NZ) or a related company for costs incurred by him or her in any proceeding that relates to (a) liability for any act or omission in his or her capacity as a director or employee and (b) in which judgment is given in his or her favor or in which he or she is acquitted or which is discontinued. Article 11.1 provides further that the board may cause TES (NZ) to indemnify a director or an employee or former director or former employee of TES (NZ) or a related company in respect of (a) liability to any person other than TES (NZ) or a related company for any act or omission in his or her capacity as a director or employee; or (b) costs incurred by the director or employee in defending or settling any claim or proceeding relating to any liability under the foregoing sentence, provided that the liability is not criminal or (in the case of a director) in respect of a breach of the duty to act in good faith and in the best interests of TES (NZ) or (in the case of an employee) in respect of a breach of any fiduciary duty owed to TES (NZ) or a related company.

          LSB, the Company or a Guarantor Subsidiary maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of each Registrant may incur in such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

     (a) Exhibits

EXHIBIT NO.                                   DESCRIPTION
-----------                                   -----------

     1. Purchase Agreement, dated November 26, 1992, between ClimaChem, Inc. and certain subsidiaries of ClimaChem, and Wasserstein Perella Securities, Inc.

     3.1       Certificate of Incorporation of ClimaChem, Inc.

     3.2       Bylaws of ClimaChem, Inc.

     3.3       Certificate of Incorporation of APR Corporation

     3.4       Bylaws of APR Corporation

     3.5       Certificate of Incorporation of CHP Corporation

     3.6       Bylaws of CHP Corporation

     3.7       Articles of Incorporation of Climate Master, Inc.

     3.8       Bylaws of Climate Master, Inc.

     3.9       Certificate of Incorporation of Climate Mate Inc.

    3.10       Bylaws of Climate Mate Inc.

    3.11       Certificate of Incorporation of DSN Corporation

    3.12       Bylaws of DSN Corporation

    3.13       Certificate of Incorporation of El Dorado Chemical Company

    3.14       Bylaws of El Dorado Chemical Company

EXHIBIT NO.                                   DESCRIPTION
-----------                                   -----------

    3.15       Certificate of Incorporation of International Environmental
               Corporation

    3.16       Bylaws of International Environmental Corporation

    3.17       Certificate of Incorporation of KOAX Corp.

    3.18       Bylaws of KOAX Corp.

    3.19       Certificate of Incorporation of LSB Chemical Corp.

    3.20       Bylaws of LSB Chemical Corp.

    3.21       Certificate of Incorporation of Northwest Financial Corporation

    3.22       Bylaws of Northwest Financial Corporation

    3.23       Certificate of Incorporation of Slurry Explosive Corporation

    3.24       Bylaws of Slurry Explosive Corporation

    3.25       Certificate of Incorporation of The Environmental Group, Inc.

    3.26       Bylaws of The Environmental Group, Inc.

    3.27 Memorandum and Articles of Association of The Environmental Group International Ltd.

    3.28 Certificate of Incorporation and Memorandum and Articles of Association of T.E.S. Mining Services Pty. Ltd.

    3.29 Certificate of Incorporation and Constitution of Total Energy Systems (NZ) Ltd.

    3.30       Memorandum of Association of Total Energy Systems Limited

    3.31       Certificate of Incorporation of Universal Tech Corporation

    3.32       Bylaws of Universal Tech Corporation

    4.1 Indenture, dated as of November 26, 1997, by and among ClimaChem, Inc., the Subsidiary Guarantors and BankOne, N.A., as trustee, is incorporated by reference from Exhibit 4.1 to LSB Industries, Inc.'s Form 8-K, dated November 26, 1997.

    4.2 Registration Rights Agreement, dated as of November 26, 1997, by and among ClimaChem, Inc., the Guarantors, and the Initial Purchaser, is incorporated by reference from Exhibit 4.2 to LSB Industries, Inc.'s Form 8-K, dated November 26, 1997.

    4.3 Form of 10 3/4% Senior Notes due 2007 and 10 3/4% Series B Senior Notes due 2007 (included in Exhibit 4.1 as Exhibit A)

    5.1        Opinion of Conner & Winters, A Professional Corporation

    5.2        Opinion of Corrs Chambers & Westgarth

    5.3        Opinion of McLean & Kerr

    5.4        Opinion of Clyde & Co.

    8.1 Opinion of Conner & Winters with respect to certain tax matters (included in Exhibit 5.1)

    10.1 Promissory Note, dated November 26, 1997, executed by LSB Industries, Inc. in favor of ClimaChem, Inc.

EXHIBIT NO.                                   DESCRIPTION
-----------                                   -----------

    10.2 Amended and Restated Loan and Security Agreement, dated November 21, 1997, by and between BankAmerica Business Credit, Inc. and Climate Master, Inc., International Environmental Corporation, El Dorado Chemical Company, and Slurry Explosive Corporation.

    10.3 Continuing Guaranty, dated November 21, 1997, between ClimaChem, Inc. and BankAmerica Business Credit, Inc.

    10.4 Services Agreement, dated November 21, 1997, between LSB Industries, Inc. and ClimaChem, Inc.

    10.5 Management Agreement, dated November 21, 1997, between LSB Industries, Inc. and ClimaChem, Inc.

    10.6 Tax Sharing Agreement, dated November 21, 1997, between LSB Industries, Inc. and ClimaChem, Inc.

    10.7 Agreement for Purchase and Sale of Anhydrous Ammonia, dated as of January 1, 1997, between El Dorado Chemical Company and Farmland Industries, Inc. is incorporated by reference from Exhibit 10.10 to LSB Industries, Inc.'s Form 10-K for the fiscal year ended December 31, 1996.

    10.8 Lease Agreement, dated November 12, 1987, between Climate Master, Inc. and West Point Company and amendments thereto is incorporated by reference from Exhibits 10.32, 10.36, and 10.37 to LSB Industries, Inc.'s Form 10-K for the fiscal year ended December 31, 1988.

    10.9 Severance Agreement, dated January 17, 1989, between LSB Industries, Inc. and Jack E. Golsen, is incorporated by reference from Exhibit 10.48 to LSB Industries, Inc.'s Form 10-K for the fiscal year ended December 31, 1988. LSB Industries, Inc. also entered into identical agreements with Tony M. Shelby, David R. Goss, Barry H. Golsen, David M. Shear, and Jim D. Jones, and the Company will provide copies thereof to the Commission upon request.

   10.10 Employment Agreement and Amendment to Severance Agreement, dated January 12, 1989, between LSB Industries, Inc. and Jack E. Golsen, dated March 21, 1996, is incorporated by reference from
               Exhibit 10.15 to LSB Industries, Inc.'s Form 10-K for the fiscal year ended December 31, 1995.

   10.11 Processing Agreement, dated January 1, 1994, between Monsanto Company and El Dorado Chemical Company is incorporated by reference from Exhibit 10.22 to LSB Industries, Inc.'s Form 10-K for the fiscal year ended December 31, 1994.

   10.12 Loan and Security Agreement (DSN Plant), dated October 31, 1994, between DSN Corporation and The CIT Group/Equipment Financing, Inc. is incorporated by reference from Exhibit 10.1 to LSB Industries, Inc.'s Form 10-Q for the fiscal quarter ended September 30, 1994.

   10.13 First Amendment to Loan and Security Agreement (DSN Plant), dated June 1, 1995, between DSN Corporation and The CIT Group/Equipment Financing, Inc.

   10.14 Loan and Security Agreement (Mixed Acid Plant), dated April 5, 1995, between DSN Corporation and The CIT Group/Equipment Financing, Inc. is incorporated by reference from Exhibit 10.25 to LSB Industries, Inc.'s Form 10-K for the fiscal year ended December 31, 1994.

   10.15 First Amendment to Loan and Security Agreement (Mixed Acid Plant), dated November 20, 1995, between DSN Corporation and The CIT Group/Equipment Financing, Inc.

   10.16 Loan and Security Agreement (Rail Tank Cars), dated November 15, 1995, between DSN Corporation and The CIT Group/Equipment Financing, Inc.

EXHIBIT NO.                                   DESCRIPTION
-----------                                   -----------

   10.17 First Amendment to Loan and Security Agreement (Rail Tank Cars), dated November 15, 1995, between DSN Corporation and the CIT Group/Equipment Financing, Inc.

   10.18 Letter amendment, dated May 14, 1997, to Loan and Security Agreement between DSN Corporation and The CIT Group/Equipment Financing, Inc. is incorporated by reference from Exhibit 10.1 to LSB Industries, Inc.'s Form 10-Q for the fiscal quarter ended March 31, 1997.

   10.19 Amendment to Loan and Security Agreement, dated November 21, 1997, between DSN Corporation and The CIT Group/Equipment Financing, Inc.

   10.20 Guaranty Agreement, dated November 21, 1997, executed by ClimaChem, Inc. in favor of The CIT Group/Equipment Financing, Inc.

   10.21 Promissory Note, dated July 14, 1989, from Climate Master, Inc. to Oklahoma County Finance Authority

   10.22 Extension of Maturity on Promissory Note, dated February 7, 1997, relating to the Promissory Note, dated July 14, 1989, from Climate Master, Inc. to Oklahoma County Finance Authority

   10.23 Mortgage of Tenant's Interest in Lease, dated July 1, 1989, executed by Climate Master, Inc. in favor of the Oklahoma County Finance Authority

   10.24 Project Loan Agreement, dated July 1, 1989, between Climate Master, Inc., and the Oklahoma County Finance Authority

   10.25 Hire-Purchase Agreement, dated November 21, 1994, between Total Energy Systems Limited and Toyota Finance Australia Limited

   10.26 Lease Agreement, dated October 25, 1996, between Total Energy Systems Limited and Sanwa Australia Finance Limited. Total Energy Systems Limited has entered into a second Lease Agreement which is substantially identical, copies of which will be provided to the Commission upon request.

   10.27 Master Lease Agreement, dated October 10, 1995, between Total Energy Systems (NZ) Limited and GE Capital (NZ) Limited

   10.28 Master Lease Agreement, dated December 15, 1994, between Total Energy Systems Limited and KE Financial Corporation Limited

   10.29 Land Lease, dated March 1, 1995, between DSN Corporation and Koch Sulphur Products Company

   10.30 Promissory Note, dated June 2, 1997, executed by International Environmental Corporation in favor of ORIX Credit Alliance, Inc.

   10.31 Security Agreement-Mortgage on Goods and Chattels dated April 18, 1997, executed by International Environmental Corporation in favor of ORIX Credit Alliance, Inc.

   10.32 Lease Agreement, dated March 7, 1988, between Northwest Financial Corporation and International Environmental Corporation

   10.33 First Amendment, dated August 17, 1995, to Lease Agreement dated March 7, 1988, between Prime Financial Corporation and International Environmental Corporation

   10.34 Assignment, dated August 17, 1995, between Northwest Financial Corporation and Prime Financial Corporation

EXHIBIT NO.                                   DESCRIPTION
-----------                                   -----------

   10.35 Loan and Security Agreement, dated March 14, 1995, between International Environmental Corporation and MetLife Capital Corporation

   10.36 Lease Agreement, dated April 3, 1996, between Amplicon Financial and International Environmental Corporation

   10.37 Equipment Purchase and Security Agreement, dated February 1, 1994, between U. S. Amada Ltd. and Climate Master, Inc. Climate Master has entered into three other Equipment Purchase and Security Agreements which are substantially identical in all material respects except the principal amount is $380,000, $88,000, and $330,000, respectively. Copies of each of the foregoing will be provided to the Commission upon request.

   10.38 Facility Letter, dated December 19, 1996, between Bank of New Zealand, Australia, and Total Energy Systems Limited

   10.39 Variation Letter, dated April 11, 1997, between Bank of New Zealand, Australia, and Total Energy Systems Limited

   10.40 Extension Letter, dated October 24, 1997, between Bank of New Zealand, Australia, and Total Energy Systems Limited

   10.41 Debenture Charge, dated March 7, 1995, between Total Energy Systems Limited and Bank of New Zealand. T.E.S. Mining Services Pty. Ltd. and Total Energy Systems (NZ) Limited are each parties to substantially identical Debentures, copies of which will be provided to the Commission upon request.

   10.42 Master Commercial Hire and Purchase Agreement (New South Wales), dated November 14, 1994, between G.E. Capital Australia Limited and Total Energy Systems Limited

   10.43 Master Commercial Hire Purchase Agreement (Western Australia), dated November 14, 1994, between G.E. Capital Australia Limited and Total Energy Systems Limited

   10.44 Master Commercial Hire Purchase Agreement (Queensland), dated November 14, 1994, between G.E. Capital Australia Limited and Total Energy Systems Limited

   10.45 Anhydrous Ammonia Sales Agreement, dated May 28, 1997, to be effective January 1, 1997, between Koch Nitrogen Company and El Dorado Chemical Company is incorporated by reference from Exhibit
               10.1 to the Quarterly Report on Form 10-Q of LSB Industries, Inc., the parent of the Company, as filed on August 19, 1997. CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AS IT IS THE SUBJECT OF COMMISSION ORDER CF #5551, DATED SEPTEMBER 25, 1997, GRANTING A REQUEST FOR CONFIDENTIAL TREATMENT UNDER THE FREEDOM OF INFORMATION ACT AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

   10.46 Baytown Nitric Acid Project and Supply Agreement dated June 27, 1997, by and among El Dorado Nitrogen Company, El Dorado Chemical Company and Bayer Corporation is incorporated by reference from
               Exhibit 10.2 to the Quarterly Report on Form 10-Q of LSB Industries, Inc., the parent of the Company, as filed on August 19, 1997. CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AS IT IS THE SUBJECT OF COMMISSION ORDER CF #5551, DATED SEPTEMBER 25, 1997, GRANTING A REQUEST FOR CONFIDENTIAL TREATMENT UNDER THE FREEDOM OF INFORMATION ACT AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT NO.                                   DESCRIPTION
-----------                                   -----------

   10.47 Services Agreement, dated June 27, 1997, between Bayer Corporation and El Dorado Nitrogen Company is incorporated by reference from Exhibit 10.3 to the Quarterly Report on Form 10-Q of LSB Industries, Inc., the parent of the Company, as filed on August 19, 1997. CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AS IT IS THE SUBJECT OF COMMISSION ORDER CF #5551, DATED SEPTEMBER 25, 1997, GRANTING A REQUEST FOR CONFIDENTIAL TREATMENT UNDER THE FREEDOM OF INFORMATION ACT AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

   10.48 Ground Lease dated June 27, 1997, between Bayer Corporation and El Dorado Nitrogen Company is incorporated by reference from
               Exhibit 10.4 to the Quarterly Report on Form 10-Q of LSB Industries, Inc., the parent of the Company, as filed on August 19, 1997.

   10.49 Participation Agreement, dated as of June 27, 1997, among El Dorado Nitrogen Company, Boatmen's Trust Company of Texas as Owner Trustee, Security Pacific Leasing Corporation, as Owner Participant and a Construction Lender, Wilmington Trust Company, Bayerische Landesbank, New York Branch, as a Construction Lender and the Note Purchaser, and Bank of America National Trust and Savings Association, as Construction Loan Agent is incorporated by reference from Exhibit 10.5 to the Quarterly Report on Form 10-Q of LSB Industries, Inc., the parent of the Company, as filed on August 19, 1997. CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AS IT IS THE SUBJECT OF COMMISSION ORDER CF #5551, DATED SEPTEMBER 25, 1997, GRANTING A REQUEST FOR CONFIDENTIAL TREATMENT UNDER THE FREEDOM OF INFORMATION ACT AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

   10.50 Lease Agreement, dated as of June 27, 1997, between Boatmen's Trust Company of Texas as Owner Trustee and El Dorado Nitrogen Company is incorporated by reference from Exhibit 10.6 to the Quarterly Report on Form 10-Q of LSB Industries, Inc., the parent of the Company, as filed on August 19, 1997.

   10.51 Security Agreement and Collateral Assignment of Construction Documents, dated as of June 27, 1997, made by El Dorado Nitrogen Company is incorporated by reference from Exhibit 10.7 to the Quarterly Report on Form 10-Q of LSB Industries, Inc., the parent of the Company, as filed on August 19, 1997.

   10.52 Security Agreement and Collateral Assignment of Facility Documents, dated as of June 27, 1997, made by El Dorado Nitrogen Company and consented to by Bayer Corporation is incorporated by reference from Exhibit 10.8 to the Quarterly Report on Form 10-Q of LSB Industries, Inc., the parent of the Company, as filed on August 19, 1997.

   10.53 Union Contracts, dated August 5, 1995, by and between EDC and the Oil, Chemical and Atomic Workers, the International Association of Machinists and Aerospace Workers, and the United Steel Workers of America, dated November 1, 1995, is incorporated by reference from Exhibit 10.7 to LSB Industries, Inc.'s Form 10-K for the fiscal year ended December 31, 1995.

    12.1       Ratio of Earnings to Fixed Charges

    21.1       Subsidiaries of ClimaChem, Inc.

    23.1       Consent of Ernst & Young LLP

    23.2 Consent of Conner & Winters, A Professional Corporation (included in Exhibit 5.1)

    23.3       Consent of Corrs Chambers & Westgarth (included in Exhibit 5.2)

EXHIBIT NO.                                   DESCRIPTION
-----------                                   -----------

    23.4       Consent of McLean & Kerr (included in Exhibit 5.3)

    23.5       Consent of Clyde & Co. (included in Exhibit 5.4)

    24.1 Powers of Attorney (included in signature pages to the Registration Statement)

    25.1       Statement of Eligibility of Trustee on Form T-1

    27.1       Financial Data Schedule

    99.1       Form of Letter of Transmittal

    99.2       Form of Notice of Guaranteed Delivery

    99.3       Form of Tender Instruction

    99.4 Exchange Agent Agreement, dated February ___, 1998, between Bank One, NA, as Exchange Agent, and each of the Registrants

     (b)  Financial Statement Schedule

          Report of Independent Auditors
          Schedule II - Valuation of Qualifying Allowances

     The Company has omitted all other schedules because the conditions requiring their filing do not exist or because the required information appears in the Company's Consolidated Financial Statements, including the notes thereto.

                                 UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business date of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                        REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
ClimaChem, Inc.

     We have audited the consolidated balance sheets of ClimaChem, Inc. as of December 31, 1995 and 1996, and the related consolidated statements of operations and retained earnings and cash flows for each of the three years in the period ended December 31, 1996, and have issued our report thereon dated November 21, 1997, except as it relates to paragraphs (A) and (C) of Note 6, as to which the date is November 26, 1997 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in
Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                           /s/ Ernst & Young LLP

Oklahoma City, Oklahoma
November 21, 1997

                                ClimaChem, Inc.

                Schedule II - Valuation and Qualifying Accounts

                 Years ended December 31, 1996, 1995 and 1994

                            (Dollars in Thousands)



                                                      Additions     Deductions
                                                     -----------   ------------
                                         Balance at   Charged to    Write-offs/    Balance
                                         Beginning     Costs and       Costs       at End
Description                               of Year      Expenses      Incurred      of Year
----------------------------------------------------------------------------------------------
Allowance for doubtful accounts (1):
  1996                                  $1,424       $  280        $    408        $1,296
                                        ==========   ==========    ============    ===========

  1995                                  $1,433       $  756        $    765        $1,424
                                        ==========   ==========    ============    ===========

  1994                                  $1,200       $  971        $    738        $1,433
                                        ==========   ==========    ============    ===========



Other assets (1):

  1996                                  $  500       $1,015        $      -        $1,515
                                        ==========   ==========    ============    ===========

  1995                                  $  500  $         -        $      -        $  500
                                        ==========   ==========    ============    ===========

  1994                                  $  500  $         -        $      -        $  500
                                        ==========   ==========    ============    ===========


(1) Deducted in the balance sheet from the related assets to which the reserve applies.

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused the Registration Statement on Form S-4 to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on January 22, 1998.

                                          ClimaChem, Inc.

                                          By: /s/ Jack E. Golsen

                                             -----------------------------
                                             Jack E. Golsen, President
                                             and Chief Executive Officer

                               POWER OF ATTORNEY
                               -----------------

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack E. Golsen and Tony M. Shelby, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dated indicated:

       Signature              Capacity                                Dates
       ---------              --------                                -----
    /s/ Jack E. Golsen        President, Chief Executive Officer,     January 22, 1998
    --------------------
    Jack E. Golsen            Chairman of the Board and Director
                              (Principal Executive Officer)

    /s/ Barry H. Golsen       Vice President, Vice Chairman           January 22, 1998
    --------------------
    Barry H. Golsen           of the Board and Director

    /s/ Tony M. Shelby        Vice President and Chief Financial      January 22, 1998
    ---------------------
    Tony M. Shelby            Officer and Director
                              (Principal Financial Officer)

     /s/ David R. Goss        Vice President and Director             January 22, 1998
     --------------------
     David R. Goss

     /s/ Jim D. Jones         Vice President and Treasurer            January 22, 1998
     --------------------
     Jim D. Jones             (Principal Accounting Officer)

     /s/ Raymond B. Ackerman  Director                                January 22, 1998
     -----------------------
     Raymond B. Ackerman

     /s/ Robert C. Brown      Director                                January 22, 1998
     --------------------
     Robert C. Brown

     /s/ Bernard G. Ille      Director                                January 22, 1998
     --------------------
     Bernard G. Ille

     /s/ Horace G. Rhodes     Director                                January 22, 1998
     --------------------
     Horace G. Rhodes

     /s/ Jerome D. Shaffer    Director                                January 22, 1998
     --------------------
     Jerome D. Shaffer

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused the Registration Statement on Form S-4 to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on January 22, 1998.

                                        APR Corporation

                                        By: /s/ Jack E. Golsen
                                           -------------------------------
                                           Jack E. Golsen, Chairman of the Board

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack E. Golsen and Tony M. Shelby, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dated indicated:

       Signature              Capacity                      Dates
       ---------              --------                      -----

     /s/ Jack E. Golsen       Chairman of the Board         January 22, 1998
     --------------------
     Jack E. Golsen           and Director

     /s/ Barry H. Golsen      President; Director           January 22, 1998
     --------------------
     Barry H. Golsen          (Principal Executive Officer)

     /s/ David R. Goss        Vice President, Treasurer     January 22, 1998
     --------------------
     David R. Goss            Secretary and Director
                              (Principal Accounting Officer)

     /s/ Tony M. Shelby       Vice President                January 22, 1998
     --------------------
     Tony M. Shelby           (Principal Financial Officer)

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused the Registration Statement on Form S-4 to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on January 22, 1998.

                                   CHP Corporation

                                   By: /s/ Jack E. Golsen
                                      -------------------------------------
                                      Jack E. Golsen, Chairman of the Board

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack E. Golsen and Tony M. Shelby, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dated indicated:

       Signature              Capacity                           Dates
       ---------              --------                           -----
     /s/ Jack E. Golsen       Chairman of the Board              January 22, 1998
     --------------------
     Jack E. Golsen           and Director

     /s/ Barry H. Golsen      President and Director             January 22, 1998
     --------------------
     Barry H. Golsen          (Principal Executive Officer)

     /s/ David R. Goss        Vice President, Secretary          January 22, 1998
     --------------------
     David R. Goss            and Director

     /s/ Tony M. Shelby       Vice President                     January 22, 1998
     --------------------
     Tony M. Shelby           (Principal Financial/Accounting Officer)

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused the Registration Statement on Form S-4 to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on January 22, 1998.

                                        Climate Master, Inc.
                                        By: /s/ Jack E. Golsen
                                           -----------------------------
                                           Jack E. Golsen,
                                           Chairman of the Board

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack E. Golsen and Tony M. Shelby, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dated indicated:

       Signature              Capacity                                Dates
       ---------              --------                                -----
     /s/ Jack E. Golsen       Chairman of the Board                   January 22, 1998
     --------------------
     Jack E. Golsen           and Director

     /s/ Steven J. Golsen     Chief Executive Officer, Co-Chairman    January 22, 1998
     ---------------------
     Steven J. Golsen         of the Board and Director
                              (Principal Executive Officer)

     /s/ Barry H. Golsen      Executive Vice President and            January 22, 1998
     --------------------
     Barry H. Golsen          Director

     /s/ David R. Goss        Vice President, Secretary and           January 22, 1998
     --------------------
     David R. Goss            Director

     /s/ Tony M. Shelby       Vice President and Treasurer            January 22, 1998
     --------------------
     Tony M. Shelby           (Principal Financial/Accounting Officer)

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused the Registration Statement on Form S-4 to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on January 22, 1998.

                                   Climate Mate Inc.


                                   By: /s/ David R. Goss
                                      -------------------------------
                                      David R. Goss, President

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack E. Golsen and Tony M. Shelby, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dated indicated:

       Signature              Capacity                                Dates
       ---------              --------                                -----
     /s/ David R. Goss        President, Treasurer and Director       January 22, 1998
     --------------------
     David R. Goss            (Principal Executive/Financial/
                              Accounting  Officer)

     /s/ Arlene Wolfe         Director                                January 22, 1998
     --------------------
     Arlene Wolfe

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused the Registration Statement on Form S-4 to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on January 22, 1998.

                                   DSN Corporation
                                   By: /s/ Jack E. Golsen
                                      -------------------------------
                                      Jack E. Golsen, President

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack E. Golsen and Tony M. Shelby, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dated indicated:

       Signature              Capacity                                Dates
       ---------              --------                                -----
     /s/ Jack E. Golsen       President, Chairman of the Board        January 22, 1998
     --------------------
     Jack E. Golsen           and Director
                              (Principal Executive Officer)

     /s/ Barry H. Golsen      Vice President and Director             January 22, 1998
     --------------------
     Barry H. Golsen

     /s/ Tony M. Shelby       Vice President, Treasurer and           January 22, 1998
     --------------------
     Tony M. Shelby           Director (Principal Financial/
                              Accounting Officer)

     /s/ David R. Goss        Vice President, Secretary and           January 22, 1998
     --------------------
     David R. Goss            Director

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused the Registration Statement on Form S-4 to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on January 22, 1998.

                                   El Dorado Chemical Company
                                   By: /s/ Jack E. Golsen
                                      -------------------------------
                                      Jack E. Golsen, Chairman of the Board

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack E. Golsen and Tony M. Shelby, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dated indicated:

       Signature              Capacity                           Dates
       ---------              --------                           -----
     /s/ Jack E. Golsen       Chairman of the Board              January 22, 1998
     --------------------
     Jack E. Golsen           and Director

     /s/ James L. Wewers      President, Treasurer and Director  January 22, 1998
     --------------------
     James L. Wewers          (Principal Executive/Financial/
                              Accounting Officer)

     /s/ Phil Gough           Senior Vice President and Director January 22, 1998
     --------------------
     Phil Gough

     /s/ Dick Milliken        Senior Vice President and Director January 22, 1998
     --------------------
     Dick Milliken

     /s/ Paul Rydlund         Senior Vice President and Director January 22, 1998
     --------------------
     Paul Rydlund

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused the Registration Statement on Form S-4 to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on January 22, 1998.

                                   The Environmental Group, Inc.
                                   By: /s/ Jack E. Golsen
                                      -------------------------------------
                                      Jack E. Golsen, Chairman of the Board

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack E. Golsen and Tony M. Shelby, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dated indicated:

       Signature              Capacity                                Dates
       ---------              --------                                -----
     /s/ Jack E. Golsen       Chairman of the Board and Director      January 22, 1998
     --------------------
     Jack E. Golsen

     /s/ Barry H. Golsen      President and Director                  January 22, 1998
     --------------------
     Barry H. Golsen          (Principal Executive Officer)

     /s/ Steven J. Golsen     Executive Vice President                January 22, 1998
     --------------------
     Steven J. Golsen         and Director

     /s/ David R. Goss        Secretary, Treasurer and                January 22, 1998
     --------------------
     David R. Goss            Director (Principal Financial Officer)

     /s/ Jerry Snellen        Controller                              January 22, 1998
     --------------------
     Jerry Snellen            (Principal Accounting Officer)

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused the Registration Statement on Form S-4 to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on January 22, 1998.

                                   The Environmental Group
                                   International Limited

                                   By: /s/ Barry H. Golsen
                                      -------------------------------
                                      Barry H. Golsen, Director

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack E. Golsen and Tony M. Shelby, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dated indicated:

       Signature              Capacity                                     Dates
       ---------              --------                                     -----
     /s/ Barry H. Golsen      Director                                     January 22, 1998
     --------------------
     Barry H. Golsen          (Principal Executive Officer)

     /s/ Cathy Horton         Assistant Secretary and Director             January 22, 1998
     --------------------
     Cathy Horton

     /s/ David R. Goss        Director                                     January 22, 1998
     --------------------
     David R. Goss            (Principal Financial/Accounting Officer)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused the Registration Statement on Form S-4 to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on January 22, 1998.

                                 International Environmental Corporation

                                 By: /s/ Jack E. Golsen
                                     ------------------------------
                                     Jack E. Golsen,
                                     Chairman of the Board

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack E. Golsen and Tony M. Shelby, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dated indicated:

       Signature                  Capacity                                 Dates
       ---------                  --------                                 -----
     /s/ Jack E. Golsen      Chairman of the Board                     January 22, 1998
     ----------------------
     Jack E. Golsen          and Director

     /s/ Barry H. Golsen     Chief Executive Officer,                  January 22, 1998
     ----------------------
     Barry H. Golsen         Co-Chairman of the Board
                             and Director
                             (Principal Executive Officer)

     /s/ David R. Goss       Vice President, Secretary,                January 22, 1998
     ----------------------
     David R. Goss           Treasurer and Director

     /s/ Tony M. Shelby      Vice President                            January 22, 1998
     ----------------------
     Tony M. Shelby          (Principal Financial/Accounting Officer)

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused the Registration Statement on Form S-4 to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on January 22, 1998.

                                      Koax Corp.

                                      By: /s/ Jack E. Golsen
                                          -------------------------------------
                                          Jack E. Golsen, Chairman of the Board

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack E. Golsen and Tony M. Shelby, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dated indicated:

       Signature                  Capacity                                    Dates
       ---------                  --------                                    -----
     /s/ Jack E. Golsen        Chairman of the Board                      January 22, 1998
     ----------------------
     Jack E. Golsen            and Director

     /s/ Barry H. Golsen       President and Director                     January 22, 1998
     ----------------------
     Barry H. Golsen           (Principal Executive Officer)

     /s/ David R. Goss         Vice President and Director                January 22, 1998
     ----------------------
     David R. Goss

     /s/ Tony M. Shelby        Vice President                             January 22, 1998
     ----------------------
     Tony M. Shelby            (Principal Financial/Accounting Officer)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused the Registration Statement on Form S-4 to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on January 22, 1998.

                                        LSB Chemical Corp.
                                        By: /s/ Jack E. Golsen
                                            --------------------------
                                            Jack E. Golsen,
                                            Chief Executive Officer

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack E. Golsen and Tony M. Shelby, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dated indicated:

       Signature                 Capacity                           Dates
       ---------                 --------                           -----
     /s/ Jack E. Golsen    Chief Executive Officer, Chairman    January 22, 1998
     ---------------------
     Jack E. Golsen        of the Board and Director
                           (Principal Executive Officer)

     /s/ James L. Wewers   President and Director               January 22, 1998
     ---------------------
     James L. Wewers

     /s/  Barry H. Golsen  Vice President and Director          January 22, 1998
     ---------------------
     Barry H. Golsen

     /s/ Tony M. Shelby    Vice President, Secretary and        January 22, 1998
     ---------------------
     Tony M. Shelby        Director (Principal Financial/
                           Accounting Officer)

     /s/ David R. Goss     Vice President, Treasurer            January 22, 1998
     ---------------------
     David R. Goss         and Director

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused the Registration Statement on Form S-4 to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on January 22, 1998.

                                   Northwest Financial Corporation

                                   By:  /s/ Jack E. Golsen
                                        --------------------------
                                        Jack E. Golsen, President and
                                        Chief Executive Officer

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack E. Golsen and Tony M. Shelby, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dated indicated:

       Signature                     Capacity                                Dates
       ---------                     --------                                -----
     /s/ Jack E. Golsen       President, Chief Executive Officer,        January 22, 1998
     --------------------
     Jack E. Golsen           Chairman of the Board and Director
                              (Principal Executive Officer)

     /s/ Tony M. Shelby       Vice President, Treasurer,                 January 22, 1998
     --------------------
     Tony M. Shelby           Secretary and Director
                              (Principal Financial/Accounting Officer)

     /s/ Barry H. Golsen      Vice President and Director                January 22, 1998
     --------------------
     Barry H. Golsen

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused the Registration Statement on Form S-4 to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on January 22, 1998.

                                     Slurry Explosive Corporation

                                     By: /s/ Jack E. Golsen
                                         ------------------------
                                         Jack E. Golsen, Chief Executive
                                         Officer and Chairman of the Board

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack E. Golsen and Tony M. Shelby, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dated indicated:

       Signature              Capacity                            Dates
       ---------              --------                            -----

     /s/ Jack E. Golsen   Chief Executive Officer, Chairman    January 22, 1998
     -------------------
     Jack E. Golsen       of the Board and Director
                          (Principal Executive Officer)

     /s/ William Manion   President and Director               January 22, 1998
     -------------------
     William Manion

     /s/ James L. Wewers  Vice President and Director          January 22, 1998
     --------------------
     James L. Wewers

     /s/ Paul Keeling     Vice President, Treasurer,           January 22, 1998
     --------------------
     Paul Keeling         Secretary and Director
                          (Principal Accounting Officer)

     /s/ Tony M. Shelby   Vice President and Director          January 22, 1998
     --------------------
     Tony M. Shelby       (Principal Financial Officer)

     /s/ David R. Goss    Vice President and Director          January 22, 1998
     --------------------
     David R. Goss

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused the Registration Statement on Form S-4 to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on January 22, 1998.

                                      T.E.S. Mining Services Pty. Ltd.


                                      By: /s/ James L. Wewers
                                          ---------------------------
                                          James L. Wewers, Director

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack E. Golsen and Tony M. Shelby, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dated indicated:

       Signature                    Capacity                                Dates
       ---------                    --------                                -----
     /s/ James L. Wewers       Director                                  January 22, 1998
     ----------------------
     James L. Wewers           (Principal Executive Officer)

     /s/ Kevin J. Harman       Director                                  January 22, 1998
     ----------------------
     Kevin J. Harman           (Principal Financial/Accounting Officer)

     /s/ Paul Rydlund          Director                                  January 22, 1998
     ----------------------
     Paul Rydlund

     /s/ William R. Manion     Director                                  January 22, 1998]
     ----------------------
     William R. Manion

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused the Registration Statement on Form S-4 to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on January 22, 1998.

                                      Total Energy Systems Limited

                                      By: /s/ James L. Wewers
                                          -------------------------
                                          James L. Wewers,
                                          Chairman of the Board

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack E. Golsen and Tony M. Shelby, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dated indicated:

       Signature               Capacity                                    Dates
       ---------               --------                                    -----
     /s/ James L. Wewers    Vice President and                        January 22, 1998
     --------------------
     James L. Wewers        Chairman of the Board
                            (Principal Executive Officer)

     /s/ Kevin Harman       Managing Director                         January 22, 1998
     --------------------
     Kevin Harman           (Principal Financial/Accounting Officer)

     /s/ Paul Rydlund       Director                                  January 22, 1998
     --------------------
     Paul Rydlund

     /s/ William Manion     Director                                  January 22, 1998
     --------------------
     William Manion

     /s/ Peter Geroff       Director                                  January 22, 1998
     --------------------
     Peter Geroff

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused the Registration Statement on Form S-4 to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on January 22, 1998.

                                    Total Energy Systems (NZ) Limited

                                    By: James L. Wewers
                                        ----------------------------
                                        James L. Wewers, Director

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack E. Golsen and Tony M. Shelby, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dated indicated:

       Signature             Capacity                                        Dates
       ---------             --------                                        -----
     /s/ James L. Wewers     Director                                  January 22, 1998
     ----------------------
     James L. Wewers         (Principal Executive Officer)

     /s/ Kevin Harman        Director                                  January 22, 1998
     ----------------------
     Kevin Harman            (Principal Financial/Accounting Officer)

     /s/ Paul Rydlund        Director                                  January 22, 1998
     ----------------------
     Paul Rydlund

     /s/ William R. Manion   Director                                  January 22, 1998
     ----------------------
     William R. Manion

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused the Registration Statement on Form S-4 to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on January 22, 1998.

                                      Universal Tech Corporation


                                      By: /s/ Jack E. Golsen
                                          --------------------------
                                          Jack E. Golsen, Chairman of the Board

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack E. Golsen and Tony M. Shelby, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dated indicated:

       Signature               Capacity                               Dates
       ---------               --------                               -----
     /s/ Jack E. Golsen      Chairman of the Board             January 22, 1998
     ---------------------
     Jack E. Golsen          and Director

     /s/ Oldrich Machacek    President and Director            January 22, 1998
     ---------------------
     Oldrich Machacek        (Principal Executive Officer)

     /s/ James L. Wewers     Vice President and Director       January 22, 1998
     ---------------------
     James L. Wewers

     /s/ Tony M. Shelby      Vice President, Treasurer,                 January 22, 1998
     ----------------------
     Tony M. Shelby          Secretary and Director
                             (Principal Financial/Accounting Officer)

     /s/ David M. Shear      Assistant Secretary and Director           January 22, 1998
     ----------------------
     David M. Shear

                                EXHIBIT INDEX
                                -------------

EXHIBIT NO.                                   DESCRIPTION                                      PAGE NO.
-----------                                   -----------                                      --------
     1.        Purchase Agreement, dated November 26, 1992, between ClimaChem,
               Inc. and certain subsidiaries of ClimaChem, and Wasserstein
               Perella Securities, Inc.

     3.1       Certificate of Incorporation of ClimaChem, Inc.

     3.2       Bylaws of ClimaChem, Inc.

     3.3       Certificate of Incorporation of APR Corporation

     3.4       Bylaws of APR Corporation

     3.5       Certificate of Incorporation of CHP Corporation

     3.6       Bylaws of CHP Corporation

     3.7       Articles of Incorporation of Climate Master, Inc.

     3.8       Bylaws of Climate Master, Inc.

     3.9       Certificate of Incorporation of Climate Mate Inc.

    3.10       Bylaws of Climate Mate Inc.

    3.11       Certificate of Incorporation of DSN Corporation

    3.12       Bylaws of DSN Corporation

    3.13       Certificate of Incorporation of El Dorado Chemical Company

    3.14       Bylaws of El Dorado Chemical Company

    3.15       Certificate of Incorporation of International Environmental
               Corporation

    3.16       Bylaws of International Environmental Corporation

    3.17       Certificate of Incorporation of KOAX Corp.

    3.18       Bylaws of KOAX Corp.

    3.19       Certificate of Incorporation of LSB Chemical Corp.

    3.20       Bylaws of LSB Chemical Corp.

    3.21       Certificate of Incorporation of Northwest Financial Corporation

    3.22       Bylaws of Northwest Financial Corporation

    3.23       Certificate of Incorporation of Slurry Explosive Corporation

    3.24       Bylaws of Slurry Explosive Corporation

    3.25       Certificate of Incorporation of The Environmental Group, Inc.

    3.26       Bylaws of The Environmental Group, Inc.

EXHIBIT NO.                                   DESCRIPTION                                      PAGE NO.
-----------                                   -----------                                      --------
    3.27       Memorandum and Articles of Association of The Environmental Group
               International Ltd.

    3.28       Certificate of Incorporation and Memorandum and Articles of
               Association of T.E.S. Mining Services Pty. Ltd.

    3.29       Certificate of Incorporation and Constitution of Total Energy
               Systems (NZ) Ltd.

    3.30       Memorandum of Association of Total Energy Systems Limited

    3.31       Certificate of Incorporation of Universal Tech Corporation

    3.32       Bylaws of Universal Tech Corporation

    4.1 Indenture, dated as of November 26, 1997, by and among ClimaChem, Inc., the Subsidiary Guarantors and BankOne, N.A., as trustee, is incorporated by reference from Exhibit 4.1 to LSB Industries, Inc.'s Form 8-K, dated November 26, 1997.

    4.2 Registration Rights Agreement, dated as of November 26, 1997, by and among ClimaChem, Inc., the Guarantors, and the Initial
               Purchaser, is incorporated by reference from Exhibit 4.2 to LSB
               Industries, Inc.'s Form 8-K, dated November 26, 1997.

    4.3        Form of 10 3/4% Senior Notes due 2007 and 10 3/4% Series B Senior
               Notes due 2007 (included in Exhibit 4.1 as Exhibit A)

    5.1        Opinion of Conner & Winters, A Professional Corporation

    5.2        Opinion of Corrs Chambers & Westgarth

    5.3        Opinion of McLean & Kerr

    5.4        Opinion of Clyde & Co.

    8.1        Opinion of Conner & Winters with respect to certain tax matters
               (included in Exhibit 5.1)

    10.1       Promissory Note, dated November 26, 1997, executed by LSB
               Industries, Inc. in favor of ClimaChem, Inc.

    10.2       Amended and Restated Loan and Security Agreement, dated November
               21, 1997, by and between BankAmerica Business Credit, Inc. and
               Climate Master, Inc., International Environmental Corporation, El
               Dorado Chemical Company, and Slurry Explosive Corporation.

    10.3       Continuing Guaranty, dated November 21, 1997, between ClimaChem,
               Inc. and BankAmerica Business Credit, Inc.

    10.4       Services Agreement, dated November 21, 1997, between LSB
               Industries, Inc. and ClimaChem, Inc.

    10.5       Management Agreement, dated November 21, 1997, between LSB
               Industries, Inc. and ClimaChem, Inc.

EXHIBIT NO.                                   DESCRIPTION                                 PAGE NO.
-----------                                   -----------                                 --------
    10.6       Tax Sharing Agreement, dated November 21, 1997, between LSB
               Industries, Inc. and ClimaChem, Inc.

    10.7 Agreement for Purchase and Sale of Anhydrous Ammonia, dated as of January 1, 1997, between El Dorado Chemical Company and Farmland
               Industries, Inc. is incorporated by reference from Exhibit 10.10 to LSB Industries, Inc.'s Form 10-K for the fiscal year ended
               December 31, 1996.

    10.8       Lease Agreement, dated November 12, 1987, between Climate Master,
               Inc. and West Point Company and amendments thereto is incorporated by reference from Exhibits 10.32, 10.36, and 10.37 to LSB Industries, Inc.'s Form 10-K for the fiscal year ended
               December 31, 1988.

    10.9       Severance Agreement, dated January 17, 1989, between LSB
               Industries, Inc. and Jack E. Golsen, is incorporated by reference from Exhibit 10.48 to LSB Industries, Inc.'s Form 10-K for the fiscal year ended December 31, 1988. LSB Industries, Inc. also entered into identical agreements with Tony M. Shelby, David R.
               Goss, Barry H. Golsen, David M. Shear, and Jim D. Jones, and the
               Company will provide copies thereof to the Commission upon request.

   10.10       Employment Agreement and Amendment to Severance Agreement, dated
               January 12, 1989, between LSB Industries, Inc. and Jack E.
               Golsen, dated March 21, 1996, is incorporated by reference from
               Exhibit 10.15 to LSB Industries, Inc.'s Form 10-K for the fiscal year ended December 31, 1995.

   10.11       Processing Agreement, dated January 1, 1994, between Monsanto
               Company and El Dorado Chemical Company is incorporated by reference from Exhibit 10.22 to LSB Industries, Inc.'s Form 10-K for the fiscal year ended December 31, 1994.

   10.12 Loan and Security Agreement (DSN Plant), dated October 31, 1994, between DSN Corporation and The CIT Group/Equipment Financing,
               Inc. is incorporated by reference from Exhibit 10.1 to LSB
               Industries, Inc.'s Form 10-Q for the fiscal quarter ended
               September 30, 1994.

   10.13       First Amendment to Loan and Security Agreement (DSN Plant), dated
               June 1, 1995, between DSN Corporation and The CIT Group/Equipment
               Financing, Inc.

   10.14       Loan and Security Agreement (Mixed Acid Plant), dated April 5,
               1995, between DSN Corporation and The CIT Group/Equipment
               Financing, Inc. is incorporated by reference from Exhibit 10.25 to LSB Industries, Inc.'s Form 10-K for the fiscal year ended
               December 31, 1994.

   10.15       First Amendment to Loan and Security Agreement (Mixed Acid
               Plant), dated November 20, 1995, between DSN Corporation and The
               CIT Group/Equipment Financing, Inc.

   10.16       Loan and Security Agreement (Rail Tank Cars), dated November 15,
               1995, between DSN Corporation and The CIT Group/Equipment
               Financing, Inc.

EXHIBIT NO.                                   DESCRIPTION                                      PAGE NO.
-----------                                   -----------                                      --------
   10.17       First Amendment to Loan and Security Agreement (Rail Tank Cars),
               dated November 15, 1995, between DSN Corporation and the CIT
               Group/Equipment Financing, Inc.

   10.18       Letter amendment, dated May 14, 1997, to Loan and Security
               Agreement between DSN Corporation and The CIT Group/Equipment
               Financing, Inc. is incorporated by reference from Exhibit 10.1 to LSB Industries, Inc.'s Form 10-Q for the fiscal quarter ended
               March 31, 1997.

   10.19       Amendment to Loan and Security Agreement, dated November 21,
               1997, between DSN Corporation and The CIT Group/Equipment
               Financing, Inc.

   10.20       Guaranty Agreement, dated November 21, 1997, executed by
               ClimaChem, Inc. in favor of The CIT Group/Equipment Financing,
               Inc.

   10.21       Promissory Note, dated July 14, 1989, from Climate Master, Inc.
               to Oklahoma County Finance Authority

   10.22 Extension of Maturity on Promissory Note, dated February 7, 1997, relating to the Promissory Note, dated July 14, 1989, from Climate Master, Inc. to Oklahoma County Finance Authority

   10.23 Mortgage of Tenant's Interest in Lease, dated July 1, 1989, executed by Climate Master, Inc. in favor of the Oklahoma County
               Finance Authority

   10.24       Project Loan Agreement, dated July 1, 1989, between Climate
               Master, Inc., and the Oklahoma County Finance Authority

   10.25       Hire-Purchase Agreement, dated November 21, 1994, between Total
               Energy Systems Limited and Toyota Finance Australia Limited

   10.26       Lease Agreement, dated October 25, 1996, between Total Energy
               Systems Limited and Sanwa Australia Finance Limited. Total Energy
               Systems Limited has entered into a second Lease Agreement which is substantially identical, copies of which will be provided to the Commission upon request.

   10.27       Master Lease Agreement, dated October 10, 1995, between Total
               Energy Systems (NZ) Limited and GE Capital (NZ) Limited

   10.28       Master Lease Agreement, dated December 15, 1994, between Total
               Energy Systems Limited and KE Financial Corporation Limited

   10.29       Land Lease, dated March 1, 1995, between DSN Corporation and Koch
               Sulphur Products Company

   10.30       Promissory Note, dated June 2, 1997, executed by International
               Environmental Corporation in favor of ORIX Credit Alliance, Inc.

   10.31       Security Agreement-Mortgage on Goods and Chattels dated April 18,
               1997, executed by International Environmental Corporation in favor of ORIX Credit Alliance, Inc.

   10.32       Lease Agreement, dated March 7, 1988, between Northwest Financial
               Corporation and International Environmental Corporation

EXHIBIT NO.                                   DESCRIPTION                                      PAGE NO.
-----------                                   -----------                                      --------
   10.33       First Amendment, dated August 17, 1995, to Lease Agreement dated
               March 7, 1988, between Prime Financial Corporation and
               International Environmental Corporation

   10.34       Assignment, dated August 17, 1995, between Northwest Financial
               Corporation and Prime Financial Corporation

   10.35       Loan and Security Agreement, dated March 14, 1995, between
               International Environmental Corporation and MetLife Capital
               Corporation

   10.36 Lease Agreement, dated April 3, 1996, between Amplicon Financial and International Environmental Corporation

   10.37       Equipment Purchase and Security Agreement, dated February 1,
               1994, between U. S. Amada Ltd. and Climate Master, Inc. Climate
               Master has entered into three other Equipment Purchase and Security Agreements which are substantially identical in all material respects except the principal amount is $380,000, $88,000, and $330,000, respectively. Copies of each of the foregoing will be provided to the Commission upon request.

   10.38       Facility Letter, dated December 19, 1996, between Bank of New
               Zealand, Australia, and Total Energy Systems Limited

   10.39       Variation Letter, dated April 11, 1997, between Bank of New
               Zealand, Australia, and Total Energy Systems Limited

   10.40       Extension Letter, dated October 24, 1997, between Bank of New
               Zealand, Australia, and Total Energy Systems Limited

   10.41       Debenture Charge, dated March 7, 1995, between Total Energy
               Systems Limited and Bank of New Zealand. T.E.S. Mining Services
               Pty. Ltd. and Total Energy Systems (NZ) Limited are each parties to substantially identical Debentures, copies of which will be provided to the Commission upon request.

   10.42 Master Commercial Hire and Purchase Agreement (New South Wales), dated November 14, 1994, between G.E. Capital Australia Limited and Total Energy Systems Limited

   10.43 Master Commercial Hire Purchase Agreement (Western Australia), dated November 14, 1994, between G.E. Capital Australia Limited and Total Energy Systems Limited

   10.44       Master Commercial Hire Purchase Agreement (Queensland), dated
               November 14, 1994, between G.E. Capital Australia Limited and
               Total Energy Systems Limited

EXHIBIT NO.                                   DESCRIPTION                                           PAGE NO.
-----------                                   -----------                                           --------
   10.45       Anhydrous Ammonia Sales Agreement, dated May 28, 1997, to be effective January 1, 1997, between Koch Nitrogen Company and El
               Dorado Chemical Company is incorporated by reference from Exhibit
               10.1 to the Quarterly Report on Form 10-Q of LSB Industries,
               Inc., the parent of the Company, as filed on August 19, 1997.
               CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AS IT IS
               THE SUBJECT OF COMMISSION ORDER CF #5551, DATED SEPTEMBER 25,
               1997, GRANTING A REQUEST FOR CONFIDENTIAL TREATMENT UNDER THE
               FREEDOM OF INFORMATION ACT AND THE SECURITIES EXCHANGE ACT OF
               1934, AS AMENDED.

   10.46       Baytown Nitric Acid Project and Supply Agreement dated June 27,
               1997, by and among El Dorado Nitrogen Company, El Dorado Chemical
               Company and Bayer Corporation is incorporated by reference from
               Exhibit 10.2 to the Quarterly Report on Form 10-Q of LSB
               Industries, Inc., the parent of the Company, as filed on August
               19, 1997. CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN
               OMITTED AS IT IS THE SUBJECT OF COMMISSION ORDER CF #5551, DATED
               SEPTEMBER 25, 1997, GRANTING A REQUEST FOR CONFIDENTIAL TREATMENT
               UNDER THE FREEDOM OF INFORMATION ACT AND THE SECURITIES EXCHANGE
               ACT OF 1934, AS AMENDED.

   10.47       Services Agreement, dated June 27, 1997, between Bayer
               Corporation and El Dorado Nitrogen Company is incorporated by reference from Exhibit 10.3 to the Quarterly Report on Form 10-Q of LSB Industries, Inc., the parent of the Company, as filed on August 19, 1997. CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN
               OMITTED AS IT IS THE SUBJECT OF COMMISSION ORDER CF #5551, DATED
               SEPTEMBER 25, 1997, GRANTING A REQUEST FOR CONFIDENTIAL TREATMENT
               UNDER THE FREEDOM OF INFORMATION ACT AND THE SECURITIES EXCHANGE
               ACT OF 1934, AS AMENDED.

   10.48       Ground Lease dated June 27, 1997, between Bayer Corporation and
               El Dorado Nitrogen Company is incorporated by reference from
               Exhibit 10.4 to the Quarterly Report on Form 10-Q of LSB
               Industries, Inc., the parent of the Company, as filed on August
               19, 1997.

EXHIBIT NO.                                   DESCRIPTION                                  PAGE NO.
-----------                                   -----------                                  --------
   10.49       Participation Agreement, dated as of June 27, 1997, among El
               Dorado Nitrogen Company, Boatmen's Trust Company of Texas as
               Owner Trustee, Security Pacific Leasing Corporation, as Owner
               Participant and a Construction Lender, Wilmington Trust Company,
               Bayerische Landesbank, New York Branch, as a Construction Lender
               and the Note Purchaser, and Bank of America National Trust and
               Savings Association, as Construction Loan Agent is incorporated by reference from Exhibit 10.5 to the Quarterly Report on Form
               10-Q of LSB Industries, Inc., the parent of the Company, as filed on August 19, 1997. CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS
               BEEN OMITTED AS IT IS THE SUBJECT OF COMMISSION ORDER CF #5551,
               DATED SEPTEMBER 25, 1997, GRANTING A REQUEST FOR CONFIDENTIAL
               TREATMENT UNDER THE FREEDOM OF INFORMATION ACT AND THE SECURITIES
               EXCHANGE ACT OF 1934, AS AMENDED.

   10.50       Lease Agreement, dated as of June 27, 1997, between Boatmen's
               Trust Company of Texas as Owner Trustee and El Dorado Nitrogen
               Company is incorporated by reference from Exhibit 10.6 to the Quarterly Report on Form 10-Q of LSB Industries, Inc., the parent of the Company, as filed on August 19, 1997.

   10.51       Security Agreement and Collateral Assignment of Construction
               Documents, dated as of June 27, 1997, made by El Dorado Nitrogen
               Company is incorporated by reference from Exhibit 10.7 to the Quarterly Report on Form 10-Q of LSB Industries, Inc., the parent of the Company, as filed on August 19, 1997.

   10.52       Security Agreement and Collateral Assignment of Facility
               Documents, dated as of June 27, 1997, made by El Dorado Nitrogen
               Company and consented to by Bayer Corporation is incorporated by reference from Exhibit 10.8 to the Quarterly Report on Form 10-Q of LSB Industries, Inc., the parent of the Company, as filed on August 19, 1997.

   10.53       Union Contracts, dated August 5, 1995, by and between EDC and the
               Oil, Chemical and Atomic Workers, the International Association of Machinists and Aerospace Workers, and the United Steel Workers of America, dated November 1, 1995, is incorporated by reference from Exhibit 10.7 to LSB Industries, Inc.'s Form 10-K for the fiscal year ended December 31, 1995.

    12.1       Ratio of Earnings to Fixed Charges

    21.1       Subsidiaries of ClimaChem, Inc.

    23.1       Consent of Ernst & Young LLP

    23.2 Consent of Conner & Winters, A Professional Corporation (included in Exhibit 5.1)

    23.3       Consent of Corrs Chambers & Westgarth (included in Exhibit 5.2)

    23.4       Consent of McLean & Kerr (included in Exhibit 5.3)

EXHIBIT NO.                                   DESCRIPTION                                  PAGE NO.
-----------                                   -----------                                  --------
    23.5       Consent of Clyde & Co. (included in Exhibit 5.4)

    24.1 Powers of Attorney (included in signature pages to the Registration Statement)

    25.1       Statement of Eligibility of Trustee on Form T-1

    27.1       Financial Data Schedule

    99.1       Form of Letter of Transmittal

    99.2       Form of Notice of Guaranteed Delivery

    99.3       Form of Tender Instruction

    99.4       Exchange Agent Agreement, dated February ___, 1998, between Bank
               One, NA, as Exchange Agent, and each of the Registrants